SCHEDULE 14A
                                (RULE 14A-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION


 PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. 3)


      Filed by the registrant [X]

      Filed by a party other than the registrant [ ]

      Check the appropriate box:

      [X]   Preliminary proxy statement.

      [ ]   Definitive proxy statement.

      [ ]   Definitive additional materials.

      [ ]   Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

      [ ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).

                         UCI MEDICAL AFFILIATES, INC.
               (Name of Registrant as Specified in Its Charter)

Payment of filing fee (check the appropriate box):

      [ ] No fee required.

      [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
          0-11.

            (1) Title of each class of securities to which transaction applies:______________________________

            (2)   Aggregate number of securities to which transaction applies:
                  ______________________________________

            (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

            (4)   Proposed maximum aggregate value of transaction:______________
                  _______________________________________

            (5)   Total fee paid: ______________________________________________

      [X]   Fee paid previously with preliminary materials.   ($1,774 paid
                                                               -------------
            with February 24, 1998 filing.)
            ---------------------------------

      [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

            (1)   Amount Previously Paid: ______________________________________

            (2)   Form, Schedule or Registration Statement No.: ________________

            (3)   Filing Party: ________________________________________________

            (4)   Date Filed: __________________________________________________

              PRELIMINARY PROXY STATEMENT DATED OCTOBER 13, 1998



                         UCI MEDICAL AFFILIATES, INC.
                         1901 MAIN STREET, SUITE 1200
                        COLUMBIA, SOUTH CAROLINA 29201

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                   TO BE HELD ON TUESDAY, DECEMBER 1, 1998


TO THE STOCKHOLDERS OF UCI MEDICAL AFFILIATES, INC.:



      The Annual Meeting of Stockholders of UCI Medical Affiliates, Inc., a Delaware corporation ("UCI"), will be held on Tuesday, December 1, 1998 at 10:00 a.m., local time, at the Embassy Suites Hotel, 200 Stoneridge Drive, Columbia, South Carolina 29210 for the following purposes:



      A. In connection with the transaction in which UCI has acquired certain assets and assumed certain liabilities of MainStreet Healthcare Corporation ("MHC"), a Delaware corporation, UCI stockholders will be asked:

            1. To approve the issuance of shares of UCI common stock in connection with the transaction.

            2. To approve the issuance of warrants for the purchase of shares of UCI common stock in connection with a private placement of UCI common stock.

            3. To approve an amendment to the Amended and Restated Certificate of Incorporation of UCI to increase the authorized shares of UCI common stock from 10 million shares to 50 million shares.

      B. In connection with the Annual Meeting, UCI stockholders will be asked:

            1. To approve the election of three members of the UCI Board of Directors, each to hold office for a three-year term ending on the date of the annual meeting of stockholders in the year 2001 and until such director's respective successor shall have been duly elected and qualified.

            2. To approve the adoption of the UCI 1997 Stock Incentive Plan for officers, directors, employees and consultants.

            3. To approve an amendment to the Amended and Restated Certificate of Incorporation of UCI to give effect to a one-for-five reverse stock split.


            4. To ratify the appointment of Price Waterhouse LLP as the firm of independent auditors to audit the consolidated financial statements of UCI and its subsidiaries for the fiscal year ended September 30, 1998.


      C. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

      The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.


      Only stockholders of record of UCI common stock at the close of business on October 9, 1998 are entitled to notice of, and will be entitled to vote at, the Annual Meeting or any adjournment or postponement thereof.


                                       BY ORDER OF THE BOARD OF DIRECTORS


                                       M. F. McFarland, III, M.D.
                                       CHAIRMAN OF THE BOARD
                                       AND CHIEF EXECUTIVE OFFICER


October 29, 1998


      TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, WE URGE YOU TO COMPLETE, DATE AND SIGN THE ENCLOSED FORM OF PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. YOUR PROXY CAN BE WITHDRAWN BY YOU AT ANY TIME BEFORE IT IS VOTED.

                              -------------------

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED THE SHARES OF UCI COMMON STOCK TO BE ISSUED IN THE TRANSACTION, OR DETERMINED IF THIS PROXY STATEMENT IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



           The accompanying Proxy Statement is dated October 29, 1998, and was first mailed to stockholders on or about October 29, 1998.

                              TABLE OF CONTENTS

                                   SUMMARY


Proposals Relating to the Acquisition...................................1

Description of the Acquisition.................................... .....1

Annual Meeting Proposals................................................5

Record Date; Vote Required for Stockholder Approval of the Proposals....6

Recommendations to Stockholders.........................................6

Markets and Market Prices...............................................7

Selected Historical Financial Data of the Company.......................8

Selected Historical Financial Data of MHC...............................9

Selected Pro Forma Financial Data of the Company........................10



                                 RISK FACTORS



Financial Status of MHC.................................................11

Integration of Operations; Management of Growth.........................11

Dilution................................................................12

Resales of Common Stock.................................................13

Expected Nasdaq Delisting...............................................13



                               THE ACQUISITION



Description of the Acquisition..........................................15
      Background........................................................15
      Closing of the Acquisition........................................17
      Reasons for the Acquisition.......................................18
      Recommendation of the UCI Board...................................19
      Stockholder Approval..............................................19
      Expectation of Stockholder Approval...............................20
      Scheduling of Stockholder Approval................................20
      Fairness Opinion..................................................20
      Financing of the Acquisition......................................22
      Certain Federal Income Tax Matters................................23
      Accounting Treatment..............................................23
      Resales of Common Stock...........................................23
      Absence of Dissenters' Rights.....................................24
      Interests of Certain Persons in the Acquisition...................24

Description of the Agreements...........................................24
      Acquisition Agreement.............................................24
      Related  Agreements...............................................27
            Non-Solicit Agreements......................................27
            Registration Rights Agreement...............................27
            Stockholder Agreements......................................27


                      FINANCIAL AND BUSINESS INFORMATION


Market Price and Dividend Information...................................28

Description of MHC......................................................29

Unaudited Pro Forma Combined Condensed Financial Statements.............30


                              THE ANNUAL MEETING

Business to be Conducted at the Annual Meeting..........................33
      Proposals to be Voted Upon........................................33
      Date, Time and Place of Meeting...................................33

      Record Date.......................................................34
      Shares Outstanding and Entitled to Vote...........................34
      Voting and Revocation of Proxies..................................34
      Quorum............................................................34
      Vote Required.....................................................35
      Solicitation of Proxies and Expenses..............................35

Description of Proposals................................................36


Acquisition Proposals...................................................36
      Share Issuance and Warrant Issuance Proposals.....................36
      Authorized Capital Stock Proposal.................................36

Annual Meeting Proposals................................................36
      Election of Directors.............................................36
      1997 Incentive Plan Proposal......................................37
      Reverse Stock Split Proposal......................................41
      Ratification of Auditors Proposal.................................43

Directors and Executive Officers........................................44
      Directors ........................................................44
      Executive Officers................................................45
      Section 16(a) Beneficial Ownership Reporting Compliance...........45
      Board of Directors and Board Committees...........................45
      Executive Compensation............................................46
      Director Compensation.............................................48
      Employment Contracts..............................................48

Security Ownership of Certain Beneficial Owners and Management..........48

Certain Relationships and Related Party Transactions....................49


                            ADDITIONAL INFORMATION

Cautionary Statement Concerning Forward-Looking Statements..............53

Stockholder Proposals...................................................53

Other Matters...........................................................53

Annual and Quarterly Reports............................................53

Where You Can Find More Information.....................................54



                                  APPENDICES



APPENDIX A..............................................................A-1

APPENDIX B..............................................................B-1

APPENDIX C..............................................................C-1

                                   SUMMARY

      THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT, AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE PROPOSED TRANSACTION FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE TRANSACTION, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT AND THE DOCUMENTS TO WHICH WE HAVE REFERRED YOU. SEE "ADDITIONAL INFORMATION - WHERE YOU CAN FIND MORE INFORMATION."


      This Proxy Statement is being furnished to the holders of common stock, par value $0.05 per share (the "Common Stock"), of UCI Medical Affiliates, Inc., a Delaware corporation ("UCI"), in connection with the solicitation of proxies by the UCI Board of Directors (the "UCI Board") for use at the Annual Meeting of Stockholders of UCI to be held Tuesday, December 1, 1998 at 10:00 a.m., local time, at the Embassy Suites Hotel, 200 Stoneridge Drive, Columbia, South Carolina for the following purposes:



      o To approve certain proposals relating to the May 1998 acquisition (the "Acquisition") by UCI and certain of its affiliated entities of substantially all of the assets and certain of the liabilities of MainStreet Healthcare Corporation, a Delaware corporation ("MHC"), and its affiliated entities, and the funding of a portion of the Acquisition by UCI through the private placement of Common Stock, and

      o To approve certain proposals presented as part of the regularly scheduled Annual Meeting of Stockholders of UCI.

PROPOSALS RELATING TO THE ACQUISITION

      Three of the proposals stockholders are being asked to approve at the Annual Meeting relate to matters necessary for UCI to satisfy its obligations under agreements delivered at the closings of the Acquisition and the private placement of certain securities by UCI to finance the cash portion of the consideration exchanged in the Acquisition. Specifically, stockholders are being asked to approve the issuance by UCI of 2,901,396 shares of Common Stock to MHC following the Annual Meeting and the issuance by UCI of stock purchase warrants for the purchase of 300,000 shares of Common Stock to certain investors following the Annual Meeting. Also, because the number of shares of Common Stock authorized under the Amended and Restated Certificate of Incorporation of UCI (the "UCI Certificate") is not currently sufficient to accommodate the issuances of Common Stock identified above, stockholders are being asked to approve an amendment to the UCI Certificate to increase UCI's authorized shares of Common Stock from 10 million to 50 million shares.

DESCRIPTION OF THE ACQUISITION

      PARTIES TO THE ACQUISITION

      On May 13, 1998, UCI Medical Affiliates of Georgia, Inc. ("UCI-GA"), a wholly-owned subsidiary of UCI, and certain of its affiliated entities acquired substantially all of the assets and certain of the liabilities of MHC and its affiliated entities. MHC is a closely held corporation that prior to the Acquisition provided nonmedical management and administrative services for its network of 11 freestanding medical centers (the "MHC Centers") located in Georgia and Tennessee.

      UCI-GA was formed to acquire the assets and liabilities of MHC pursuant to the Acquisition and to provide nonmedical management and administrative services for the MHC Centers following the Acquisition. UCI Medical Affiliates of South Carolina, Inc. ("UCI-SC"), another wholly-owned UCI subsidiary, performs this same category of services for its network of freestanding medical centers (the "UCI Centers") located throughout South Carolina. All medical services at the UCI Centers are provided by Doctor's Care, P.A. ("DC-SC"), a professional corporation affiliated with UCI and UCI-SC.

      Prior to the Acquisition, in compliance with applicable laws governing the corporate practice of medicine, two professional corporations, MainStreet Healthcare Medical Group, P.C., Georgia ("MHC-GA") and MainStreet Healthcare Medical Group, P.C ., Tennessee ("MHC-TN", and collectively with MHC-GA, the "MHC-PCs") performed all medical services at the MHC Centers in Georgia and Tennessee, respectively. The MHC-PCs operated solely to fulfill the licensed medical provider responsibilities associated with the MHC Centers pursuant to administrative service agreements between each of the MHC-PCs and MHC.

      In connection with the Acquisition, two new professional corporations, Doctor's Care of Georgia, P.C. ("DC-GA") and Doctor's Care of Tennessee, P.C. ("DC-TN" and, collectively with DC-GA, the "UCI-PCs") were formed to acquire the assets of MHC-GA and MHC-TN, respectively, and to fulfill the licensed medical provider responsibilities associated with the MHC Centers acquired by UCI-GA in the Acquisition. These responsibilities, as well as various administrative, management and support functions, are currently carried out pursuant to an administrative services agreement between UCI-GA and each of the UCI-PCs.

      AS USED IN THIS PROXY STATEMENT, THE TERM "COMPANY" REFERS TO UCI, UCI-SC, UCI-GA, DC-SC, AND THE UCI-PCS, COLLECTIVELY.

      ACQUISITION AGREEMENTS

      The Acquisition was carried out pursuant to the terms of the Acquisition Agreement and Plan of Reorganization dated February 9, 1998, as amended on April 15, 1998 and May 7, 1998 (the "Acquisition Agreement"). This agreement is summarized in this Proxy Statement under the heading "The Acquisition - Description of the Agreements - Acquisition Agreement." The Acquisition also included the delivery of a Conditional Delivery Agreement, non-solicit agreements and a registration rights agreement, all of which are summarized in this Proxy Statement under the heading "The Acquisition Description of the Agreements."

      CLOSING OF THE ACQUISITION

      The closing of the Acquisition took place on May 13, 1998 and is being accounted for as of May 1, 1998. All of the transfers and exchanges identified below were completed and accounted for as of such dates. At the closing of the Acquisition, the following took place:

o MHC transferred to UCI-GA substantially all of the assets of MHC in exchange for the following:

      o assumption by UCI-GA of certain liabilities, including a $594,184 line of credit obligation and certain real property and equipment lease obligations of MHC; and

      o cash, note payable and a commitment to issue stock having an aggregate value of $8.14 million, exchanged as follows:

            o delivery of a cash payment of $450,000 to an escrow agent selected by MHC and the delivery to the escrow agent of a $800,000 promissory note of UCI-GA payable to the escrow agent, with such cash and the proceeds from the repayment of the note to be paid by the escrow agent to certain creditors of MHC; and

            o delivery of a Conditional Delivery Agreement pursuant to which UCI commits to issue 2,901,396 shares of Common Stock to the escrow agent subject to the receipt of stockholder approval for such issuance (such shares valued at $6.89 million using a value of $2.375 per share pursuant to the share price formula set forth in the Acquisition Agreement). At the Annual Meeting, stockholders of UCI will be asked to approve the issuance of such shares. See "Annual Meeting Proposals."

o The MHC-PCs transferred to the UCI-PCs all of the assets of the MHC-PCs in exchange for the following:

      o assumption by the UCI-PCs of the obligations of the MHC-PCs under employment agreements with medical service providers; and

      o     an  aggregate  cash  payment  of  $200  ($100  to  each of the two
            MHC-PCs).

      FINANCING THE ACQUISITION - THE PRIVATE PLACEMENT

      UCI financed the cash portion of the consideration exchanged in the Acquisition using a portion of the net proceeds received by UCI in a private placement (the "Private Placement") by UCI of $1.2 million of Common Stock (1.2 million shares) which closed on May 12, 1998. As placement agent and financial advisory services fees in connection with the Private Placement, UCI delivered a Conditional Delivery Agreement at the closing of the Private Placement pursuant to which UCI has agreed to issue warrants (the "Warrants") for the purchase of an aggregate of 300,000 shares of Common Stock subject to the receipt of stockholder approval for such issuance. At the Annual Meeting, stockholders of UCI will be asked to approve the issuance of the Warrants and the shares of Common Stock issuable upon their exercise. See "Annual Meeting Proposals."

      STOCKHOLDER APPROVAL REQUIREMENT

      Stockholders of UCI are not being asked at the Annual Meeting to approve or ratify the Acquisition or the Private Placement. Stockholder approval is being sought at the Annual Meeting to enable UCI to satisfy its obligations under agreements delivered at the closings of the Acquisition and the Private Placement. Specifically, as reflected above, under Conditional Delivery Agreements delivered at the closings of each of the Acquisition and the Private Placement, UCI has committed to issue 2,901,396 shares of Common Stock to an escrow agent and to issue Warrants for the purchase of 300,000 shares of Common Stock to certain parties who participated in the Private Placement. Because the aggregate number of such shares of Common Stock will exceed 20 percent of the number of outstanding shares of Common Stock prior to such issuances, rules and regulations of the National Association of Securities Dealers, Inc. (the "NASD") require that approval by UCI stockholders be received prior to the issuance of the Common Stock and the Warrants. Also, because such number of shares will exceed the existing number of shares authorized under the UCI Certificate, stockholder approval is being sought to make an appropriate amendment to the UCI Certificate to increase the authorized capital stock. Because the Common Stock and the Warrants were not actually issued at the closings of the Acquisition and the Private Placement, stockholder approval was not required for such closings to take place.



      The Conditional Delivery Agreement delivered at the closing of the Acquisition states that in the event the stockholders of UCI fail to approve any of the matters necessary to issue the shares to MHC as provided in the Acquisition Agreement, each of the parties, to the extent possible, is to be restored to its position held prior to the closing. In recognition of the fact that the Acquisition resulted in the integration of multiple business operations involving the combination of operating, accounting and software systems and departments, as well as various re-allocations of administrative management and staff, modifications and enhancements to support functions, and applicable adjustments in arrangements with third parties, the Conditional Delivery Agreement addresses the fact that it may not be possible to restore a party to the position it held prior to the closing of the Acquisition. In such event, the Conditional Delivery Agreement provides that should any party be unable to return to any other party any assets or liabilities originally transferred by such other party in the Acquisition, the party unable to fully return such assets or liabilities shall instead deliver a promissory note in principal amount equal to the excess of the fair market value of any assets not returned over the fair market value of any liabilities not returned. It is expected that the parties will resolve by mutual agreement the definitive amounts of any such promissory notes and the extent of any set-offs to be recognized. The notes will bear interest at the then prime rate, with all interest and principal due one month following the date of the note.

      EXPECTATION OF STOCKHOLDER APPROVAL

      M.F. McFarland, III, M.D., Chairman and Chief Executive Officer of UCI; D. Michael Stout, M.D., Executive Vice President of Medical Affairs for UCI; Stephen F. Serbin, M.D., Director of the Family Medical Division of DC-SC; Peter
J. Stahl, M.D., Assistant Director of the Family Medical Division of DC-SC; and two subsidiaries of Blue Cross Blue Shield of South Carolina ("BCBS") have indicated to UCI that each of them intends to vote the shares of Common Stock controlled by them in favor of each of the proposals relating to the Acquisition scheduled to be presented for stockholder approval at the Annual Meeting. In addition, each of these stockholders has executed a separate agreement with MHC in which each of them has agreed to vote shares held by such stockholder in favor of the proposals relating to the Acquisition and the Private Placement that will be presented for stockholder approval. None of such stockholders has any direct or indirect interest in the Acquisition other than as stockholders of UCI. As of the record date for the Annual Meeting, shares held by these stockholders represented approximately 54 percent of the outstanding Common Stock.


      ACCORDINGLY, IF EACH OF SUCH STOCKHOLDERS VOTES AS INDICATED, ALL OF THE PROPOSALS RELATING TO THE ACQUISITION AND THE PRIVATE PLACEMENT ARE ASSURED TO BE APPROVED, REGARDLESS OF THE VOTES THAT MAY BE CAST BY ANY OTHER HOLDERS OF COMMON STOCK ENTITLED TO VOTE.

      SCHEDULING OF STOCKHOLDER APPROVAL

      The timing of the Acquisition and the Private Placement made it convenient for UCI to seek stockholder approval for the issuance of the Common Stock and the Warrants at the Annual Meeting. The Annual Meeting had originally been scheduled to occur prior to the closing of the Acquisition and the Private Placement. However, in the context of various operational needs of both UCI and MHC which were to be addressed through the Acquisition, and the delays in the scheduling of the Annual Meeting as a consequence of the review of this Proxy Statement and related materials by the Securities and Exchange Commission (the "SEC"), the respective managements of both companies determined that the interests of the stockholders of both companies were better served by proceeding to close the Acquisition and the Private Placement in advance of the Annual Meeting. As discussed above, to ensure that UCI's commitment to issue the shares contemplated by the Conditional Delivery Agreement would be approved, MHC obtained the commitment of six stockholders of UCI holding votes sufficient to approve the issuance of the Common Stock to vote in favor of such issuance at the Annual Meeting. Prior to scheduling the closings, UCI also sought and received confirmation from the NASD that closing of the Acquisition and the Private Placement in advance of stockholder approval for the issuance of the Common Stock and the Warrants would not violate applicable NASD rules and regulations.


      BOARD APPROVAL

      The UCI Board believes the Acquisition was in the best interests of the Company and its stockholders. Included among the potential benefits considered by the UCI Board were the strategic value of a multi-state presence, competitive advantages gained by a larger medical provider base, and the economies of scale, operating efficiencies and other synergies available through consolidation with MHC.
      FAIRNESS OPINION

      In deciding to approve the Acquisition, the UCI Board considered, among other things, advice from Dr. Oliver G. Wood, Jr., an independent consulting economist. The UCI Board received an opinion from Dr. Wood that as of the date of his opinion the terms of the Acquisition were fair to UCI from a financial point of view. Dr. Wood's opinion is attached as Appendix A to this Proxy Statement. We encourage you to read it thoroughly.

      TAX TREATMENT

      For U.S. federal income tax purposes, no income, gain or loss will be recognized by UCI or the stockholders of UCI as a result of the Acquisition.


      ACCOUNTING TREATMENT

      The Acquisition is being accounted for as a purchase in accordance with generally accepted accounting principles.


      RESALES OF COMMON STOCK

      All of the shares of Common Stock issued in the Private Placement and all of the shares proposed to be issued pursuant to the Acquisition and upon exercise of the Warrants are considered "restricted securities" under federal and state securities laws. Consequently, the transferability of such shares by their holders is limited during the two years following the respective dates of their issuances, and will remain limited thereafter to the extent such shares are held by affiliates of UCI. To assist the holders of such shares in the public resale of such shares following their issuance, UCI has granted certain registration rights to MHC, MHC stockholders, the investors in the Private Placement and certain of the holders of the Warrants.

      ABSENCE OF DISSENTERS' RIGHTS

      UCI stockholders are not entitled under Delaware law to seek appraisal of their shares of Common Stock in connection with the Acquisition.

      RISK FACTORS

      For a description of certain things which you should consider in connection with your vote on the proposals relating to the Acquisition, in addition to the other information described in this document, see the disclosures in this Proxy Statement under the heading "Risk Factors."

ANNUAL MEETING PROPOSALS

      PROPOSALS TO APPROVE THE ISSUANCE OF SHARES AND WARRANTS

      Because the number of shares of Common Stock as to which UCI has committed to issue in connection with the Acquisition and the shares of Common Stock issuable upon exercise of the Warrants to be delivered in connection with the Private Placement will exceed 20 percent of the number of outstanding shares of Common Stock prior to such issuances, approval by UCI stockholders of the issuance of the Common Stock and the Warrants is required under the rules of the NASD.


      PROPOSAL TO INCREASE THE AUTHORIZED CAPITAL STOCK

      The UCI Certificate currently authorizes 10 million shares of Common Stock. The authorized capital stock proposal provides that the authorized shares of Common Stock will be increased to 50 million shares. Any authorized but unissued shares of Common Stock may be used by UCI for general corporate purposes, including for possible future acquisitions. To the extent required by applicable law, stockholder approval will be sought in advance of any such acquisitions. The increase in the authorized number of shares of Common Stock is necessary to complete the issuance of Common Stock in connection with the Acquisition and the issuance of the Warrants in connection with the Private Placement.


      ELECTION OF UCI DIRECTORS

      At the Annual Meeting, UCI stockholders will be asked to elect the following three director nominees: A. Wayne Johnson, Ashby M. Jordan, M.D. and John M. Little, Jr., M.D.

      PROPOSAL TO APPROVE THE 1997 STOCK INCENTIVE PLAN

      The UCI Board has approved the UCI 1997 Stock Incentive Plan. At the Annual Meeting, you will be asked to approve this plan.

      PROPOSAL TO APPROVE REVERSE STOCK SPLIT

      The UCI Board has approved a one-for-five reverse stock split which would result in one share of post-split Common Stock being received in exchange for each five presently issued and outstanding shares of Common Stock. To give effect to the split, the UCI Certificate is proposed to be amended to reduce by a factor of five the number of authorized shares of Common Stock and to increase by a factor of five the par value per share. UCI is presently authorized to issue 10 million shares of Common Stock, of which 7,299,245 shares of Common Stock were outstanding at the close of business on October 9, 1998. The principal effect of the proposed reverse stock split will be to decrease the number of authorized shares of Common Stock to 2 million shares (or 10 million shares if the proposal to increase the authorized capital in connection with the Acquisition is approved), to increase the par value per share to twenty-five cents ($0.25), and to decrease the number of outstanding shares of Common Stock to approximately 1,459,840. At the Annual Meeting, you will be asked to approve the amendment of the UCI Certificate to give effect to the reverse stock split.




PROPOSAL TO RATIFY AUDITORS


      UCI has appointed Price Waterhouse LLP as the independent auditors of the Company's consolidated financial statements for the fiscal year ended September 30, 1998. At the Annual Meeting, you will be asked to ratify this appointment.


RECORD DATE; VOTE REQUIRED FOR STOCKHOLDER APPROVAL OF THE PROPOSALS

      Only holders of record of Common Stock at the close of business on October 9, 1998 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. Common Stock is entitled to one vote per share on each matter that is presented for stockholder approval at the Annual Meeting.

      The proposals to issue shares of Common Stock to MHC pursuant to the Acquisition and to issue the Warrants (and the Common Stock issuable upon exercise of the Warrants) in connection with the Private Placement must be approved by the affirmative vote of the holders of a majority of the total votes cast on the proposals.

      The proposals to amend the UCI Certificate to increase the number of authorized shares of Common Stock and to give effect to a one-for-five reverse stock split must be approved by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock.

      The three nominees receiving the greatest number of votes cast (although not necessarily a majority of the votes cast) in the election of directors will be elected to the UCI Board.

      The proposal to approve the adoption of the UCI 1997 Stock Incentive Plan and the proposal to ratify auditors must each be approved by the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting.

RECOMMENDATIONS TO STOCKHOLDERS

      The UCI Board recommends, by the unanimous consent of all directors, that you vote FOR the proposals related to the Acquisition, FOR each of the amendments to the UCI Certificate, FOR each of the three nominees for director named in this Proxy Statement and FOR each of the other proposals being submitted to you.

MARKETS AND MARKET PRICES

      The Common Stock is traded on the Nasdaq SmallCap Market under the symbol "UCIA". For information regarding the historical market price of the Common Stock, see "Financial and Business Information - Market Price and Dividend Information."


      On February 12, 1998, the last trading day prior to the public announcement of the Acquisition, the Common Stock closed at $2.3125 per share. On October __, 1998, the last trading day before the printing of this Proxy Statement, the Common Stock closed at $____ per share.


      MHC is a privately held corporation, and there is no public trading market for its securities.

      UCI's executive offices are located at 1901 Main Street, Suite 1200, Columbia, South Carolina 29201 and its telephone number is (803) 252-3661. MHC's executive offices are located at 2370 Main Street, Tucker, Georgia 30084 and its telephone number is (770) 938-9355.

               SELECTED HISTORICAL FINANCIAL DATA OF THE COMPANY


      In the tables below, we provide you with selected historical financial data of the Company. We prepared this data using the consolidated financial statements of the Company. When you read this selected historical consolidated financial data, you should read the historical financial statements and accompanying notes that the Company has included in its Annual Report on Form 10-KSB/A for the year ended September 30, 1997 and its Quarterly Report on Form 10-QSB/A for the three and nine months ended June 30, 1998 (both of which Reports accompany this Proxy Statement).


      It is also important that you read the unaudited pro forma combined financial information and accompanying notes that we have included in this Proxy Statement under the heading "Financial and Business Information Unaudited Pro Forma Combined Condensed Financial Statements."


       SUMMARY CONSOLIDATED           NINE MONTHS ENDED      FISCAL YEAR ENDED
  STATEMENTS OF OPERATIONS DATA         JUNE 30, 1998       SEPTEMBER 30, 1997
 ------------------------------       -----------------     --------------------



Revenues .......................            $ 26,625,431           $ 27,924,772

Income (loss) from operations ..                (540,181)                54,684

Net income (loss) ..............              (1,360,388)               (83,726)


Net income (loss) per common and
common equivalent share (basic)                    (0.22)                 (0.02)

Weighted average common shares
and common share equivalents
outstanding (basic) ............               6,290,844              5,005,081









  SUMMARY CONSOLIDATED            JUNE 30,            SEPTEMBER 30,
   BALANCE SHEET DATA               1998                 1997
 --------------------            --------              -----------

Working capital ......          $ 3,615,627          $ 2,921,045

Total assets .........           33,662,837           20,863,532

Long-term debt, net...            8,095,793            6,920,470

Capital ..............           10,136,179            9,488,497

                  SELECTED HISTORICAL FINANCIAL DATA OF MHC

      In the table below, we provide you with selected historical financial data of MHC. We prepared this data using the consolidated financial statements of MHC. When you read this selected historical combined financial data, it is important that you read the historical financial statements of MHC and accompanying notes that we have included as Appendix C to this Proxy Statement.

      It is also important that you read the unaudited pro forma combined financial information and accompanying notes that we have included in this Proxy Statement under the heading "Financial and Business Information Unaudited Pro Forma Combined Condensed Financial Statements."



         SUMMARY CONSOLIDATED             FISCAL YEAR ENDED  FISCAL YEAR ENDED
     STATEMENTS OF OPERATIONS DATA         MARCH 31, 1998     MARCH 31, 1997
     -----------------------------       -----------------    ---------------




Revenues .............................   $  6,436,950       $   3,665,982

Income (loss) from operations.........     (3,311,679)         (1,318,509)

Net income (loss).....................     (3,949,195)         (1,569,273)


      Note: MHC was not required to, and did not, compute earnings per share.




    SUMMARY CONSOLIDATED
     BALANCE SHEET DATA             MARCH 31, 1998     MARCH 31, 1997
    -------------------             --------------     ---------------


Working capital...................   $ (2,663,403)    $     327,283

Total assets......................      4,706,262         5,795,876

Long-term debt, net...............        443,084           765,444

Total stockholders' deficit.......     (5,591,271)       (1,471,937)

                SELECTED PRO FORMA FINANCIAL DATA OF THE COMPANY
                                  (unaudited)

      In the table below, we attempt to illustrate the financial results that might have occurred if the Acquisition had been completed previously. Presented is combined statement of operations information for the Company for the nine months ended June 30, 1998 and the fiscal year ended September 30, 1997 as if the Acquisition and the Private Placement (as defined herein) had been completed on October 1, 1996.

      It is important to remember that this information is hypothetical, and does not necessarily reflect the financial performance that would have actually resulted if the Acquisition and the Private Placement had been completed on those dates. It is also important to remember that this information does not necessarily reflect future financial performance if the Acquisition and the Private Placement actually occur.

      Please see the information in this Proxy Statement under the heading "Financial and Business Information - Unaudited Pro Forma Combined Condensed Financial Statements" for a more detailed explanation of this analysis.



  SUMMARY PRO FORMA COMBINED                  NINE MONTHS ENDED      FISCAL YEAR ENDED
 STATEMENT OF OPERATIONS DATA                  JUNE 30, 1998        SEPTEMBER 30, 1997
 ---------------------------                  -----------------     -------------------

Revenues ..................................    $  30,374,87             $33,933,214
Income (loss) from operations .............      (1,445,533)             (2,302,180)
Net income (loss) .........................      (2,539,881)             (2,845,301)

Net income (loss) per common and
common  equivalent share (basic) ..........           (0.37)                  (0.30)
Weighted average common shares and
  common share equivalents outstanding.....       6,939,141               9,406,477



RISK FACTORS

      Each UCI stockholder should carefully consider and evaluate the following factors, among others, before voting.

FINANCIAL STATUS OF MHC

      MHC has experienced losses (aggregating approximately $5.7 million) and operating deficits since its inception in February 1996. UCI expects that the operations associated with the assets acquired in the Acquisition may continue to experience losses and require the infusion of substantial capital to build those operations to a profitable state. Although UCI management believes that the assets acquired from MHC in the Acquisition are valuable to the Company's operations and are expected to contribute to long-term profitability and enhanced stockholder value, there can be no assurance that such expectations can be realized or that UCI can achieve profitability as a consequence of the Acquisition.

      In addition, MHC continues to have various repayment obligations to its third-party creditors. As of May 1, 1998, the effective closing date of the Acquisition, these obligations totaled approximately $4 million. To the extent that MHC is unable to satisfy its obligations to such creditors, MHC could be forced to file for protection under applicable bankruptcy laws or could be placed into an involuntary bankruptcy proceeding by its creditors. In such event, the transfer of assets to UCI pursuant to the Acquisition could come under review of a bankruptcy trustee, who could seek to characterize the transfer in the Acquisition as a preference that could be set aside under applicable bankruptcy law, requiring UCI and MHC to reverse the transactions comprising the Acquisition. Pursuant to the Acquisition Agreement, MHC, the MHC-PCs and certain of the MHC stockholders have represented and warranted that they will not hinder, delay, defraud or avoid any obligation to any past, present or future creditor in the transactions contemplated by the Acquisition Agreement; that the consideration received by MHC and the MHC-PCs is more than a reasonably equivalent value in exchange for the transfer of the assets of MHC and the MHC-PCs; that each of MHC and the MHC-PCs is solvent and will not be rendered insolvent as a result of the transactions contemplated by the Acquisition Agreement; and that neither MHC nor any of the MHC-PCs has initiated, nor does it intend to initiate or expect to have initiated against it as debtor, any proceeding under federal or any state's bankruptcy, insolvency or similar laws. Additionally, MHC and the MHC-PCs have represented and warranted to UCI-GA that MHC and the MHC-PCs shall, as and when due, use their reasonable best efforts within eleven months after the closing of the Acquisition to pay all valid liabilities of MHC and the MHC-PCs which are not assumed by UCI-GA. The Company's remedy for any breach of the foregoing by MHC, the MHC-PCs or the MHC stockholders is subject to certain limitations which apply to all breaches of the Acquisition Agreement. See "The Acquisition - Description of Agreements Acquisition Agreement - Representations, Indemnifications and Holdback Shares." Although MHC has represented that it intends to satisfy its third-party creditor obligations following the Acquisition, in the event of a set-aside pursuant to applicable bankruptcy law, the expected benefits to UCI from the Acquisition would not be achieved and, subject to a possible recovery under the applicable indemnification provisions of the Acquisition Agreement, the transaction costs associated with the Acquisition would not be recoverable by UCI, thereby adversely affecting UCI's operations.

INTEGRATION OF OPERATIONS; MANAGEMENT OF GROWTH

      In determining that the Acquisition was in the best interests of the Company, the UCI Board addressed the cost savings, operating efficiencies, and other synergies that may result from the consummation of the Acquisition. The consolidation of functions and the integration of departments, systems and procedures following the Acquisition present significant management challenges requiring the dedication of management resources that may temporarily detract attention from the day-to-day business of the Company. The difficulties of assimilation may be increased by the necessity of coordinating geographically separated organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures. The process of combining the MHC assets may cause an interruption of, or a loss of momentum in, the Company's business, which could have an adverse effect on the revenues and operating results of the combined Company, at least in the near term. There can be no assurance that the combined entity will be able to retain all of its key management and other operating personnel or that the combined entity will realize any of the other anticipated benefits of the Acquisition.

DILUTION

      VOTING CONTROL


      Upon receipt of requisite stockholder approval, UCI has committed to issue 2,901,396 shares of Common Stock to a designated escrow agent in connection with the Acquisition and has committed to issue the Warrants for the purchase of up to 300,000 shares of Common Stock as placement agent and financial advisory services fees in connection with the Private Placement. Without giving effect to any other issuance of Common Stock by UCI following the closing of the Acquisition, such additional shares of Common Stock to be issued in connection with the Acquisition and pursuant to the exercise of the Warrants would represent, in the aggregate, approximately 24.7 percent of the number of shares of Common Stock outstanding immediately after the closing of the Acquisition. Accordingly, the contemplated issuance of shares in connection with the Acquisition and the exercise of the Warrants would have the effect of substantially reducing the percentage voting interest in UCI represented by a share of the Common Stock immediately prior to such share issuances.


      As of the Record Date for the Annual Meeting, Companion HealthCare Corporation ("CHC") and Companion Property and Casualty Company ("CP&C"), each a wholly-owned subsidiary of BCBS (individually, a "BCBS Subsidiary," and collectively, the "BCBS Subsidiaries"), own in the aggregate 2,624,623 shares, or approximately 36 percent, of the outstanding Common Stock. Under various agreements between UCI and the BCBS Subsidiaries (the "Anti-Dilution Agreements"), the BCBS Subsidiaries have the right at any time to purchase from UCI such number of shares of the voting stock of UCI as is necessary for BCBS and its affiliated entities, as a group, to maintain an aggregate ownership of 47 percent of the outstanding voting stock of UCI. To the extent either of the BCBS Subsidiaries exercises such right in conjunction with a sale of voting stock by UCI, the price to be paid by the BCBS Subsidiary is the average price to be paid by the other purchasers in such sale. Otherwise, the price is the average closing bid price of the UCI voting stock on the ten trading days immediately preceding the election by the BCBS Subsidiary to exercise its purchase rights. Consequently, to the extent any of the BCBS Subsidiaries elect to exercise any or a portion of their rights under the Anti-Dilution Agreements following the Private Placement and, if approved, the issuance of shares contemplated by the Acquisition and pursuant to the Warrants, the sale of shares of Common Stock to such BCBS Subsidiary will have the effect of further reducing the percentage voting interest in UCI represented by a share of the Common Stock immediately prior to such sale.


      The substantial ownership of Common Stock by the BCBS Subsidiaries, MHC and other affiliates of the Company following the Acquisition and the Private Placement will provide them with the ability to exercise substantial influence in the election of directors and other matters submitted for approval by the UCI stockholders. As a result, it may be difficult for other stockholders of UCI to successfully oppose matters which are presented by such entities for action by stockholders, or to take actions which are opposed by such entities. Such ownership may also have the effect of delaying, deterring or preventing a change in control of UCI without the consent of such entities. In addition, sales of Common Stock by such entities could result in another stockholder obtaining control over UCI.

      EARNINGS AND BOOK VALUE PER SHARE



      On a pro forma basis, the closing of the Acquisition and the Private Placement have a dilutive effect on earnings per share of UCI for the fiscal year ended September 30, 1997 (from $(0.02) per share to $(0.30) per share) and for the nine-month period ended June 30, 1998 (from $(0.22) per share to $(0.37) per share). These pro forma amounts are based on the assumptions reflected in the notes to the Unaudited Pro Forma Combined Condensed Financial Statements included elsewhere in this Proxy Statement and, consequently, may not be reflective of all of the actual cost savings or other synergies, if any, or the related expenses that may be realized or incurred by the Company as a result of the Acquisition and the

Private Placement. The extent of dilution to UCI stockholders with respect to future earnings per share and book value per share will depend on the actual results achieved by the Company following the Acquisition and the Private Placement as compared to the results that could have been achieved by the Company on a stand-alone basis over the same period in the absence of such transactions. No assurance can be given as to such future results, and, accordingly, as to whether the Acquisition and the Private Placement will ultimately be dilutive to UCI stockholders with respect to future earnings per share or book value per share.

RESALES OF COMMON STOCK


      Upon receipt of requisite stockholder approval, UCI has committed to issue 2,901,396 shares of Common Stock to a designated escrow agent in connection with the Acquisition and the Warrants for the purchase of up to 300,000 shares of Common Stock as placement agent and financial advisory services fees in connection with the Private Placement. In addition, 1,200,000 shares of Common Stock were issued to investors in the Private Placement. Without giving effect to any other issuance of Common Stock by UCI following the closing of the Acquisition, shares of Common Stock issued in the Private Placement and the shares that may be issued pursuant to the Acquisition and pursuant to the exercise of the Warrants would represent, in the aggregate, approximately 37 percent of the number of shares of Common Stock outstanding immediately after such share issuances. The shares issued in connection with the Private Placement and the shares UCI has committed to issue in connection with the Acquisition and pursuant to the Warrants are considered "restricted securities" under applicable securities laws, thereby limiting the resale of such shares into the public market, in the absence of an effective registration or exemption from such registration requirements. The holders of shares issued in the Private Placement have been granted registration rights which entitle such holders to have such shares registered for sale into the public market. Comparable registration rights are to be granted to the holders of the shares to be issued pursuant to the Acquisition and to the holders of the Warrants to be issued in connection with the Private Placement. To the extent that such holders do not exercise such registration rights, all of such shares will nevertheless become eligible for sale in the public market in accordance with the Securities and Exchange Commission's Rule 144 or Rule 145 one year following the closing of the Acquisition and the Private Placement, as applicable, with certain volume and manner of sale limitations continuing only for one year thereafter (except as to shares held by persons deemed to be affiliates of UCI). In addition, if the proposed amendments to the UCI Certificate are approved by the stockholders at the Annual Meeting, UCI will substantially increase the number of shares of Common Stock available for issuance. Sales of substantial amounts of Common Stock, or the availability of substantial amounts of Common Stock for future sale, could adversely affect the prevailing market price of the Common Stock.




EXPECTED NASDAQ DELISTING

      The Common Stock is currently listed for trading on the Nasdaq SmallCap Market. The continued trading of the Common Stock on the Nasdaq SmallCap Market is conditioned upon the Company meeting certain quantitative and qualitative requirements regarding assets, capital, earnings surplus, stock price and corporate governance features. During 1997, the NASD expanded the quantitative and qualitative listing criteria for all companies listed on the Nasdaq Stock Market and placed additional corporate governance listing standards on companies currently listed on the Nasdaq SmallCap Market. These new requirements for continued listing became effective as to the Company on February 23, 1998. On February 26, 1998, UCI was formally notified by the Nasdaq Stock Market that a review of its financial statements indicated that the Company was not in compliance with the new requirements for continued listing as a consequence of its failure to meet the requirement of at least $2 million in net tangible assets. Prior to the Acquisition, the Company submitted a proposed plan of compliance to the Nasdaq Stock Market indicating its proposed timetable for satisfying the new listing requirements, and following the closing of the Acquisition the Company notified the Nasdaq Stock Market of the Company's belief that it had achieved compliance with applicable listing requirements. On July 9, 1998, UCI was formally notified by the Nasdaq Stock Market that UCI's plan of compliance had not been accepted. UCI appealed the decision by the Nasdaq Stock Market, and a hearing was held on August 14, 1998 with respect to the appeal. As of the date of this Proxy Statement, the Company has not been informed as to the position of the Nasdaq Stock Market on the appeal. Delisting of the Common Stock is stayed pending final resolution of such appeal. As of June 30, 1998, after giving effect to the issuance of Common Stock contemplated in the Condtional
Delivery Agreement executed at the closing of the Acquisition, the amount of the Company's net tangible assets exceeded the applicable Nasdaq Stock Market $2 million net tangible assets requirement. As of the date of this Proxy Statement, however, the Company's net tangible assets are below the Nasdaq requirements. Consequently, the Company expects that the Common Stock will be delisted. To the extent that the Common Stock is delisted, trading in the Common Stock thereafter, if any, will likely be conducted in the over-the-counter market. As a consequence of such delisting, it is expected that stockholders of UCI will find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Common Stock. In addition, any such delisting will make the Common Stock substantially less attractive as collateral for margin and purpose loans, for investment by financial institutions under their internal policies or state legal investment laws, as consideration in the financing of future acquisitions of other medical practices by the Company, and for issuance by the Company in future capital raising transactions. Although following a delisting, the Common Stock may be eligible for quotation on the over-the-counter bulletin board, the Company is informed that the NASD may presently be considering higher standards for permitting quotations of securities on such bulletin board, thereby foreclosing this trading market to UCI stockholders as well.

                               THE ACQUISITION

DESCRIPTION OF THE ACQUISITION

      BACKGROUND

      The Company has experienced significant growth in the last few years as a result of acquisitions of medical practices. Management has sought to increase the Company's bargaining power with insurance payors and to lower operating costs through negotiated discounts on medical supplies by enhancing the Company's negotiating leverage through the clout associated with an expanding number of medical practices under the Company's control and an expanding number of medical providers employed by the professional corporations affiliated with UCI. In this regard, several out-of-state acquisition targets have been evaluated by the Company over the past few years.

      In the third calendar quarter of 1997, A. Wayne Johnson, Chairman and Chief Executive Officer of MHC, contacted M.F. McFarland, III, M.D., Chairman and Chief Executive Officer of UCI, to discuss the potential benefits of a combination of UCI and MHC. Mr. Johnson and Dr. McFarland had not met or had any discussions regarding a combination of the two companies prior to that time. Following their initial discussions, a determination was reached by the two executives to informally exchange information about their respective companies. In September 1997, several meetings took place among Dr. McFarland, Mr. Johnson, Jerry F. Wells, Jr., Executive Vice President of Finance and Chief Financial Officer of UCI, and Robert G. Riddett, Jr., President of MHC. During these meetings, the possible combination of UCI and MHC was discussed and analyzed at length in the context of both the existing operations of the respective companies and the potential growth and estimated synergies that could result.

      The content and findings from the September 1997 meetings were discussed with the UCI Board at its regularly scheduled September 1997 meeting in the context of potential growth opportunities and the enhancement of long-term value for the UCI stockholders.

      During October 1997, Dr. McFarland and Mr. Johnson authorized the continued exploration of combination possibilities at an expanded level, involving only a few members of senior management from each company. Thereafter, Mr. Wells notified Mr. Johnson of the kinds of additional information UCI would need to conduct more in-depth due diligence with respect to MHC. Following the receipt and review by UCI of this information from MHC, meetings among the top executive officers of UCI and MHC were held in October and November of 1997 to discuss and clarify the information provided, and to give UCI the opportunity to provide MHC with UCI's preliminary business plan and ideas for a possible acquisition of MHC by UCI.


      The two most in-depth meetings concerning the possible acquisition were held on October 16, 1997 at the corporate headquarters of MHC in Tucker, Georgia and on November 19, 1997 at the corporate offices of UCI in Columbia, South Carolina. Each of these two meetings were attended by Dr. McFarland and Mr. Wells of UCI and by Mr. Johnson and Mr. R. G. Riddett, President of MHC. At both of these meetings, each of the MHC operating facilities was discussed in detail (including the provider complement, provider contract issues, patient base, competition, growth potential, facility operating costs, equipment status, etc.). The proposed purchase price for the MHC assets was also discussed at both of these meetings. Mr. Johnson commenced these discussions by proposing a purchase price of approximately 1.9 times the annual revenue stream of MHC, primarily on the basis of his estimation of the attractiveness of the MHC markets. Dr. McFarland and Mr. Wells, however, proposed that approximately one times the annual revenue stream was closer to the industry average for a practice of the nature and size of that operated by MHC. Following additional negotiation, Messrs. Johnson, Wells and Dr. McFarland settled on a purchase price of approximately 1.3 times the annual revenue stream of MHC.


      Through a series of telephone conversations in November 1997, Dr. McFarland and Mr. Wells discussed with and recommended to the UCI Board that UCI pursue the acquisition of the MHC medical practices. As part of such conversations, Dr. McFarland and Mr. Wells reported to the UCI Board members on the course of negotiations related to the proposed acquisition, summarized the results of the due diligence that had been conducted on MHC, discussed the potential benefits and risks of the proposed acquisition, provided their respective views of the business and financial condition of MHC, and responded to questions from the directors.

      At the regularly scheduled December 1997 UCI Board meeting, results of due diligence to date, forecasts for combined operations, and purchase price negotiation details were presented by Dr. McFarland and Mr. Wells to the UCI Board. Following extensive deliberation, UCI's Board unanimously approved proceeding with the proposed acquisition of MHC in accordance with the objectives that had been set forth by UCI senior management.


      In January 1998, the UCI Board engaged the services of Dr. Oliver G. Wood, Jr., an independent consulting economist, to conduct a financial analysis of the proposed acquisition and to render an opinion as to the fairness of the proposed acquisition to UCI from a financial point of view. Dr. Wood was not engaged to, and did not, participate in the determination of the consideration to be paid by UCI in the proposed acquisition.


      At a meeting among Dr. McFarland, Mr. Wells and Mr. Johnson during the last week of January 1998, Mr. Wells informed Mr. Johnson that under NASD rules, UCI stockholder approval would be necessary to issue Common Stock to MHC as partial consideration in the proposed acquisition. To address the concern expressed at that meeting by Mr. Johnson over the uncertainty of UCI stockholder approval, Mr. Johnson required as a condition to MHC executing an acquisition agreement that Dr. McFarland and certain subsidiaries of BCBS (who at that time owned in the aggregate a majority of the outstanding Common Stock) execute agreements with MHC under which each stockholder committed to vote the stockholder's shares in favor of the issuance of Common Stock to MHC. Such agreements were executed on February 9, 1998.

      A letter of intent relating to the proposed acquisition was negotiated in the first week of February 1998 among top management officials of both companies, outside counsel and financial advisors. Over the course of the same period, Dr. McFarland and Mr. Wells continued to hold discussions with members of the UCI Board and provided board members with oral and written information regarding the proposed acquisition. The letter of intent and the form of a definitive acquisition agreement, including additional supporting agreements, was unanimously approved by the UCI Board in the first week of February 1998.

      On February 9, 1998, Dr. Wood delivered a written opinion to the effect that, as of that date and based on and subject to certain matters stated in his opinion, the proposed acquisition was fair from a financial point of view to UCI. On February 9, 1998, a definitive Acquisition Agreement was executed by UCI and MHC.

      During December of 1997, senior management of MHC provided the members of the Board of Directors of MHC (the "MHC Board") with information on the status of the discussions and negotiations with UCI and due diligence on UCI. A meeting of the MHC Board was held on February 6, 1998. Prior to that meeting, each director of MHC was provided with materials outlining and analyzing the proposed acquisition. At the meeting of the MHC Board, MHC senior management presented to the MHC Board the background of the proposed acquisition, the outline of the terms and conditions of the proposed acquisition, a financial analysis of the proposed acquisition, and the potential benefits and risks of the proposed acquisition. MHC senior management also responded to questions from directors. During the first week of February 1998, the MHC Board approved the form of a definitive purchase agreement and related documentation, subject to finalization by MHC management and its legal advisors.

      On February 13, 1998, UCI issued a press release announcing the Acquisition.


      On February 24, 1998, the Company filed with the Securities and Exchange Commission (the "SEC") its preliminary proxy statement relating to the Annual Meeting. During the first week of March 1998, the SEC notified the Company as to its timetable for reviewing the preliminary proxy statement. The Company determined that the proposed timetable for the review of its proxy statement by the SEC made it impracticable to obtain stockholder approval of the issuance of Common Stock in the Acquisition prior to March 31,

1998, the date originally contemplated by the parties for the closing of the Acquisition. As a consequence of various operational needs of the Company and MHC, the respective managements of both companies determined that it was in the best interests of both companies to close the Acquisition prior to the Annual Meeting, but to delay the actual delivery of Common Stock to MHC as contemplated in the Acquisition Agreement until after requisite stockholder approval for such issuance had been obtained at the Annual Meeting, all in accordance with applicable NASD rules. To address the revised structure of the Acquisition and the delay in delivery of the Common Stock portion of the purchase price, on April 15, 1998 the parties to the original Acquisition Agreement executed a First Amendment to the Acquisition Agreement. The Acquisition Agreement was further amended on May 7, 1998 upon the parties' execution of a Second Amendment which had the primary effect of changing the amounts of cash and the promissory note to be delivered by the Company at closing.


      Following the date of the second amendment to the Acquisition Agreement and continuing through the date of the closing of the Acquisition, UCI and MHC continued to meet to exchange information and to prepare for the anticipated consummation of the Acquisition.

      On May 12, 1998, UCI closed the Private Placement of 1,200,000 shares of Common Stock for net proceeds of approximately $1,074,000. A portion of these proceeds was necessary to satisfy the cash portion of the consideration exchanged by the Company in the Acquisition.

      CLOSING OF THE ACQUISITION

      The closing of the Acquisition took place on May 13, 1998 and is being accounted for as of May 1, 1998. All of the transfers and exchanges identified below were completed and accounted for as of such dates. At the closing of the Acquisition, the following took place:

o MHC transferred to UCI-GA substantially all of the assets of MHC in exchange for the following:

      o assumption by UCI-GA of certain liabilities, including a $594,184 line of credit obligation and certain real property and equipment lease obligations of MHC; and

      o cash, note payable and a commitment to issue stock having an aggregate value of $8.14 million, exchanged as follows:

            o delivery of a cash payment of $450,000 to an escrow agent selected by MHC and the delivery to the escrow agent of a $800,000 promissory note of UCI-GA payable to the escrow agent, with such cash and the proceeds from the repayment of the note to be paid by the escrow agent to certain creditors of MHC; and

            o delivery of a Conditional Delivery Agreement pursuant to which UCI commits to issue 2,901,396 shares of Common Stock to the escrow agent subject to the receipt of stockholder approval for such issuance (such shares valued at $6.89 million using a value of $2.375 per share pursuant to the share price formula set forth in the Acquisition Agreement). At the Annual Meeting, stockholders of UCI will be asked to approve the issuance of such shares. See "Annual Meeting Proposals."

o The MHC-PCs transferred to the UCI-PCs all of the assets of the MHC-PCs in exchange for the following:

      o assumption by the UCI-PCs of the obligations of the MHC-PCs under employment agreements with medical service providers; and

      o     an  aggregate  cash  payment  of  $200  ($100  to  each of the two
            MHC-PCs).

      REASONS FOR THE ACQUISITION

      The UCI Board and UCI senior management believe that the terms of the Acquisition are fair to, and in the best interests of, UCI and the UCI stockholders. In reaching its determination to approve the Acquisition, the UCI Board identified and analyzed the following factors and potential benefits, among others, relating to the Acquisition:

o alternatives for growth in the healthcare business, including internal development, which the UCI Board viewed as less advantageous due to UCI's limited development resources as well as the uncertainty of the success of such development efforts, none of which appeared to present the opportunity that an acquisition of MHC presented;

o the strategic value of further developing a multi-state presence for the Company;

o the competitive advantage gained by increasing the medical provider base in negotiating insurance reimbursement rates and discounts to medical supply costs;

o the expectation that the assets of MHC represented a complementary business and that the Acquisition would be viewed favorably by investors due to such complementary nature;

o the benefits of enjoying economies of scale by combining the two companies and eliminating certain duplications of overhead (The expected savings from the elimination of certain MHC overhead are estimated to range from $465,000 to $2 million annually.);
o information concerning the Company's and MHC's respective prospects, financial performance, financial condition, assets and operations;


o the financial terms of the Acquisition and its effect on future earnings;

o the opinion of Dr. Oliver G. Wood Jr. that the terms of the Acquisition were fair, from a financial point of view, to UCI, as well as the underlying financial analysis of Dr. Wood presented in connection with such opinion; and

o a review with UCI's outside legal counsel of the terms of the Acquisition Agreement and related agreements.


      Following its deliberations concerning such factors, the UCI Board concluded that the Acquisition may increase the long-term prospects of the Company for continued growth, may increase stockholder value and was in the best interests of UCI and its stockholders from both a financial and strategic perspective. The timing of the discussions between UCI and MHC which led to the Acquisition was a consequence of the election by the Chief Executive Officer of MHC to initiate contact with UCI in the third quarter of 1997 as disclosed above. The election by the respective managements of UCI and MHC to proceed with the closing of the Acquisition was based on their observations regarding the expected advantages of the Acquisition and the absence of any compelling basis on which to delay the closing.

      The UCI Board also considered a variety of potentially negative factors in its deliberations concerning the Acquisition, including: (i) the possible dilutive effect of the issuance of Common Stock in the Acquisition; (ii) the charges expected to be incurred in connection with the Acquisition, including the transaction costs and costs of integrating the businesses of the companies;
(iii) the risk that, despite the efforts of the combined company, key personnel of MHC may not be retained by the Company and the MHC assets may continue to be unprofitable; and (iv) the risk that other benefits sought to be obtained by the Acquisition might not be obtained.

      The financial condition of MHC (including its losses to date) was considered by both UCI management and the UCI Board whose members evaluated this factor in conjunction with the potential cost savings expected to be achieved by the elimination of certain duplications of overhead following the proposed acquisition. An estimate of approximately $100,000 in related costs of the acquisition (including professional, legal and accounting fees) was presented to the UCI Board by UCI management.

      In view of the wide variety of factors, both positive and negative, considered by the UCI Board, the UCI Board did not find it practical to, and did not quantify or otherwise assign relative weights to the specific factors considered. In its deliberations, the UCI Board also did not undertake to segregate its analysis of any one factor or a group of factors from the context of all factors under consideration, nor did individual members express how their conclusion as to any single factor or group of factors affected or was otherwise relevant to that member's decision. In addition, individual members of the UCI Board may have given different weights to the various factors considered.

      RECOMMENDATION OF THE UCI BOARD

      The UCI Board has approved the Acquisition Agreement and the transactions contemplated by the Acquisition Agreement by the unanimous consent of all directors and has determined that the terms of the Acquisition Agreement and related agreements are fair to, and that the Acquisition is in the best interests of, UCI and its stockholders and, therefore, recommends that the holders of common stock vote FOR the proposals relating to the Acquisition.

            YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

      STOCKHOLDER APPROVAL

      Stockholders of UCI are not being asked at the Annual Meeting to approve or ratify the Acquisition or the Private Placement. Stockholder approval is being sought at the Annual Meeting to enable UCI to satisfy its obligations under agreements delivered at the closings of the Acquisition and the Private Placement. Specifically, under Conditional Delivery Agreements delivered at the closings of each of the Acquisition and the Private Placement, UCI has committed to issue 2,901,396 shares of Common Stock to an escrow agent and to issue Warrants for the purchase of 300,000 shares of Common Stock to certain parties who participated in the Private Placement. Because the aggregate number of such shares of Common Stock will exceed 20 percent of the number of outstanding shares of Common Stock prior to such issuances, rules and regulations of the NASD require that approval by UCI stockholders be received prior to the issuance of the Common Stock and the Warrants. Also, because such number of shares will exceed the existing number of shares authorized under the UCI Certificate, stockholder approval is being sought to make an appropriate amendment to the UCI Certificate to increase the authorized capital stock. Because the Common Stock and the Warrants were not actually issued at the closings of the Acquisition and the Private Placement, stockholder approval was not required for such closings to take place.


      The Conditional Delivery Agreement delivered at the closing of the Acquisition states that in the event the stockholders of UCI fail to approve any of the matters necessary to issue the shares to MHC as provided in the Acquisition Agreement, each of the parties, to the extent possible, is to be restored to its position held prior to the closing. In recognition of the fact that the Acquisition resulted in the integration of multiple business operations involving the combination of operating, accounting and software systems and departments, as well as various re-allocations of administrative management and staff, modifications and enhancements to support functions, and applicable adjustments in arrangements with third parties, the Conditional Delivery Agreement addresses the fact that it may not be possible to restore a party to the position it held prior to the closing of the Acquisition. In such event, the Conditional Delivery Agreement provides that should any party be unable to return to any other party any assets or liabilities originally transferred by such other party in the Acquisition, the party unable to fully return such assets or liabilities shall instead deliver a promissory note in principal amount equal to the excess of the fair market value of any assets not returned over the fair market value of any liabilities not returned. It is expected that the parties will resolve by mutual agreement the definitive amounts of any such promissory notes and the extent of any set-offs to be recognized. The notes will bear interest at the then prime rate, with all interest and principal due one month following the date of the note.

      EXPECTATION OF STOCKHOLDER APPROVAL

      As noted above, on February 9, 1998 M.F. McFarland, III, M.D., Chairman and Chief Executive Officer of UCI, and two subsidiaries of Blue Cross Blue Shield of South Carolina ("BCBS") executed separate agreements with MHC in which each of them has agreed to vote shares held by such stockholder in favor of the proposals relating to the Acquisition and the Private Placement that will be presented for stockholder approval. Following the execution of such agreements, it became necessary to move the record date for the Annual Meeting to a date following the closing of the Private Placement. Because the shares held by these three stockholders were no longer sufficient as of the rescheduled Record Date to ensure stockholder approval of the proposals relating to the Acquisition, in late July 1998 MHC obtained separate agreements with each of D. Michael Stout, M.D., Executive Vice President of Medical Affairs for UCI; Stephen F. Serbin, M.D., Director of the Family Medical Division of DC-SC; and Peter J. Stahl, M.D., Assistant Director of the Family Medical Division of DC-SC, in which each of them has agreed to vote his shares in favor of the Acquisition proposals. As of the record date for the Annual Meeting, shares held by these stockholders represented approximately 54 percent of the outstanding Common Stock.

      ACCORDINGLY, IF EACH OF SUCH STOCKHOLDERS VOTES AS INDICATED, ALL OF THE PROPOSALS RELATING TO THE ACQUISITION AND THE PRIVATE PLACEMENT ARE ASSURED TO BE APPROVED, REGARDLESS OF THE VOTES THAT MAY BE CAST BY ANY OTHER HOLDERS OF COMMON STOCK ENTITLED TO VOTE.


      SCHEDULING OF STOCKHOLDER APPROVAL

      The timing of the Acquisition and the Private Placement made it convenient for UCI to seek stockholder approval for the issuance of the Common Stock and the Warrants at the Annual Meeting. The Annual Meeting had originally been scheduled to occur prior to the closing of the Acquisition and the Private Placement. However, in the context of various operational needs of both UCI and MHC which were to be addressed through the Acquisition, and the delays in the scheduling of the Annual Meeting as a consequence of the review of this Proxy Statement and related materials by the SEC, the respective managements of both companies determined that the interests of the stockholders of both companies were better served by proceeding to close the Acquisition and the Private Placement in advance of the Annual Meeting. As discussed above, to ensure that UCI's commitment to issue the shares contemplated by the Conditional Delivery Agreement would be approved, MHC obtained the commitment of six stockholders of UCI holding votes sufficient to approve the issuance of the Common Stock to vote in favor of such issuance at the Annual Meeting. Prior to scheduling the closings, UCI also sought and received confirmation from the NASD that closing of the Acquisition and the Private Placement in advance of stockholder approval for the issuance of the Common Stock and the Warrants would not violate applicable NASD rules and regulations.

      FAIRNESS OPINION

      Dr. Oliver G. Wood, Jr. has delivered his opinion to the effect that the terms of the Acquisition are fair to UCI from a financial point of view.


      The full text of the written opinion of Dr. Wood, dated February 9, 1998, is attached as Appendix A to this Proxy Statement and describes the assumptions made, matters considered and limits on the review undertaken. UCI stockholders are urged to read the opinion in its entirety. Dr. Wood's written opinion is addressed to the UCI Board, is directed only to the fairness, from a financial point of view, of the terms of the Acquisition to UCI, and does not constitute a recommendation of the Acquisition over other courses of action that may have been available to UCI or constitute a recommendation to any holder of Common Stock concerning how such holder should vote with respect to the proposals relating to the Acquisition. The summary of the opinion of Dr. Wood set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion.

      In arriving at his opinion, Dr. Wood (i) reviewed the terms and conditions of the Acquisition, including drafts of the Acquisition Agreement and agreements ancillary to the Acquisition Agreement; (ii) analyzed certain financial aspects of the Acquisition and consideration to be paid by UCI and UCI-GA in connection with the Acquisition, (iii) reviewed and analyzed publicly available historical business and financial information relating to UCI, as presented in documents filed with the Securities and Exchange Commission (the "SEC") as well as historical financial information relating to MHC provided to him by UCI and MHC; (iv) analyzed selected non-public financial and operating results of operations of UCI and MHC; (v) analyzed the financial conditions and prospects of UCI and MHC; (vi) reviewed and analyzed public information, including certain stock market data and financial information of selected companies with operating and financial characteristics similar to those of UCI and MHC; (vii) reviewed the trading history of the Common Stock, including such stock's performance in comparison to market indices and to selected companies with operating and financial characteristics similar to those of UCI; (viii) conferred with the management teams of UCI and MHC; (ix) reviewed public financial and transaction information relating to multiples paid in selected merger and acquisition transactions similar to the Acquisition or relevant portions thereof; and (x) conducted such other financial analyses and investigations as deemed necessary or appropriate for the purposes of his opinion. All material analyses conducted by Dr. Wood of which the Company is aware are described in this section of this Proxy Statement.


      In connection with his review, Dr. Wood assumed and relied on the accuracy and completeness of the information he reviewed for the purpose of his opinion and did not assume any responsibility for independent verification of such information or for any independent evaluation or appraisal of the assets of UCI or MHC. With respect to UCI's and MHC's non-public financial and operating data, Dr. Wood assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of UCI and MHC. Dr. Wood expressed no opinion with respect to such non-public financial and operating data or the assumptions on which they were based. Dr. Wood's opinion was necessarily based upon business, market, economic and other conditions as they existed on, and could be evaluated as of, the date of his opinion. Dr. Wood's opinion did not imply any conclusion as to the likely trading range of the Common Stock following the consummation of the Acquisition, which may vary depending on, among other factors, changes in interest rates, dividend rates, financial and operating performance of UCI market conditions, general economic conditions and other factors that generally influence the price of securities.


      Dr. Wood's analysis focused primarily upon the purchase prices and implied transaction multiples paid in selected merger and acquisition transactions involving physician practices. Included in the transactions relied upon by Dr. Wood were mergers and acquisitions involving InPhyNet Medical Management/MedPartners, Inc., AHI Healthcare Systems, Inc./FPA Medical Management, Inc., ReadiCare, Inc./HealthSouth Corp., Sterling Healthcare Group, Inc./FPA Medical Management, Inc., Caremark International, Inc./MedPartners, Inc. and Pacific Physician Services, Inc./MedPartners, Inc. The acquisition value-to-target net sales multipliers of the indicated transactions ranged from 0.754:1 to 1.992:1. The weighted average acquisition value-to-target net sales multiplier of the indicated transactions was 1.017:1. Also considered by Dr. Wood were the acquisition value-to-target net sales multipliers for the pending HealthSouth Corp./Company Doctor acquisition (1.74:1) and the weighted average acquisition value-to-target net patient revenue multiplier for six recently completed physician practice acquisitions by the Company (0.823:1). Applying the same analysis, Dr. Wood calculated an acquisition value-to-target net patient revenue multiplier for the Acquisition of 1.31:1. In making his evaluation, Dr. Wood also considered certain other factors, including, among other things, the changing dynamics of the medical care consumer price index and its reflection of competitive pressures in the healthcare industry, the potential for various synergies and cost reductions in consolidation of selected marketing, operations and administrative activities of the Company and MHC, the potential for growth in certain geographic areas of MHC and various risks associated with the Acquisition.



      No company used in the comparable transaction analyses conducted by Dr. Wood is identical to UCI or MHC, and no acquisition used in such analyses is identical to the Acquisition. Accordingly, any such analysis of the consideration to be paid by UCI in connection with the Acquisition involves complex considerations and judgments concerning differences in the potential financial and operating characteristics of the comparable companies and acquisitions and other factors in relation to the trading and acquisition values of the comparable companies.

      The preparation of a fairness opinion is not susceptible to partial analysis or summary description. Dr. Wood believes that his analyses and the summary set forth above must be considered as a whole and that selecting portions of his analyses and the factors considered by him, without considering all analyses and factors, could create an incomplete view of the processes underlying the analysis set forth in his opinion. Dr. Wood has not indicated that any of the analyses which he performed had a greater significance than any other.

      In determining the appropriate analyses to conduct and when performing those analyses, Dr. Wood made numerous assumptions with respect to industry performance, general business, financial, market and economic conditions and other matters, many of which are beyond the control of UCI and MHC. The analyses which Dr. Wood performed are not necessarily indicative of actual values of actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Dr. Wood's analysis of the fairness, from a financial point of view, to UCI of the terms of the Acquisition. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or any time in the future.

      Dr. Wood is engaged in the general business of providing valuations of businesses and securities in connection with private placements and valuations for corporations and other purposes. Dr. Wood was engaged by UCI primarily because of his regional reputation in performing valuations and financial analyses of the kind provided in connection with the Acquisition. Prior to the engagement of Dr. Wood by UCI in connection with the matters discussed above, neither UCI, MHC nor any affiliate of such companies had any material relationship with Dr. Wood.

      UCI entered into an agreement with Dr. Wood pursuant to which Dr. Wood agreed to act as UCI's financial advisor in connection with the Acquisition and to evaluate the fairness to UCI, from a financial point of view, of the terms of the Acquisition. As compensation for his services, Dr. Wood received $10,000, plus reimbursement of certain out-of-pocket expenses, payable without regard to the financial analyses presented or the conclusions reached in the opinion rendered.

      FINANCING OF THE ACQUISITION

      UCI engaged Allen & Company ("Allen") as its financial advisor to assist UCI in the private offering and sale of 1.2 million shares of Common Stock in the Private Placement which closed on May 12, 1998. The net proceeds to UCI from the sale of Common Stock in the Private Placement (after payment of related commissions and expenses) was approximately $1,074,000. UCI financed the cash portion of the consideration issued in the Acquisition using $450,000 of the net proceeds received by UCI in the Private Placement.


      For its financial advisory and placement agent services in connection with the Private Placement, Allen was paid a commission of $96,000 (8% of the aggregate purchase price in the Private Placement) and the Company committed to issue the Warrants for the purchase of 150,000 shares of Common Stock upon receipt of requisite stockholder approval at the Annual Meeting. The Warrants to be issued to Allen are to be exercisable at any time during their five-year term at a price per share of $1.00. In addition, the Company has committed to issue Warrants for the purchase of 150,000 shares of Common Stock to Laidlaw Global Securities, Inc. ("Laidlaw") for certain financial advisory services in connection with the Private Placement. The Warrants to be issued to Laidlaw are to be exercisable at any time during their five-year term at a price per share of $1.50.


       The shares of Common Stock and the Warrants issued in the Private Placement were issued pursuant to exemptions from the registration requirements of federal and state securities laws. Consequently, the transferability of such securities is restricted following the Private Placement. UCI has entered into a registration rights agreement with the investors in the Private Placement that provides the investors with certain registration rights. Upon issuance of the Warrants, UCI will enter into a similar registration rights agreement with Allen with respect to the Common Stock issuable upon exercise of the Warrants issued to Allen. See "Risk Factors - Dilution - Voting Control" and "Risk Factors - Resales of Common Stock."

      CERTAIN FEDERAL INCOME TAX MATTERS

      For U.S. federal income tax purposes, no income, gain or loss will be recognized by UCI or the stockholders of UCI as a result of the Acquisition.

      ACCOUNTING TREATMENT

      In accordance with generally accepted accounting principles, the Acquisition is being accounted for as a purchase of certain assets and an assumption of certain liabilities of MHC and its affiliated entities with the Company treated as the acquiror for accounting purposes in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations," as amended.


      Under EITF 97-2, the Company is consolidating the results of the affiliated medical practices of the MHC-PCs acquired in the Acquisition by the UCI-PCs with those of the Company. Consolidation is required by EITF 97-2 as a consequence of the nominee shareholder arrangement that exists with respect to each of the UCI-PCs.



      Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

      RESALES OF COMMON STOCK

      All shares of Common Stock that were issued in the Private Placement and all shares of Common Stock that may be issued in connection with the Acquisition and pursuant to the exercise of the Warrants are, or upon issuance will be, deemed to be "restricted securities" as that term is defined in Rule 144 under the Securities Act of 1933, as amended (the "1933 Act"). As a consequence, such shares may not be sold, pledged or otherwise transferred by the stockholders receiving such shares except in transactions permitted by the resale provisions of Rule 145 under the 1933 Act (with respect to shares issued in the Acquisition) and Rule 144 under the 1933 Act (with respect to persons purchasing such shares in the Private Placement and persons who are or become affiliates of
UCI), or as otherwise permitted under the 1933 Act. See "Risk Factors - Resales of Common Stock."

       In general, under Rule 145 (with respect to shares received in the Acquisition) and Rule 144 (with respect to shares received in the Private Placement or purchased upon exercise of the Warrants) during the first year following the issuance of the shares, any person receiving shares of Common Stock in any of such transactions will be able to sell or otherwise transfer such shares only pursuant to an effective registration statement under the 1933 Act or in compliance with an exemption from the registration requirements of the 1933 Act. During the second year following the receipt of such shares, such person will be entitled to sell such shares only through unsolicited "brokers' transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144. Additionally, the number of shares to be sold by such person (together with certain related persons) within any three-month period for the purposes of Rule 144 and Rule 145 cannot exceed the greater of one percent of the outstanding shares of Common Stock or the average weekly trading volume of such stock during the four calendar weeks preceding such sale. Rules 144 and 145 will only remain available, however, if UCI remains current with its informational filings with the SEC under the Securities Exchange Act of 1934, as amended (the "1934 Act"). Two years after the issuance of shares in the Acquisition, the Private Placement, or upon exercise of the Warrants, as applicable, a stockholder who received Common Stock in such transaction will be able to sell such Common Stock without such manner of sale or volume limitations, provided that UCI has been current with its 1934 Act informational filings and such person has not been an affiliate of UCI for at least three months prior to such sale. Persons who may be deemed to be affiliates of UCI generally include individuals or entities that control, are controlled by, or are under common control with, UCI, and may include certain officers and directors of UCI as well as principal stockholders of UCI.

      In order to help assure compliance with Rule 144 and Rule 145 under the 1933 Act, each purchaser in the Private Placement signed, and each of MHC and its stockholders will be required to sign prior to the issuance to any of them of shares of Common Stock, an agreement providing that such person or entity will not transfer any Common Stock received in the respective transaction except in compliance with the 1933 Act, and a restrictive legend referencing such transfer restrictions will be placed on the reverse side of certificates representing such shares.

      Under the terms of various registration rights agreements, the investors in the Private Placement, Allen, MHC and the MHC Stockholders have certain demand and piggyback registration rights pursuant to which they may require UCI, subject to certain terms and conditions, to register under the 1933 Act all or part of the Common Stock received or to be by such stockholders in connection with the Private Placement and the Acquisition and upon the exercise of the Warrants, as applicable. See "Description of the Agreements - Other Agreements - Registration Rights Agreement."

      ABSENCE OF DISSENTERS' RIGHTS


      UCI is incorporated in the State of Delaware, and accordingly, is governed by the provisions of the Delaware General Corporation Law (the "DGCL"). UCI stockholders are not entitled to appraisal rights under the DGCL with respect to the Acquisition. Approval of the stockholders of UCI is required under the DGCL to amend the UCI Certificate to increase the number of authorized shares of Common Stock, and is required under the rules and bylaws of the NASD for the issuance of Common Stock pursuant to the Conditional Delivery Agreement delivered at the closing of the Acquisition and for the issuance of the Warrants pursuant to the Conditional Delivery Agreement delivered at the closing of the Private Placement. Stockholder approval of neither the Acquisition nor the Private Placement themselves is required under the DGCL.



      INTERESTS OF CERTAIN PERSONS IN THE ACQUISITION


      Pursuant to the Acquisition Agreement, UCI agreed to undertake appropriate corporate action to have A. Wayne Johnson, Chairman and Chief Executive Officer of MHC, appointed to the UCI Board. The UCI Board has nominated Mr. Johnson as one of the three nominees in the election of directors at the Annual Meeting. To the extent Mr. Johnson is not elected as a director at the Annual Meeting, promptly following the Annual Meeting, the UCI Board is expected to vote to increase the size of the UCI Board from seven to eight members and to appoint Mr. Johnson to fill the vacancy created by the expansion in the number of directors. In the event Mr. Johnson is elected as a director at the Annual Meeting and the issuance of Common Stock pursuant to the Conditional Delivery Agreement delivered at the closing of the Acquisition is not approved by the UCI stockholders, thereby requiring the parties to the Acquisition to return, to the extent possible, to their postures held prior to the Acquisition, there is no arrangement or understanding currently in place or contemplated that would limit or otherwise restrict his service on the UCI Board for the full three-year term to which he is elected.



DESCRIPTION OF THE AGREEMENTS

      ACQUISITION AGREEMENT

      GENERAL

      The Acquisition Agreement (which includes as exhibits the Non-Solicit Agreements and the Registration Rights Agreement) is the legal document that governs the Acquisition. Pursuant to the terms of the Acquisition Agreement, UCI-GA acquired substantially all of the assets of MHC (the "MHC Assets") and the UCI-PCs acquired certain assets of the MHC-PCs (the "MHC-PC Assets"), all in exchange for the assumption by UCI-GA of certain liabilities of MHC (the "MHC Liabilities") and the payment of approximately $8.14 million in value, comprised of a combination of cash paid by UCI-GA and the UCI-PCs, a note payable of UCI-GA, and an agreement to issue UCI Common Stock. The closing of the Acquisition was completed on May 13, 1998, effective for accounting purposes as of May 1, 1998. 24

      THE DESCRIPTION IN THIS SECTION OF THE ACQUISITION AGREEMENT IS QUALIFIED BY REFERENCE TO THE FULL AGREEMENT WHICH HAS BEEN FILED AS AN EXHIBIT TO THE UCI CURRENT REPORT ON FORM 8-K FILED WITH THE SEC ON FEBRUARY 17, 1998, AS AMENDED BY FILING OF FORMS 8-K/A ON APRIL 20, 1998, MAY 28, 1998, JULY 24, 1998, AUGUST 13, 1998 AND OCTOBER 13, 1998. YOU CAN OBTAIN SUCH REPORTS BY FOLLOWING THE INSTRUCTIONS WE PROVIDE IN THIS PROXY STATEMENT UNDER THE HEADING "ADDITIONAL INFORMATION - WHERE YOU CAN FIND MORE INFORMATION."



      ASSETS PURCHASED AND LIABILITIES ASSUMED

      The MHC Assets included the MHC accounts receivable, machinery, furniture, furnishings, equipment, computer hardware and software, inventory, supplies, leasehold interests, other contract rights, permits, licenses and goodwill. Excluded from the MHC Assets were cash and cash accounts (other than any holdback amounts associated with MHC's line of credit, as described below), accounts receivable from employees, automobile leases, certain real property, and any furniture, equipment and software used at the MHC headquarters facility. Each of MHC and the MHC-PCs (collectively, the "Selling Entities") also transferred or otherwise assigned to the Company all of their rights to all corporate and trade names used by each of the Selling Entities or their divisions. All MHC Assets, with the exception of MHC's accounts receivable which were pledged in support of the MHC line of credit obligation, were conveyed free and clear of all liens and encumbrances.

      The MHC-PC Assets primarily included medical records and the rights under the various employment agreements with medical providers employed at the MHC Centers.

      The MHC Liabilities included the obligations of MHC under operating and capital equipment leases, the obligations of MHC under certain of its real property leases (or the obligations under new leases with similar terms), and the MHC line of credit obligation with Bank One, N.A. in the amount of $594,184. UCI-GA did not assume any other of the Selling Entities' obligations or liabilities, including current and long-term liabilities, contingent liabilities, medical malpractice claims, environmental claims, workers' compensation claims, and sales, income and payroll taxes.

      CONSIDERATION PAID IN THE ACQUISITION


      The aggregate purchase price for the MHC Assets was $8.14 million, plus the assumption of the MHC Liabilities, including the $594,184 line of credit obligation and lease obligations of MHC. Payment of the purchase price consisted in part of a cash payment by UCI-GA at closing of $450,000 to an escrow agent appointed by MHC and the delivery of a promissory note in the principal amount of $800,000 executed by UCI-GA in favor of the escrow agent. Such promissory note, as amended, bears interest at a rate of 6.5% per annum for the period May 1, 1998 through August 1, 1998, and interest at the rate of 10.5% thereafter until the note is paid in full, and such promissory note is due and payable on November 15, 1998. UCI guaranteed the promissory note. The purchase price received by the escrow agent is to be used to pay certain creditors of MHC identified to the escrow agent by MHC.



      The balance of the purchase price of the Acquisition consisted of the delivery to MHC at the closing of a Conditional Delivery Agreement (the "Conditional Delivery Agreement") by and between UCI, UCI-GA and MHC which requires UCI to issue to MHC 2,901,396 shares of Common Stock after the stockholders of UCI approve such issuance. Pursuant to the Acquisition Agreement, the price per share utilized to determine the number of shares of Common Stock to be issued to MHC was $2.375. The Conditional Delivery Agreement states that in the event the stockholders of UCI fail to approve any of the matters necessary to issue the shares to MHC as provided in the Acquisition Agreement, the parties are to undertake, to the extent possible, such actions as are necessary to restore the parties to their positions held prior to the closing of the Acquisition. In the event it is impossible to restore a party to its position held prior to closing, any deficiency is to be resolved by the exchanging of promissory notes among the parties.

      The purchase price for the MHC-PC Assets was $200 which was paid by the UCI-PCs to the MHC-PCs at the closing of the Acquisition.

      The purchase price was allocated among the MHC Assets pursuant to a letter provided by UCI-GA to MHC following the closing. In such allocation, the amount allocated to the fixed assets of the Selling Entities was determined by an appraisal firm selected by UCI-GA.



      TAX TREATMENT



      Although the parties believe that the purchase of the MHC Assets qualified as a tax-free reorganization under Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "Code"), the Company will not be responsible for assuring that the transaction so qualifies, and the Acquisition was not conditioned upon such qualification.

      COVENANTS

      Each of MHC and the MHC-PCs has agreed in the Acquisition Agreement not to compete with the Company anywhere within the states of South Carolina, Tennessee and Georgia for a period of three years after the closing. In addition, the holders of the Class B voting common stock of MHC (the "Class B Stockholders") executed a Non-Solicit Agreement attached as an exhibit to the Acquisition Agreement. See "Related Agreements - Non-Solicit Agreements."

      EMPLOYEES

      Each of the Selling Entities made available for employment by the Company all of each of the Selling Entities' employees, but the Company was not obligated to employ any particular employee. Each of the physician-employees, physician assistants and nurse practitioner employees of the Selling Entities (collectively, the "Medical Providers") executed, effective as of May 1, 1998, employment agreements with the UCI-PCs. All of the such employment agreements also include non-compete provisions which are consistent with such employee's non-compete agreements, if any, with MHC and the MHC-PCs, as applicable. MHC and the MHC-PCs will satisfy, and the Company will be protected against, all accrued employee benefits, severance, accrued vacation or other paid leave, and all obligations or liabilities to each of the employees of MHC and the MHC-PCs arising in connection with their employment by any of MHC and the MHC-PCs.



      REPRESENTATIONS, INDEMNIFICATIONS AND HOLDBACK SHARES

      The Acquisition Agreement contains certain customary comprehensive representations and warranties of the Selling Entities, the Class B Stockholders and the Company. The Acquisition Agreement also contains mutual indemnification provisions which are subject to the following limitations which apply to all claims for indemnification other than claims by the Company related to the Selling Entities' pending and threatened litigation: (a) a basket of $125,000, below which such indemnifying party will have no obligation for breaches of representations, warranties and certain covenants, but when exceeded will require payment of the first dollar of loss, (b) a general twelve-month survival period for indemnification for breaches of representations, warranties and certain covenants, and (c) a cap of $3 million for the total aggregate liability of the indemnifying parties for breaches of representations, warranties and certain covenants. Each Class B Stockholder is severally but not jointly liable for any other Class B Stockholder's breach of the Acquisition Agreement. Also, each Class B Stockholder's liability is limited to an agreed upon percentage of the indemnified party's total damages which approximates each Class B Stockholder's pro rata equity interest in MHC.

      To provide the Company additional security in the event a claim for indemnification by the Company arises, after the date of issuance of the shares of Common Stock to MHC pursuant to the Conditional Delivery Agreement, MHC will place into escrow 126,315 shares of Common Stock (the "Holdback Shares") for a period of one year. In the event ownership of the Holdback Shares is transferred to a stockholder of MHC upon the liquidation of MHC, or upon any other distribution by MHC, the Holdback Shares will remain in escrow as an asset of such stockholder of MHC. Subject to certain limitations described above, in the event a claim by the Company for indemnification arises, the Company may elect to recover such indemnification damages from the Selling Entities, the Class B Stockholders and the Holdback Shares, or any one or more of them.

      BOARD OF DIRECTORS

      In accordance with the Acquisition Agreement, the Company has nominated A. Wayne Johnson, Chairman and Chief Executive Officer of MHC, for election as a director at the Annual Meeting. To the extent permitted by law, as long as MHC or Penman Private Equity and Mezzanine Fund, L.P. ("Penman") is the holder or record of five percent or more the issued and outstanding Common Stock, a representative of Penman will be invited to attend, at Penman's expense, all meetings of the UCI Board.

RELATED  AGREEMENTS

      NON-SOLICIT AGREEMENTS

      Each of the Class B Stockholders entered into a non-solicit agreement with the Company which prohibits each of the Class B Stockholders for a period of two years after closing from soliciting or inducing any person employed by any of Selling Entities or the Company to terminate such person's contract of employment with such entity. In addition, each of the Class B Stockholders is obligated under a covenant in the Acquisition Agreement which prohibits each of the Class B Stockholders for a period of five years after closing from soliciting or inducing a certain senior management employee of the Selling Entities to terminate such senior management employee's contract of employment with the Company.

      REGISTRATION RIGHTS AGREEMENT

      Under the registration rights agreement between UCI, MHC and each of the MHC stockholders, UCI, upon written demand of the holders of at least 20 percent of the shares (the "Demand"), agrees to register on one occasion, all or any portion of the shares so requested to be registered. In addition, UCI grants to MHC and its stockholders certain "piggyback" registration rights, subject to standard underwriter cutbacks and company deferral for good cause. The registration rights terminate one year after the date of closing. Provided UCI receives the Demand within 30 days after the date of the issuance of the Common Stock to MHC, UCI will file with the SEC such registration statement within 60 days after the receipt of the Demand. UCI agrees to use its reasonable best efforts to cause such registration statement to become effective and to maintain its effectiveness for a period of nine months after its effective date.

      STOCKHOLDER AGREEMENTS

      As noted elsewhere in this Proxy Statement, each of M.F. McFarland III, M.D.; D. Michael Stout, M.D.; Stephen F. Serbin, M.D.; Peter J. Stahl, M.D.; CHC and CP&C have executed and delivered to MHC separate agreements to vote their shares of Common Stock at the Annual Meeting in favor of the transactions described in the Acquisition Agreement. As of the record date for the Annual Meeting, such stockholders held, in the aggregate, shares representing approximately 54 percent of the outstanding Common Stock. Accordingly, if such stockholders vote as indicated, each of the proposals relating to the Acquisition are assured to be approved, regardless of the votes that may be cast by any other holders of Common Stock entitled to vote. See "Description of the Acquisition - Expectation of Stockholder Approval."

                       FINANCIAL AND BUSINESS INFORMATION

MARKET PRICE AND DIVIDEND INFORMATION

      The Common Stock is traded on the Nasdaq SmallCap Market under the symbol UCIA. The prices set forth below indicate the high and low bid prices reported on the Nasdaq SmallCap Market for the indicated periods.

                                                   BID PRICE
                                                   ---------
                                            HIGH              LOW
                                          ---------       -------------

FISCAL YEAR ENDING SEPTEMBER 30, 1998

     1st quarter (10/01/97 - 12/31/97)     $3-1/4            $1-3/4
     2nd quarter (01/01/98 - 03/31/98)      2-1/2             2
     3rd quarter (04/01/98 - 06/30/98)      2-1/16            1-3/8
     4th quarter (07/01/98 - 09/30/98)      1.469             0.75

FISCAL YEAR ENDED SEPTEMBER 30, 1997

     1st quarter (10/01/96 - 12/31/96)      3-3/8             2-3/8
     2nd quarter (01/01/97 - 03/31/97)      3-3/8             2-1/2
     3rd quarter (04/01/97 - 06/30/97)      2-11/16           1-11/16
     4th quarter (07/01/97 - 09/30/97)      2-3/4             1-5/16

FISCAL YEAR ENDED SEPTEMBER 30, 1996

     1st quarter (10/01/95 - 12/31/95)      4-1/4             3-1/8
     2nd quarter (01/01/96 - 03/31/96)      5-1/8             3-1/4
     3rd quarter (04/01/96 - 06/30/96)      4                 3-1/4
     4th quarter (07/01/96 - 09/30/96)      3-3/4             2-7/8

FISCAL YEAR ENDED SEPTEMBER 30, 1995

     1st quarter (10/01/94 - 12/31/94)      3-1/8             1-1/2
     2nd quarter (01/01/95 - 03/31/95)      3-1/4             1-1/2
     3rd quarter (04/01/95 - 06/30/95)      3-3/8             2-1/4
     4th quarter (07/01/95 - 09/30/95)      3-1/4             1-3/4


      The foregoing quotations reflect inter-dealer prices without retail markup, markdown or commission and may not necessarily reflect actual transactions.


     On February 12, 1998, the last trading day prior to the public announcement of the Acquisition, the Common Stock closed at $2.3125 per share. On October 1998, the latest practicable trading day before the printing of this Proxy
Statement, the Common Stock closed at $    per share.

      As of the Record Date, there were 631 stockholders of record of Common Stock, excluding individual participants in security position listings.

      UCI has not paid cash dividends on the Common Stock since its inception and has no plans to declare cash dividends in the foreseeable future.

DESCRIPTION OF MHC


      Prior to the Acquisition, MHC provided nonmedical management and administrative services for its 11 MHC Centers located in Georgia and Tennessee (nine operating as MainStreet Healthcare in the Atlanta, Georgia area and two operating as Prompt Care in Knoxville, Tennessee). All medical services at the MHC Centers were provided by or under the supervision of the MHC-PCs which contracted with MHC to be the sole provider of all medical direction and supervision of the MHC Centers. Each of the MHC-PCs designated one of its licensed physicians as a medical director. The medical director was available for professional consultation by any of the healthcare providers concerning patient matters to ensure that quality medical care was provided at each patient encounter at the MHC Centers. The MHC-PCs were organized so that all physician services were offered by the physicians who were employed by the MHC-PCs. MHC did not employ practicing physicians as practitioners, exert control over their decisions regarding medical care or represent to the public that it offered medical services. MHC entered into administrative services agreements with the MHC-PCs for the performance by MHC of all financial functions (billings, collections, payables, payroll, etc.) and all administrative management and support functions (excluding, as required by state law, any functions involving the professional aspects of medical practice).


      The MHC Centers were and continue to be staffed by licensed physicians, other healthcare providers and administrative support staff. The medical support staff includes licensed nurses, certified medical assistants, laboratory technicians and x-ray technicians.

      Both before and following the Acquisition, the MHC Centers have continued to offer out-patient medical care, with and without appointment, for treatment of acute and episodic medical problems. The MHC Centers provide a broad range of medical services which would generally be classified as within the scope of family practice and occupational medicine. The medical services are provided by licensed physicians, nurses and auxiliary support personnel. The services that were and continue to be provided at the MHC Centers include, but are not limited to, the following:



o Routine care of general medical problems, including colds, flu, ear infections, hypertension, asthma, pneumonia and other conditions typically treated by primary care providers;

o Treatment of injuries, such as simple fractures, dislocations, sprains, bruises and cuts;

o Minor surgery, including suturing of lacerations and removal of cysts and foreign bodies;

o Diagnostic tests, such as x-rays, electrocardiograms, complete blood counts, urinalysis and various cultures; and

o Occupational and industrial medical services, including drug testing, workers' compensation and physical examinations.

      At any of the MHC Centers, a patient with a life-threatening condition would be evaluated by the physician, stabilized and immediately referred to a nearby hospital.

      The fees charged to a patient are determined by the nature of medical services rendered. The MHC Centers accept payment from a wide range of sources. These include patient payment at time of service (by cash, check or credit card), patient billing and assignment of insurance benefits (including Blue Cross Blue Shield, workers' compensation and other private insurance). Private pay billings represent the most significant source of revenues.

      As of the closing date of the Acquisition, MHC had 103 full-time equivalent employees and 20 part-time employees. Included in these numbers were 23 medical providers employed by the MHC-PCs.

      Attached as Appendix C to this Proxy Statement are the audited financial statements of MHC for the two fiscal years ended March 31, 1998 and MHC's management's discussion and analysis of financial condition and results of operations relating to such annual financial statements.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

      The following unaudited pro forma combined condensed financial statements (the "Condensed Statements") have been prepared to give effect to the Acquisition and the Private Placement. The purchase method of accounting was used to give effect to all transactions.

      The Condensed Statements reflect certain assumptions regarding the Acquisition and the Private Placement and are based on the historical consolidated financial statements of the respective entities. The financial information relating to UCI reflected in the Condensed Statements, including the notes thereto, is qualified in its entirety by reference to, and should be read in conjunction with, the audited financial statements and the unaudited interim financial statements, including the notes thereto, of UCI, which are incorporated by reference in this Proxy Statement. The Condensed Statements were prepared on the basis of such audited and unaudited financial statements of UCI, as well as the internal unaudited monthly financial statements of MHC as of and for each of the months in the twelve-month period ended September 30, 1997 and the internal unaudited monthly financial statements of MHC for each of the months in the seven-month period ended April 30, 1998.

      The pro forma combined condensed statements of operations combine UCI's historical results of operations for the nine months ended June 30, 1998 and the fiscal year ended September 30, 1997 with MHC's historical results of operations for the seven months ended April 30, 1998 and the twelve months ended September 30, 1997, respectively, giving effect to the Acquisition and the Private Placement as if they had occurred on October 1, 1996.

      The Condensed Statements are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations which would have actually been reported had the Acquisition occurred as of October 1, 1996, nor are the Condensed Statements necessarily indicative of future financial position or results of operations.


      Under EITF 97-2, the Company is consolidating the results of the affiliated medical practices of the MHC-PCs acquired by the UCI-PCs in the Acquisition with those of the Company. Such consolidation is required under EITF 97-2 as a consequence of the nominee shareholder arrangement that exists with respect to each of the UCI-PCs. In each case, the nominee (and sole) shareholder of the UCI-PC has entered into an agreement with UCI-GA which satisfies the requirements set forth in footnote 1 of EITF 97-2. Under each agreement, UCI-GA, in its sole discretion, can effect a change in the nominee shareholder at any time for a payment of $100 from the new nominee shareholder to the old nominee shareholder, with no limits placed on the identity of any new nominee shareholder and no adverse impact resulting to either UCI-GA or the UCI-PC resulting from such change.

      The Condensed Statements do not give pro forma effect to the acquisitions by UCI-SC, completed since October 1, 1996, of certain assets (including patient lists and goodwill) associated with the professional practices of the physicians and entities identified below:


Acquisition Date    Seller                                                    Acquisition Price

October 1, 1996     H. A. Langston, Jr., M.D., P.A.                              $   80,000
October 14, 1996    William J. Banner, Jr., M.D., F.A.A.F.P., A.M.E., P.A.           25,000
August 1, 1997      Springwood Lake Family Practice Center, P.A.                  2,271,250
September 1, 1997   Clifton J. Aycock, M.D.                                          45,000
September 9, 1997   Leif Martin Adams, D.O.                                         100,000
October 1, 1997     Progressive Therapy Services, P.A.                              550,720
October 1, 1997     Bar-Ed, Professional Corporation                                306,036
November 1, 1997    Marvin Dees, M.D.                                               259,536
March 1, 1998       Allan M. Weldon, M.D.                                           235,000


      Forms 8-K dated the respective acquisition dates and describing the acquisition transactions were filed by UCI with the SEC in connection with each of the acquisitions identified above. Forms 8-K/A which included historical and pro forma financial information with respect to each of the acquisitions were also filed by UCI with the SEC. You can obtain such reports by following the instructions we provide in this Proxy Statement under the heading "Additional Information - Where You Can Find More Information." In light of the existing public disclosure of each of these other acquisitions and consistent with the Company's objective of isolating for the reader of this Proxy Statement the pro forma impact of the Acquisition, the Company has elected not to reflect the pro forma impact of such other acquisitions in the Condensed Statements. The inclusion of such transactions in the Condensed Statements would have reflected a pro forma increase in revenues, operating and administrative costs, depreciation and amortization, and loss for the combined entity and a pro forma decrease in the operating margins for the combined entity.



       UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS AND
                             ACCUMULATED DEFICIT
                   FOR THE NINE MONTHS ENDED JUNE 30, 1998


                                               UCI            MHC
                                            (NINE MONTHS  SEVEN MONTHS
                                               ENDED         ENDED         PRO FORMA      PRO FORMA
                                            JUNE 30, 1998) APRIL 30,1998)  ADJUSTMENTS     COMBINED
                                            -------------  -------------  -------------  -----------
Revenue                                     $ 26,625,431   $ 3,749,440    $    ---       $30,374,871
Operating costs                               25,748,944     3,812,855     (236,250)(a)
                                                                           (112,500)(b)   29,213,049
                                            -------------  -------------  -------------  -----------
     Operating margin                            876,487       (63,415)     348,750        1,161,822

General and administrative expenses               66,817       827,895          ---          894,712
Depreciation and amortization                  1,349,851       149,955      197,837(c)
                                                                             15,000(d)     1,712,643
                                            -------------  -------------  -------------  -----------
Income (loss) from operations                   (540,181)   (1,041,265)      135,913      (1,445,533)
Interest expense, net                           (846,864)     (274,141)          ---      (1,121,005)
Gain (loss) on equipment                          27,215           ---           ---          27,215
                                            -------------  -------------  -------------  ------------
Income (loss) before income tax               (1,359,830)                                 (2,539,323)
Income tax benefit                                  (558)          ---       135,913            (558)
                                            -------------  -------------  -------------  ------------

Net income (loss)                           $ (1,360,388) $ (1,315,406)    $ 135,913    $ (2,539,881)
                                            =============  =============  =============  ============

Basic earnings (loss) per share                    (0.22)          --- (e)       ---           (0.37)
                                            =============  =============  =============  ============

Basic weighted average common
shares outstanding                             6,290,844           --- (e)       ---       6,939,141
                                            =============  =============  =============  ============

Diluted earnings (loss) per share                  (0.22)          --- (e)       ---           (0.37)
                                            =============  =============  =============  ============

Diluted weighted average
common shares outstanding                      6,309,164           --- (e)       ---       6,957,461
                                            =============  =============  =============  ============

      UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS AND
                             ACCUMULATED DEFICIT
                 FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1997


                                                    PRO FORMA       PRO FORMA
                              UCI          MHC     ADJUSTMENTS      COMBINED
                           ----------- ---------- --------------   ------------

Revenue
                         $ 27,924,772  $ 6,008,442 $        ---   $ 33,933,214
Operating costs            26,466,294    6,790,444     (315,000)(a)
                                                       (150,000)(b) 32,791,738
                           -----------  ---------- --------------   ------------
  Operating margin          1,458,478     (782,002)     465,000      1,141,476

General and administrative
expenses                      153,445    1,420,580          ---      1,574,025
Depreciation and
amortization                1,250,349      335,499      263,783 (c)
                                                         20,000 (d)  1,869,631
                           -----------  ---------- --------------   ------------
Income (loss) from
operations                     54,684   (2,538,081)     181,217     (2,302,180)

Interest expense, net        (812,749)    (273,721)         ---     (1,086,470)
Gain (loss) on equipment        8,809     (130,990)         ---       (122,181)
                           -----------  ---------- --------------   ------------
Income (loss) before
income tax                   (749,256)  (2,942,792)     181,217     (3,510,831)
Income tax benefit            665,530          ---          ---        665,530
                           -----------  ---------- --------------   ------------

Net income (loss)          $  (83,726) $(2,942,792)  $  181,217    $(2,845,301)
                           ===========  ========== ==============   ============

Basic earnings (loss) per
share                      $     (.02)        ---(e)        ---    $     (0.30)
                           ===========  ========== ==============   ============

Basic weighted average
common shares
outstanding                 5,005,080         ---(e)        ---      9,406,477
                           ===========  ========== ==============   ============
Diluted earnings (loss)
per share                  $     (.02)        ---(e)        ---    $     (0.30)
                           ===========  ========== ==============   ============
Diluted weighted average
common shares outstanding   5,022,736         ---(e)        ---      9,424,133
                           ===========  ========== ==============   ============

     NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

(a) Net decrease in salaries paid to former corporate officers is $236,250 for nine months and $315,000 annually.

(b) Net decrease in salaries for clinic based administrative personnel is $112,500 for nine months and $150,000 annually.

(c) Amortization of goodwill on a straight line basis over 15 years is $197,837 for nine months and $263,783 annually.

(d) Net increase in amortization expense related to building improvements in leased real estate is $15,000 for nine months and $20,000 annually.

(e) As a privately held corporation, MHC was not required to, and did not, compute earnings per share.

                              THE ANNUAL MEETING

BUSINESS TO BE CONDUCTED AT THE ANNUAL MEETING

      PROPOSALS TO BE VOTED UPON

      This Proxy Statement is furnished to holders of Common Stock in connection with the solicitation of proxies by the UCI Board for use at the Annual Meeting of Stockholders of UCI to be held for the purposes described in this Proxy Statement. Each copy of this Proxy Statement mailed to a holder of Common Stock is accompanied by a form of proxy for use at the Annual Meeting. There are two sets of proposals - one set relates to the Acquisition and the other set relates to general business in connection with the Annual Meeting.

      ACQUISITION PROPOSALS

      UCI stockholders will be asked at the Annual Meeting to approve the following proposals which relate to the Acquisition:

            1. Issuance of shares of Common Stock in connection with the Acquisition (the "Share Issuance Proposal").

            2. Issuance of the Warrants in connection with the Private Placement, including the shares of Common Stock underlying the Warrants (the "Warrant Issuance Proposal").

            3. Amendment of Article Fourth of the UCI Certificate to increase the authorized shares of Common Stock from 10 million shares to 50 million shares (the "Authorized Capital Stock Proposal").

      ANNUAL MEETING PROPOSALS

      In connection with the Annual Meeting, UCI stockholders will be asked:

            1. To elect three members of the UCI Board, each to hold office for a three-year term ending on the date of the annual meeting of stockholders in the year 2001 and until such director's respective successor shall have been duly elected and qualified.

            2. To approve the adoption of the UCI Medical Affiliates, Inc. 1997 Stock Incentive Plan for officers, directors, employees and consultants of UCI and its subsidiaries (the "1997 Incentive Plan Proposal").

            3. To approve an amendment of the UCI Certificate to give effect to a one-for-five reverse stock split of the Common Stock (the "Reverse Stock Split Proposal").

            4. To ratify the appointment of Price Waterhouse LLP as the firm of independent auditors to audit the consolidated financial statements of the Company for the fiscal year ended September 30, 1998 (the "Ratification of Auditors Proposal").

      DATE, TIME AND PLACE OF MEETING


      The Annual Meeting will be held on Tuesday, December 1, 1998 at 10:00 a.m. local time, at the Embassy Suites Hotel, 200 Stoneridge Drive, Columbia, South Carolina 29210.

      RECORD DATE


      Only holders of record of Common Stock at the close of business on October 9, 1998 (the "Record Date") are entitled to notice of and will be entitled to vote at the Annual Meeting.


      SHARES OUTSTANDING AND ENTITLED TO VOTE

      The Common Stock is entitled to one vote per share on each matter that is presented for stockholder approval at the Annual Meeting. At the close of business on the Record Date, there were 7,299,245 shares of Common Stock outstanding and entitled to vote, held of record by approximately 631 stockholders. All of such shares are eligible to be voted on each matter currently scheduled to come before the Annual Meeting.


      VOTING AND REVOCATION OF PROXIES

      The form of proxy accompanying this Proxy Statement is solicited on behalf of the UCI Board for use at the Annual Meeting. You are requested to complete, date and sign the accompanying form of proxy and promptly return it in the accompanying envelope or otherwise mail it to UCI. All proxies that are properly executed and returned, and that are not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on the proxies. If no instructions are indicated, such proxies will be voted FOR each of the proposals described in this Proxy Statement, including election of the director nominees set forth in this Proxy Statement.

      The UCI Board does not presently intend to bring any business before the Annual Meeting other than the specific UCI proposals referred to in this Proxy Statement and specified in the notice of the Annual Meeting. So far as is known to the UCI Board, no other matters are to be brought before the Annual Meeting. If any other business properly comes before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted on such matters in accordance with the judgment of the persons voting such proxies.

      Any UCI stockholder who has signed the proxy referred to in this Proxy Statement may revoke it at any time before it is exercised at the Annual Meeting by (i) delivering to the Corporate Secretary of UCI a written notice, bearing a date later than the proxy, stating that the proxy is revoked, (ii) signing and so delivering a proxy relating to the same shares and bearing a later date prior to the vote at the Annual Meeting or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy). Whether or not you plan to attend the Annual Meeting, you are urged to sign and return the enclosed proxy.

      QUORUM

      The quorum required for the transaction of business at the Annual Meeting is a majority of shares of Common Stock, or 3,649,624 shares, issued and outstanding on the Record Date, which shares must be present in person or represented by proxy at the Annual Meeting. Directions to withhold authority to vote for directors, abstentions and broker non-votes will be considered shares present in person or by proxy and entitled to vote and therefore will be counted for purposes of determining whether there is a quorum at the Annual Meeting. If a quorum is not present or represented at the Annual Meeting, the chairman of the meeting or the stockholders holding a majority of the shares of Common Stock entitled to vote, present in person or represented by proxy, have the power to adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present or represented. Directors, officers and employees of UCI may solicit proxies for the reconvened Annual Meeting in person or by mail, telephone or telegraph. At any such reconvened Annual Meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally scheduled.

      VOTE REQUIRED

      GENERAL

      Under the NASD rules, approval by the affirmative vote of the holders of a majority of the total votes cast on each of the Share Issuance Proposal and the Warrant Issuance Proposal, in person or by proxy, is required to approve such proposals. Accordingly, abstentions and broker non-votes will have no effect on the outcome of the vote.


      Under the DGCL, approval by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote is required to approve the Authorized Capital Stock Proposal and the Reverse Stock Split Proposal. Accordingly, abstentions will have the same effect as a vote against such proposals. Broker non-votes will be considered shares present but not entitled to vote and therefore will have no effect on the outcome of the vote.



      Under the DGCL, the three director nominees receiving the greatest number of votes cast (although not necessarily a majority of the votes cast) in the election of directors at the Annual Meeting will be elected to the Board of Directors. Accordingly, directions to withhold authority, abstentions and broker non-votes will have no effect on the outcome of the vote. The UCI Certificate does not allow for cumulative voting in the election of directors.


      Approval by the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to approve each of the 1997 Incentive Plan Proposal and the Ratification of Auditors Proposal. Accordingly, abstentions will have the same effect as a vote against such proposals. Broker non-votes will be considered shares present but not entitled to vote and therefore will have no effect on the outcome of the vote. Approval of the 1997 Incentive Plan Proposal is required pursuant to the rules and bylaws of the NASD and by the Code.


      A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker or other nominee does not have the discretionary voting power and has not received voting instructions from the beneficial owner.

      STOCKHOLDER AGREEMENTS

      Each of M. F. McFarland, III, M.D., D. Michael Stout, M.D., Stephen F. Serbin, M.D., Peter J. Stahl, CHC and CP&C has separately agreed with MHC to vote shares of Common Stock as to which each of them has voting control in favor of the proposals relating to the Acquisition to be presented at the Annual Meeting. Each of them has also indicated to the Company their intent to vote in favor of all other proposals scheduled to be presented at the Annual Meeting. As of the Record Date, these shares represented approximately 54 percent of the outstanding Common Stock.

      BASED ON THESE NUMBERS, APPROVAL OF ALL PROPOSALS AND THE ELECTION OF THE THREE DIRECTORS TO BE ELECTED BY THE HOLDERS OF COMMON STOCK IS ASSURED, REGARDLESS OF THE VOTE CAST BY ANY OTHER UCI STOCKHOLDER.

      SOLICITATION OF PROXIES AND EXPENSES

      UCI will bear the cost of preparing, assembling and mailing this Proxy Statement and the accompanying form of proxy to stockholders. In addition to solicitation by mail, the directors, officers and employees of UCI may solicit proxies from stockholders by telephone, telegram, letter, facsimile or in person. No compensation will be paid for such solicitations. UCI may request brokers, custodians, nominees and other record holders to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Common Stock and to request authority for the exercise of proxies. In such cases, UCI, upon the request of the record holders, will reimburse such holders for their reasonable expenses.

DESCRIPTION OF PROPOSALS

      The UCI Board has considered each of the proposals described in this Proxy Statement and believes that each proposal is in the best interests of UCI stockholders.

      THE UCI BOARD RECOMMENDS, BY THE UNANIMOUS CONSENT OF ALL DIRECTORS, THAT YOU VOTE FOR EACH PROPOSAL DESCRIBED IN THIS SECTION.

          YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

ACQUISITION PROPOSALS

      SHARE ISSUANCE AND WARRANT ISSUANCE PROPOSALS

      Because the shares of Common Stock to be issued in the Acquisition and the shares of Common Stock issuable upon exercise of the Warrants to be delivered in connection with the Private Placement will exceed 20 percent of the number of shares of Common Stock outstanding prior to such issuances, the NASD rules require that UCI stockholders approve the issuance of such Common Stock and the Warrants.

      AUTHORIZED CAPITAL STOCK PROPOSAL

      The Authorized Capital Stock Proposal provides that Article Fourth of the UCI Certificate will be amended to increase the authorized shares of Common Stock from 10 million shares to 50 million shares. The remaining shares of authorized but unissued Common Stock may thereafter be used for general corporate purposes, including in connection with future acquisitions. Approval of this proposal is required to consummate the issuance of the shares of Common Stock contemplated by the Share Issuance Proposal and the issuance of the Warrants and underlying Common Stock contemplated by the Warrant Issuance Proposal discussed above. The full text of the Authorized Capital Stock Proposal is included in Appendix B attached to this Proxy Statement.

      The Conditional Delivery Agreement delivered at the closing of the Acquisition states that in the event the stockholders of UCI fail to approve any of the matters necessary to issue the shares to MHC as provided in the Acquisition Agreement, each of the parties, to the extent possible, is to be restored to its position held prior to the closing. In the event it is impossible to restore a party to its position held prior to closing, any deficiency is to be resolved by the exchanging of promissory notes among the parties.

ANNUAL MEETING PROPOSALS

      ELECTION OF DIRECTORS

      Three directors are to be elected at the Annual Meeting. The UCI Certificate provides for a classified Board of Directors so that, as nearly as possible, one-third of the UCI Board is elected each year to serve a three-year term. Pursuant to the authority granted to it under the UCI Bylaws, the UCI Board has set the size of the UCI Board at seven members with staggered terms expiring at the forthcoming Annual Meeting and at the annual meetings of stockholders in the years 1999 and 2000. Charles P. Cannon, a director whose term would have expired at the forthcoming Annual Meeting, resigned from the UCI Board effective June 1, 1998. Mr. Cannon's resignation has created a vacancy on the UCI Board which the UCI Board has indicated it expects to have filled through the election of directors at the Annual Meeting. A. Wayne Johnson, Ashby
M. Jordan, M.D. and John M. Little, Jr., M.D. have been nominated by the UCI Board for election as directors at the forthcoming Annual Meeting for terms expiring at the annual meeting of stockholders in the year 2001. Dr. Jordan's term as a director expires at the forthcoming Annual Meeting. See "Directors and Executive Officers."

      The persons named in the accompanying proxy have been designated by the UCI Board and, unless authority is specifically withheld, they intend to vote for the election of the nominees listed above. A stockholder executing the enclosed proxy may vote for the nominees or may withhold such vote from the nominees. In each case where the stockholder has appropriately specified how the proxy is to be voted, it will be voted in accordance with such stockholder's specifications. Although it is not contemplated that the nominees will become unable to serve prior to the Annual Meeting, the persons named on the enclosed proxy will have the authority to vote for the election of another person in accordance with their best judgment.

      Pursuant to the Acquisition Agreement, in the event Mr. Johnson is not elected to the UCI Board at the Annual Meeting, promptly following the Annual Meeting, the UCI Board, acting pursuant to the authority granted to it under the UCI Bylaws, is expected to increase the size of the UCI Board to eight directors, and Mr. Johnson is to be appointed by the UCI Board as the director to fill the vacancy created by such expansion of the size of the UCI Board.

      1997 INCENTIVE PLAN PROPOSAL

      GENERAL

      The UCI Board approved the adoption of the UCI Medical Affiliates, Inc. 1997 Stock Incentive Plan (the "Stock Plan") effective as of December 17, 1997, subject to the approval of the Stock Plan by the stockholders at the Annual Meeting. The following discussion of the Stock Plan is qualified in its entirety by reference to the Stock Plan. UCI will provide promptly, upon request and without charge, a copy of the full text of the Stock Plan to each stockholder to whom a copy of this Proxy Statement is delivered. Requests should be directed to: Mr. Jerry F. Wells, Jr., Chief Financial Officer, UCI Medical Affiliates, Inc., 1901 Main Street, Suite 1200, Columbia, South Carolina 29201 (803) 252-3661.

      PURPOSE

      The Stock Plan is intended to provide UCI with maximum flexibility to meet the evolving needs of UCI and its subsidiaries over the next ten years in providing stock-based incentives and rewards to officers, directors and employees of UCI, and to consultants and advisors to UCI, who are and have been in a position to contribute materially to improving UCI's profits. The enhanced employment incentives available through the Stock Plan are expected to promote the interests of UCI and its stockholders by strengthening UCI's ability to attract and retain key officers and employees. Through the operation of the Stock Plan, such present and future officers and employees may be encouraged to acquire, or to increase their acquisition of, Common Stock, thus maintaining their personal and proprietary interests in UCI's continued success and progress.

      ADMINISTRATION

      The UCI Board will oversee and carry out the provisions of the Stock Plan, and may establish one or more Committees (the "Committee") to assume such duties and any other duties as are contemplated for any of such Committees under the terms of the Stock Plan. When and if established by the UCI Board, the Committee will be responsible to the UCI Board for the operation of the Stock Plan and will make recommendations to the UCI Board with respect to participation in the Stock Plan by officers, directors and employees of, and consultants and advisors to, UCI and its subsidiaries, and with respect to the extent of that participation. (All further references to the Committee contained in this description of the Stock Plan should be deemed to be references to the UCI Board to the extent that a Committee has not been established by the Board.) The interpretation and construction by the Committee of any provisions of the Stock Plan or of any award granted under it will be final. All awards made under the Stock Plan will be evidenced by written agreements between UCI and the participant.

      OPERATION

      The Stock Plan provides for the grant of incentive stock options ("ISOs"), nonqualified stock options ("NSOs"), stock appreciation rights ("SARs") and restricted stock awards ("Restricted Stock"). The Stock Plan will be effective for a term of ten years after the effective date of its adoption by the UCI Board. A maximum of 1,500,000 shares of Common Stock may be issued pursuant to awards granted under the Stock Plan, and the UCI Board has reserved 1,500,000 shares for this purpose. The number of shares reserved for issuance under the Stock Plan will be adjusted in the event of an adjustment in the capital stock structure of UCI affecting the Common Stock (in connection with a merger, consolidation, recapitalization, reclassification, combination, stock dividend, stock split or similar event), and the Committee is authorized to adjust the terms of awards under the Stock Plan in the event of a change in the capital stock in order to prevent dilution or enlargement of awards under the Stock Plan. UCI intends to register the shares of Common Stock reserved under the Stock Plan under the 1933 Act.


      All obligations of UCI under the Stock Plan and under any award granted under the Stock Plan will be binding upon any successor to UCI, whether the existence of such successor is the result of a direct or indirect purchase of all or substantially all of the business or assets of UCI, or a merger, consolidation or otherwise. Unless otherwise specifically prohibited by the terms of any award or under any applicable laws, rules or regulations, upon the occurrence of a change in control of UCI, each then outstanding option and SAR that is not otherwise exercisable will become immediately and fully exercisable, and any restrictions imposed on Restricted Stock will lapse. Under the Stock Plan, events constituting a change in control include the acquisition by any third party or group of 35 percent or more of the outstanding Common Stock; the change over a two-year period of the makeup of a majority of the members of the UCI Board; a tender offer to acquire control of the outstanding Common Stock; and stockholder approval of the liquidation of UCI, the sale of substantially all of its assets, or the merger, consolidation or reorganization of UCI where the voting securities of UCI prior to such event do not continue to constitute at least 65 percent of the voting securities of the surviving entity.



      ELIGIBILITY

      Each officer, director and employee of UCI or any of its subsidiaries is eligible to participate in the Stock Plan, and awards under the Stock Plan may also be granted from time to time to persons serving as consultants or advisors to UCI or any of its subsidiaries. The Committee will select the individuals who will participate in the Stock Plan, and members of the Committee will not be restricted under the terms of the Stock Plan from participating in the Stock Plan while serving as members of the Committee. On the date of this Proxy Statement, six directors, approximately 616 employees and no consultants and advisors were eligible to participate in the Stock Plan. The Committee may grant awards under the Stock Plan to any officer, director or other employee of, or any consultant or advisor to, UCI or any of its subsidiaries. Awards that are granted at the same or at different times under the Stock Plan are not required to contain similar provisions.

      No awards may be granted under the Stock Plan after December 17, 2007. The Board may terminate the Stock Plan sooner without further action by the stockholders. The UCI Board also may amend the Stock Plan without stockholder approval, except that no amendment that increases the number of shares of Common Stock that may be issued under the Stock Plan or changes the class of individuals who may be selected to participate in the Stock Plan will become effective until it is approved by the stockholders.

      STOCK OPTIONS


      The Stock Plan permits the granting of non-transferable ISOs that qualify as incentive stock options under Section 422A(b) of the Code and non-transferable NSOs that do not so qualify. The option exercise price of each option will be determined by the Committee in its sole discretion, but may not be less than the fair market value of the Common Stock on the date the option is granted in the case of ISOs and may not be less than 50 percent of such fair market value in the case of NSOs. On October 7, 1998, the reported last sale price of the Common Stock on the Nasdaq SmallCap Market was $0.7188 per share.

      The term of each option will be fixed by the Committee, but may not exceed ten years from the date of grant. The Committee will determine at what time or times each option may be exercised. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Committee. The exercise price of options granted under the Stock Plan must be paid in cash or by delivery of shares of Common Stock or a combination of cash and shares.

      Except as otherwise provided below, upon termination of a participant's employment, an option will terminate upon the earliest to occur of the full exercise of the option, the expiration of the option by its terms, and the date three months following the date of employment termination. Should termination of employment (a) result from the death or permanent and total disability of a participant, such three-month termination period shall extend to one year, or
(b) be for cause, the option will terminate on the date of employment termination. The employment of a consultant or advisor will be deemed terminated upon UCI's notice to the participant that UCI will no longer transact business with the consultant or advisor.

      To qualify as ISOs, options must currently meet additional federal tax requirements, including limits on the value of shares subject to ISOs first exercisable annually to any participant, and a shorter exercise period and higher minimum exercise price in the case of certain large stockholders. To the extent these special requirements are changed or eliminated, the Stock Plan will be amended accordingly.

      STOCK APPRECIATION RIGHTS

      The Committee may also grant non-transferrable rights, alone or in conjunction with options, entitling the holder upon exercise to receive an amount in any combination of cash or shares of Common Stock (in the sole discretion of the Committee) equal to the increase since the date of grant in the fair market value of the shares covered by such SAR over the SAR price for such shares. The SAR price will be established at the date of grant of the SAR and will be determined by the Committee in its sole discretion, except that the SAR price may not be less than the fair market value of the Common Stock on the date the SAR is granted in the case of an SAR issued in tandem with an ISO, and may not be less than 50 percent of such fair market value in the case of all other SARs. The restrictions applicable to the exercise of SARs under the Stock Plan in the context of termination of employment with UCI are the same as those restrictions applicable to the exercise of stock options under the Stock Plan as discussed above.

      RESTRICTED STOCK AWARDS

      The Committee may also award shares of Common Stock subject to such conditions and restrictions, if any, as the Committee may determine. The purchase price, if any, of shares of Restricted Stock shall be determined by the Committee. Recipients of Restricted Stock may be required to enter into a Restricted Stock award agreement with UCI in such form as the Committee may determine, setting forth the restrictions to which the shares are subject and the date or dates on which the restrictions will lapse. The Committee may at any time waive such restrictions or accelerate such dates. Shares of Restricted Stock will be non-transferable. If a participant who holds shares of Restricted Stock terminates employment for any reason (including death) prior to the lapse or waiver of any restrictions, then the shares shall be forfeited to UCI for no payment. Prior to the lapse of any restrictions on shares of Restricted Stock, the participant will have all rights of a stockholder with respect to the shares, including voting and dividend rights, subject only to the conditions and restrictions generally applicable to Restricted Stock or specifically set forth in any Restricted Stock award agreement.

      CURRENT AWARDS


      The number and value of awards that may be granted under the Stock Plan in the future to officers, directors and employees of, and consultants and advisors to, UCI or any of its subsidiaries cannot currently be determined and will be within the discretion of the Committee. As of the date of this Proxy Statement, one award of an ISO for the purchase of 60,000 shares of Common Stock at an exercise price of $1.75 per share was made effective December 17, 1997 to an officer (non-executive) of UCI. One-third of that ISO was to vest on each of the first three anniversaries of its date of grant. The holder of such ISO left UCI prior to the vesting of any portion of the ISO. As of the date of this Proxy Statement, no other grants of any awards have been approved under the Stock Plan to any other persons.



      FEDERAL INCOME TAX CONSEQUENCES

      The following discussion is intended only as a brief summary of the federal income tax rules currently in effect that are generally relevant to stock incentive awards. The laws governing the tax aspects of awards are highly technical and such laws are subject to change.

      INCENTIVE STOCK OPTIONS: For regular income tax purposes, no taxable income is realized by the optionee upon the grant or exercise of an ISO. As long as no disposition of shares issued upon exercise of the ISO is made by the optionee within two years from the date of grant or within one year after the transfer of such shares to the optionee, then (a) upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (b) no deductions will be allowed to UCI for federal income tax purposes. However, the exercise of an ISO will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

      If shares acquired upon the exercise of an ISO are disposed of prior to the expiration of the holding periods described above (a "disqualifying disposition"), generally (a) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of such shares) over the option price thereof, and (b) UCI will be entitled to deduct such amount. Any further gain realized will be taxed as short-term or long-term capital gain and will not result in any deduction by UCI. Special rules apply when all or a portion of the exercise price of the ISO is paid by tendering shares of Common Stock, and special rules may also apply where the optionee is subject to Section 16(b) of the 1934 Act. A disqualifying disposition will eliminate the item of tax preference associated with the exercise of the ISO if it occurs in the same taxable year as the exercise of the ISO.

      NONQUALIFIED STOCK OPTIONS: No income is realized by the optionee at the time an NSO is granted. Generally, (a) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and UCI receives a tax deduction for the same amount, and (b) at disposition, appreciation or depreciation after the date of the exercise is treated as either short-term or long-term capital gain or loss, depending on how long the shares have been held. Special rules could apply in some situations if the optionee is subject to Section 16(b) of the 1934 Act.

      STOCK APPRECIATION RIGHTS: No income will be realized by a participant in connection with the grant of an SAR. When the SAR is exercised, or when a participant receives payment in cancellation of an SAR, the participant will generally be required to include as taxable ordinary income in the year of such exercise or payment an amount equal to the amount of cash received and the fair market value of any stock received. UCI will generally be entitled at the same time to a deduction for federal income tax purposes equal to the amount includable as ordinary income by such participant.

      RESTRICTED STOCK AWARDS: The recipient of Restricted Stock generally will realize ordinary income equal to the fair market value of the stock at the time the stock is no longer subject to forfeiture, minus any amount paid for such stock, and UCI will receive a corresponding deduction. However, unless prohibited by any award agreement, a recipient may elect under Section 83(b) of the Code to realize ordinary income on the date of issuance equal to the fair market value of the shares of Restricted Stock at that time (measured as if the shares were unrestricted and could be sold immediately), minus any amount paid for such stock. If the shares are forfeited, the recipient will not be entitled to any deduction, refund or loss for tax purposes with respect to the forfeited shares. Upon sale of the shares after the forfeiture period has expired, the holding period to determine whether the recipient has long-term or short-term capital gain or loss begins when the restriction period expires (or upon earlier issuance of the shares, if the recipient elected immediate recognition of income under Section 83(b) of the Code). If Restricted Stock is received in connection with another award under the Stock Plan, the income and the deduction, if any, associated with such award may be deferred in accordance with the rules described above for Restricted Stock.

      The foregoing discussion is provided for the information of stockholders and is not a complete description of the federal tax consequences in respect of transactions under the Stock Plan, nor does it describe state or local tax consequences.


      REVERSE STOCK SPLIT PROPOSAL

      The UCI Board has concluded that it would be advisable to amend the UCI Certificate to effect a one-for-five reverse stock split of the presently issued and outstanding shares of Common Stock, and to provide for the payment of cash in lieu of fractional shares otherwise issuable (the "Split"). The Split requires that the UCI Certificate be amended to reduce the number of authorized shares of Common Stock and increase the par value per share of Common Stock, as described below. Accordingly, the Split is subject to approval by the stockholders. Assuming approval of the Split by the stockholders, the Split would result in one share of post-Split Common Stock ("New Common Stock") being received in exchange for each five presently issued and outstanding shares of Common Stock.


      Except for those stockholders who receive cash in lieu of fractional interests, the Split will not affect any stockholder's proportionate equity interest in the Company. The Split will not have any impact on the aggregate assigned value of the shares of Common Stock for financial statement purposes. The full text of the Reverse Stock Split Proposal is included in Appendix B attached to this Proxy Statement.



      UCI is presently authorized to issue 10 million shares of Common Stock, of which 7,299,245 shares of Common Stock were outstanding at the close of business on October 9, 1998. In the event stockholders approve the proposal to increase the authorized number of shares of Common Stock in connection with the Acquisition, as discussed above, UCI will be authorized to issue 50 million shares of Common Stock. To give effect to the Split, the UCI Certificate is proposed to be amended to reduce by a factor of five the number of authorized shares of Common Stock and to increase by a factor of five the par value per share. The principal effect of the proposed Split will be to decrease the number of authorized shares of Common Stock to 2 million shares (or 10 million shares if the proposal to increase the authorized capital in connection with the Acquisition is approved), to increase the par value per share to twenty-five cents ($0.25), and to decrease the number of outstanding shares of Common Stock to approximately 1,459,840 (approximately 2,040,120 shares following the issuance, if approved, of shares contemplated by the Conditional Delivery Agreement executed and delivered at the closing of the Acquisition). Assuming the Reverse Stock Split Proposal is approved by the stockholders and UCI issues the 2,901,396 shares (580,279 shares, post-split) of Common Stock to the escrow agent as contemplated by the Conditional Delivery Agreement executed and delivered at the closing of the Acquisition, and assuming no other changes in the outstanding shares of Common Stock, UCI will have approximately 242,400 authorized but unissued shares reserved for issuance pursuant the Warrants, the UCI stock option plans (including the UCI 1997 Stock Incentive Plan, if approved by the stockholders), and certain other outstanding warrants of UCI, and will have approximately 7,717,481 authorized but unissued shares of Common Stock which are not otherwise reserved for any specific issuance.

      The proposal to amend the UCI Certificate also includes a provision to increase the number of authorized shares of New Common Stock from 2 million to 10 million shares immediately after the Split in the event the proposal to increase the authorized capital stock in connection with the Acquisition is not approved. Because the Reverse Stock Split Proposal includes this provision to increase the authorized shares of Common Stock, approval of the Reverse Stock Split Proposal by the stockholders will enable UCI to issue the shares of Common Stock and Warrants in connection with the Acquisition even if the Authorized Capital Stock Proposal is not approved by the stockholders. UCI does not presently have any plans or understandings with respect to the issuance of additional shares of Common Stock, except for issuances in connection with agreements delivered at the closings of the Acquisition and the Private Placement described in this Proxy Statement, and as otherwise necessary in connection with exercises from time to time of stock options granted under the employee stock option plans of UCI.

      The UCI Board believes that the current share price of the Common Stock has reduced the effective marketability of the Common Stock because of the reluctance of many leading brokerage firms to recommend low-priced stocks to their clients. Further, a variety of brokerage house policies and practices tend to discourage individual brokers within those firms from dealing in low-priced stocks. Some of those policies and practices pertain to the payment of brokers' commissions and to time-consuming procedures that function to make the handling of low-priced stocks unattractive to brokers from an economic standpoint. In addition, the structure of trading commissions also tends to have an adverse impact upon holders of low-priced stocks because the brokerage commission on the sale of a low-priced stock generally represents a higher percentage of the sales price than the commission on a relatively higher-priced issue.

      The UCI Board is hopeful that the decrease in the number of shares of Common Stock outstanding as a consequence of the Split, and the expected increase in share price, will encourage interest in the New Common Stock, ensure the continued qualification of the New Common Stock for quotation on the Nasdaq SmallCap Market, and possibly promote greater liquidity for the UCI stockholders. Also, although it may be anticipated that the expected increase in the price level of the New Common Stock as a consequence of the Split will be proportionately less than the decrease in the number of shares outstanding, the Split could result in a price level for the shares that will overcome the reluctance, policies and practices referred to above and diminish the adverse impact of trading commissions on the market for the shares. There can, however, be no assurance that the foregoing effects will occur, or that the per share price level of the New Common Stock immediately after the Split will be maintained for any period of time.

      If the Split is approved by the stockholders, UCI will promptly file an amendment to the UCI Certificate with the Secretary of State of the State of Delaware. The proposed Split will become effective on the date of that filing (the "Effective Date"). Commencing with the Effective Date, each certificate representing shares of Common Stock will be deemed for all corporate purposes to evidence ownership of a number of shares of New Common Stock equal to one-fifth of the number of shares reflected as Common Stock, or, to the extent a stockholder holds a number of shares not evenly divisible by five, fractional interests for which UCI will pay cash as described below. Stockholders will not have the opportunity on or after the Effective Date to round off their share-holdings to a number evenly divisible by five.

      American Stock Transfer & Trust Company has been appointed exchange agent (the "Exchange Agent") to act for the stockholders in effecting the exchange of their certificates. As soon as practicable after the Effective Date, stockholders will be notified and requested to surrender their certificates representing shares of Common Stock to the Exchange Agent in exchange for certificates representing shares of New Common Stock.

      No scrip or fractional share certificates of New Common Stock will be issued in connection with the Split. Assuming approval of the Split by the Company's stockholders, those stockholders who would otherwise receive fractional shares will be entitled to payment of the applicable fraction of the fair market value of each share of Common Stock held prior to the Effective Date upon surrender of certificates representing such shares of Common Stock to the Exchange Agent. Such fair market value shall be the closing price of the Common Stock as of the trading date immediately prior to the Effective Date.

      UCI will deposit sufficient cash with the Exchange Agent for the purchase of the fractional interests expected to result from the Split. Stockholders are urged to surrender their certificates to the Exchange Agent and to claim the sums, if any, due them for fractional interests promptly after the Effective Date. Under the escheat laws of the various jurisdictions where stockholders reside, UCI is domiciled, and the funds are deposited, sums due for fractional interests which are not timely claimed after the Effective Date will, unless correspondence has been received by UCI or the Exchange Agent concerning those funds within the time allowed by those jurisdictions, be paid to those various jurisdictions. Thereafter stockholders otherwise entitled to the funds will have to seek to obtain them directly from the state to which the funds were paid.

      The ownership of a fractional interest will not give the holder any voting, dividend or any other right except the right to receive payment therefor as described above. No service charges will be payable by stockholders in connection with the exchange of stock certificates or the issuance of cash for fractional interests, all of which costs will be borne by UCI.

      The federal income tax consequences of the Split are expected to be as set forth below. The following information is based upon existing law which is subject to change by legislation, administrative action and judicial decision and is necessarily general. Therefore, stockholders are advised to consult with their own tax advisor for more detailed information relating to their individual tax circumstances.

      1. The Split is expected to be a tax-free recapitalization for UCI and its stockholders to the extent that shares of Common Stock are exchanged for shares of New Common Stock.

      2. The shares of New Common Stock in the hands of a stockholder will have an aggregate basis for computing gain or loss equal to the aggregate basis of shares of Common Stock held by that stockholder immediately prior to the Split, reduced by the amount of proceeds, if any, received from the redemption by UCI of fractional interests and increased by any gain recognized on that redemption.

      3. A stockholder's holding period for shares of New Common Stock will include the holding period of shares of Common Stock exchanged therefor, provided that the shares of Common Stock were capital assets in the hands of the stockholder.

      4. Stockholders who receive cash for all of their holdings will recognize a gain or loss for federal income tax purposes as a result of the disposition of their shares of Common Stock. Although the tax consequences to stockholders who receive cash for some of their holdings are not entirely certain, those stockholders in all likelihood will recognize a gain or loss for federal income tax purposes as a result of the disposition of a portion of their shares of Common Stock. Stockholders who do not receive any cash for their holdings will not recognize any gain or loss for federal income tax purposes as a result of the Split.

      It is estimated that the number of shares of Common Stock outstanding after payment of cash for fractional interests would be reduced by less than 0.03% (equivalent to approximately 7,000 shares of Common Stock or 400 shares of New Common Stock) and the number of stockholders of record would not change. Since the number of the UCI stockholders of record will not be reduced below 300 as a consequence of the Split, UCI will not as a result of those actions become eligible to terminate the registration of the Common Stock under the Securities Exchange Act of 1934 or to cease filing reports under that act with the SEC. UCI does not have any present plans to take any action which would further reduce the number of its stockholders.

      RATIFICATION OF AUDITORS PROPOSAL


      The UCI Board, adopting the recommendation of the Audit Committee of the UCI Board (the "Audit Committee"), has appointed the certified public accounting firm of Price Waterhouse LLP as UCI's independent auditors for the fiscal year ended September 30, 1998, subject to ratification by the stockholders at the Annual Meeting. Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting and will be available to respond to questions and may make a statement if such representatives so desire.

DIRECTORS AND EXECUTIVE OFFICERS

      DIRECTORS

      The following sets forth certain information concerning the persons nominated for election as directors and the current directors whose terms will continue beyond the Annual Meeting.

      DIRECTOR NOMINEES FOR TERMS EXPIRING IN 2001

      A. WAYNE JOHNSON, 47, has served as Chairman and Chief Executive Officer of MHC from its inception in February 1996. Mr. Johnson has 23 years of entrepreneurial and business operations experience in the field of financial services and corporate development. Prior to co-founding MHC in February 1996, Mr. Johnson had served since 1991 as President of one of the major operating subsidiaries of First Data Corporation and Chief Marketing Officer and strategic planner for First Data Card Services Group, a subsidiary of First Data Corporation. Mr. Johnson was the founder of both Integratec, a collection company, and QualiServ, a credit card outsourcing service company.

      ASHBY M. JORDAN, M.D., 59, has served as a director of UCI since August 1996 and as Vice President of Medical Affairs of BCBS since December 1986. Prior to joining BCBS, Dr. Jordan was the Vice President of Medical Affairs for CIGNA HealthPlan of South Florida, Inc. Dr. Jordan is Board Certified by the American Board of Pediatrics.

      JOHN M. LITTLE, JR., M.D., 48, has served as Chief Medical Officer of CHC since 1996. Additionally, he has served since 1994 as Medical Director of Managed Care Services of CHC, as Chairman of the Quality Assurance Committee and the Pharmacy and Therapeutics Committee of CHC and as a Co-Chair of the Managed Care Oversight Committee of CHC. Prior to joining CHC in 1994, Dr. Little served as Assistant Chairman for Academic Affairs, Department of Family Practice, Carolinas Medical Center, Charlotte, North Carolina from 1992 to 1994.

      DIRECTORS WHOSE TERMS EXPIRE IN 2000

      M.F. MCFARLAND, III, M.D., 50, has served as Chairman of the Board, President and Chief Executive Officer of UCI since January 1987 and as a director of UCI since September 1984. From September 1984 until January 1987, he served as Vice President of UCI. He has served as President and as the sole director of UCI-SC and DC-SC for over five years and of UCI-GA since its organization in February 1998. He served as Associate Professional Director of the Emergency Department of Richland Memorial Hospital in Columbia, South Carolina from 1978 to 1981 and was President of the South Carolina Chapter of the American College of Emergency Physicians in 1979. Dr. McFarland is currently a member of the Columbia Medical Society, the South Carolina Medical Association and the American Medical Association.

      CHARLES M. POTOK, 49, has served as a director of UCI since September 1995 and as Executive Vice President and Chief Operating Officer of CP&C since March 1984. Mr. Potok is an Associate of the Casualty Actuarial Society and a member of the American Academy of Actuaries. Prior to joining CP&C, Mr. Potok served as Chief Property and Casualty Actuary and Director of the Property and Casualty Division of the South Carolina Department of Insurance.

      DIRECTORS WHOSE TERMS EXPIRE IN 1999

      HAROLD H. ADAMS, JR., 51, has served as a director of UCI since June 1994 and as President and owner of Adams and Associates, International, Adams and Associates, and Southern Insurance Managers since June 1992. He served as President of Adams Eaddy and Associates, an independent insurance agency, from 1980 to 1992. Mr. Adams has been awarded the Chartered Property Casualty Underwriter designation and is currently a member of the President's Board of Visitors of Charleston Southern University in Charleston, South Carolina. He has received numerous professional awards as the result of over 25 years of involvement in the insurance industry and is a member of many professional and civic organizations.

      THOMAS G. FAULDS, 57, has served as a director of UCI since August 1996 and as Executive Vice President of Private Business for BCBS since October 1991. Mr. Faulds has been with BCBS since March 1972 where he has served in key senior management positions in government programs, information systems and operations.

      EXECUTIVE OFFICERS

      The following sets forth certain information concerning the persons who currently serve as executive officers of UCI who do not also serve on the UCI Board.

      JERRY F. WELLS, JR., 36, has served as Chief Financial Officer and Executive Vice President of Finance of UCI since he joined UCI in February 1995 and as Corporate Secretary of UCI since December 1996. He has served as Executive Vice President of Finance, Chief Financial Officer and Corporate Secretary of UCI-SC since December 1996, and of UCI-GA since its organization in February 1998, and as Corporate Secretary of DC-SC since December 1996. Prior to joining UCI, he served as a Senior Manager and consultant for Price Waterhouse LLP from 1985 until February 1995. Mr. Wells is a certified public accountant and is a member of the American Institute of Certified Public Accountants, the South Carolina Association of Certified Public Accountants and the North Carolina CPA Association.

      D. MICHAEL STOUT, M.D., 53, has served as Executive Vice President of Medical Affairs of UCI and DC-SC since 1985. He is Board Certified in Emergency Medicine and is a member of the American College of Emergency Physicians, the Columbia Medical Society and the American College of Physician Executives.

      JON G. KEITH, 49, has served as Executive Vice President and Chief Operating Officer of UCI and as Chief Operating Officer of UCI-SC since he joined the Company in January 1997. From 1985 until he joined the Company, Mr. Keith served as Vice President for Corporate Services and Vice President for Administration for Baptist Healthcare System of South Carolina and Baptist Medical Center. Mr. Keith is a Diplomate with the American College of Healthcare Executives and a member of the Medical Group Management Association.

      JITENDRA S. MEHTA, 47, has served as Executive Vice President of Development and Procurement of UCI since he joined the Company in November 1993. Mr. Mehta has an extensive background in hospital and medical personnel administration. He served as Business Director of Multispecialty Clinic in Maryland from 1985 to 1989 and served as Vice President and Partner of Citrus Diagnostic Center from 1990 to 1993. Mr. Mehta is currently a member of American Registry for Radiological Technology and the Nuclear Medicine Technologist Certification Board.

      SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the 1934 Act requires the directors and officers of UCI to file reports of holdings and acquisitions in Common Stock with the SEC. Based on UCI records and other information, UCI believes that all SEC filing requirements applicable to its directors and officers were complied with in respect to the Company's fiscal year ended September 30, 1997.

      BOARD OF DIRECTORS AND BOARD COMMITTEES

      UCI BOARD

      The UCI Board had a total of four regular meetings and no special meetings during the Company's fiscal year ended September 30, 1997. No director attended fewer than 75 percent of the total of such Board meetings and the meetings of the committees upon which the director served. Among the standing committees established by the UCI Board are a Compensation Committee, an Audit Committee, and a Revenue Enhancement Committee. The UCI Board does not have a nominating committee for recommending to stockholders candidates for positions on the UCI Board. Currently, seven directors serve on the UCI Board.

      AUDIT COMMITTEE

      The Audit Committee consisted of Messrs. Adams and Cannon until Mr. Cannon's resignation from the UCI Board in June 1998. Mr. Cannon was replaced on the Audit Committee by the appointment of Mr. Faulds in July 1998. This committee recommends to the UCI Board the engagement of the independent auditors for the Company, determines the scope of the auditing of the books and accounts of the Company, reviews the reports submitted by the auditors, examines procedures employed in connection with the Company's internal control structure, reviews and approves the terms of acquisitions between the Company and any related party entities, undertakes certain other activities related to the fiscal affairs of the Company and makes recommendations to the UCI Board as may be appropriate. This committee met once during the Company's fiscal year ended September 30, 1997.

      COMPENSATION COMMITTEE

      The Compensation Committee consists of Messrs Adams, Potok and Russell J. Froneberger. (Mr. Froneberger is not standing for reelection at the Annual Meeting.) This committee monitors the Company's executive compensation plan, practice and policies, including all salaries, bonus awards and fringe benefits, and makes recommendations to the UCI Board with respect to changes in existing executive compensation plans and the formation and adoption of new executive compensation plans. This committee met once during the Company's fiscal year ended September 30, 1997.

      REVENUE ENHANCEMENT COMMITTEE

      The Revenue Enhancement Committee consists of Messrs. Adams, Faulds, Froneberger and Potok. This committee monitors the Company's ancillary and complementary services, and makes recommendations to the UCI Board with respect to changes in such existing services. This committee met once during the Company's fiscal year ended September 30, 1997.

EXECUTIVE COMPENSATION

      The following table sets forth the total compensation earned during the fiscal year ended September 30, 1997 and during each of the two prior fiscal years by the President and Chief Executive Officer of UCI and the executive officers of UCI whose annual compensation from UCI exceeded $100,000 for all services provided to the Company. No other executive officer of the Company earned compensation in excess of $100,000 for services provided to the Company in any of the three fiscal years reflected in the table.


                        SUMMARY COMPENSATION TABLE


                                                                LONG TERM
                                                              COMPENSATION
                                   ANNUAL COMPENSATION           AWARDS
                              ----------------------------     ----------
                                                               SECURITIES
                              FISCAL                           UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION    YEAR     SALARY(1)    BONUS(1)    OPTIONS   COMPENSATION(2)
---------------------------   ------    ---------    --------  ----------  --------------

M.F. MCFARLAND III, M.D.       1997   $ 316,540(3) $    -0-(4)  141,675      $   7,968
 CHAIRMAN, PRESIDENT AND       1996     315,000(3)   63,500(4)   30,000          7,368
 CHIEF EXECUTIVE OFFICER       1995     194,616(3)  145,000(4)   35,000          6,818

D. MICHAEL STOUT, M.D.         1997   $ 216,825(5)      -0-(6)   79,825      $     -0-
 EXECUTIVE VICE PRESIDENT OF   1996     198,316(5)      -0-(6)   10,000            -0-
 MEDICAL AFFAIRS               1995     157,600(5)   32,000(6)   20,000            -0-

(1) Amounts included under the heading "Salary" and "Bonus" include compensation from both UCI-SC and DC-SC.

(2) Amounts included under the heading "All Other Compensation" are comprised of premiums for long term disability and life insurance provided by the Company for the benefit of Dr. McFarland.

(3) For services performed by Dr. McFarland for UCI-SC, a wholly-owned subsidiary of UCI, Dr. McFarland received an annual salary of $157,500 and $157,500 during the fiscal years ended September 30, 1997 and 1996, respectively. Dr. McFarland served without compensation from UCI-SC for his services during the fiscal year ended September 30, 1995. For services performed by Dr. McFarland for DC-SC, an affiliated professional association wholly owned by Dr. McFarland that contracts with UCI-SC to provide all medical services at UCI's medical facilities, Dr. McFarland received an annual salary of $159,040, $157,500, and $194,616 for the fiscal years ended September 30, 1997, 1996, and 1995, respectively.

(4) Pursuant to the employment agreement dated October 1, 1995 between UCI-SC and Dr. McFarland, UCI-SC accrued incentive bonuses during the fiscal years ended September 30, 1997 and 1996 payable to Dr. McFarland of zero and $63,500, respectively, and made no payments to Dr. McFarland against accrued bonuses. DC-SC accrued a bonus payable to Dr. McFarland during the fiscal year ended September 30, 1995 of $145,000. Dr. McFarland received draws from DC-SC out of previously accrued bonuses of $62,000, $120,000 and $167,430 during the fiscal years ended September 30, 1997, 1996, and 1995, respectively.

(5) For services performed by Dr. Stout for UCI-SC, Dr. Stout received an annual salary of $50,000 and $45,833 during the fiscal years ended September 30, 1997 and 1996, respectively. Dr. Stout served without compensation from UCI-SC for his services during the fiscal year ended September 30, 1995. For services performed by Dr. Stout for DC-SC, Dr. Stout received an annual salary of $166,825, $152,483, and $157,600 for the fiscal years ended September 30, 1997, 1996, and 1995, respectively.

(6) DC-SC accrued and paid bonuses to Dr. Stout of zero, zero and $32,000 during the fiscal years ended September 30, 1997, 1996 and 1995, respectively.

      OPTION GRANTS

      The following table sets forth certain information with respect to options to purchase Common Stock granted during the fiscal year ended September 30, 1997 to certain of the executive officers of UCI. (All options reflected below vest one-third on each of the first three anniversaries of the grant date.)


                      OPTION GRANTS IN 1997 FISCAL YEAR
                              INDIVIDUAL GRANTS


                                                    PERCENT OF TOTAL
                           NUMBER OF SECURITIES    OPTIONS GRANTED TO   EXERCISE OR
                            UNDERLYING OPTIONS          EMPLOYEES        BASE PRICE      EXPIRATION
      NAME                       GRANTED           IN 1997 FISCAL YEAR   PER SHARE          DATE
----------------           -------------------   ---------------------  -----------    -------------


M.F. McFarland, III, M.D.        20,000                   4.49%         $   2.8875     DEC. 18, 2001
 CHAIRMAN, PRESIDENT AND        121,675                  27.31              2.1313     JUNE 18, 2002
 CHIEF EXECUTIVE OFFICER

A. Michael Stout, M.D.            5,000                   1.12              2.6250     DEC. 18, 2006
 EXECUTIVE VICE PRESIDENT OF     74,825                  16.80              1.9375     JUNE 18, 2007
 MEDICAL AFFAIRS




      FISCAL YEAR-END OPTION VALUES

      The following table sets forth certain information with respect to unexercised options to purchase Common Stock held at September 30, 1997. None of the named executive officers exercised any options during the fiscal year ended September 30, 1997.

                             1997 FISCAL YEAR-END
                                OPTION VALUES


                                        NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                             UNDERLYING                 IN-THE-MONEY
                                        UNEXERCISED OPTIONS AT      OPTIONS AT FISCAL YEAR
                                           FISCAL YEAR END                    END
                                     ----------------------------- --------------------------
        NAME                         EXERCISABLE   UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
---------------------------------------------------------------------------------------------

M.F. McFarland, III, M.D.               33,333         173,342          -0-        $ 44,862
  CHAIRMAN, PRESIDENT AND
  CHIEF EXECUTIVE OFFICER

A. Michael Stout, M.D.                  16,666          93,159          -0-          42,090
  EXECUTIVE VICE PRESIDENT OF
  MEDICAL AFFAIRS


DIRECTOR COMPENSATION

       Non-employee directors are paid a fee of $500 for attendance at each meeting of the UCI Board. Non-employee directors of UCI are reimbursed by UCI for all out-of-pocket expenses reasonably incurred by them in the discharge of their duties as directors, including out-of-pocket expenses incurred in attending meetings of the UCI Board.

       During the fiscal year ended September 30, 1996, UCI adopted a Non-Employee Director Stock Option Plan (the "1996 Non-Employee Plan"). The 1996 Non-Employee Plan provides for the granting of options to two non-employee directors for the purchase of 10,000 shares of Common Stock at the fair market value as of the date of grant. Under this plan, 5,000 options were issued to Harold H. Adams, Jr. and 5,000 options were issued to Russell J. Froneberger. These options are exercisable during the period commencing on March 20, 1999 and ending on March 20, 2006. At September 30, 1997, there were stock options outstanding under the 1996 Non-Employee Plan for 10,000 shares, none of which were exercisable.

       During the fiscal year ended September 30, 1997, UCI adopted a Non-Employee Director Stock Option Plan (the "1997 Non-Employee Plan"). The 1997 Non-Employee Plan provides for the granting of options to four non-employee directors for the purchase of 20,000 shares of Common Stock at the fair market value as of the date of grant. Under this plan, 5,000 options were issued each to Charles P. Cannon, Thomas G. Faulds, Ashby M. Jordan, M.D., and Charles M. Potok. These options are exercisable during the period commencing on March 28, 2000 and ending on March 28, 2007. At September 30, 1997, there were stock options outstanding under the 1997 Non-Employee Plan for 20,000 shares, none of which were exercisable.

EMPLOYMENT CONTRACTS

       Effective October 1, 1995, Dr. McFarland entered into a five-year contract with UCI-SC that provides for annual compensation of $157,500, the use of one automobile and an incentive bonus payable at the end of the fiscal year, subject to the determination of the UCI Board and based upon net income and gross revenue of UCI for the same year. Also, effective October 1, 1995, Dr. McFarland entered into a five-year contract with DC-SC that provides for annual compensation of $157,500.

       Effective November 1, 1995, Dr. Stout entered into a five-year contract with UCI-SC that provides for annual compensation of $50,000. Also, effective November 1, 1995, Dr. Stout entered into a five-year contract with DC-SC that provides for annual compensation of $160,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

       The following table sets forth certain information known to UCI regarding the beneficial ownership of Common Stock as of September 30, 1998. Information is presented for (i) stockholders owning more than five percent of the outstanding Common Stock, (ii) each director, director nominee and executive officer of UCI, individually, and (iii) all directors and executive officers of UCI, as a group. The percentages are calculated based on 7,299,245 shares of Common Stock outstanding on September 30, 1998.

                                                    NUMBER OF SHARES
            NAME                                  BENEFICIALLY OWNED (1)       PERCENTAGE
------------------------------                    ----------------------       ----------

Blue Cross Blue Shield of South Carolina (2)........... 2,624,623                35.96 %
M.F. McFarland, III, M.D. (3)..........................   641,353                 8.67
Harold H. Adams, Jr....................................     2,500                   *
Thomas G. Faulds.......................................       -0-                  -0-
Russell J. Froneberger.................................     2,000                   *
A. Wayne Johnson.......................................       -0-                  -0-
Ashby M. Jordan, M.D...................................       -0-                  -0-
Jon G. Keith...........................................    20,500 (4)               *
John M. Little, Jr., M.D...............................       -0-                  -0-
Jitendra Mehta.........................................    40,392 (5)               *
Charles M. Potok.......................................       -0-                  -0-
D. Michael Stout, M.D..................................   319,436 (6)             4.34
Jerry F. Wells, Jr.....................................    69,942 (7)               *
                                                       --------------            ------
All current directors and executive officers
   as a group (10 persons)............................. 1,096,123                14.45 %
                                                       ==============            =======



----------------------
 *   Amount represents less than 1.0 percent.
(1) Beneficial ownership reflected in the table is determined in accordance with the rules and regulations of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock issuable upon the exercise of options currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise specified, each of the stockholders named in the table has indicated to UCI that such stockholder has sole voting and investment power with respect to all shares of Common Stock beneficially owned by that stockholder.
(2)  The business address of the named beneficial owner is I-20 at Alpine
     Road, Columbia, SC 29219. The shares reflected in the table are held of record by CHC (2,006,442 shares) and CP&C (618,181 shares), each of which is a wholly-owned subsidiary of BCBS.
(3) The business address of the named beneficial owner is 1901 Main Street, Suite 1200, Columbia, SC 29201. Shares reflected in the table include 102,225 shares issuable pursuant to currently exercisable stock options.
(4) Includes 20,000 shares issuable pursuant to currently exercisable stock options.
(5) All shares are issuable pursuant to currently exercisable stock options.
(6) Includes 53,276 shares issuable pursuant to currently exercisable stock options.
(7) All shares are issuable pursuant to currently exercisable stock options.



CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

AGREEMENTS WITH DC-SC AND THE MHC-PCS

     FACILITIES AGREEMENT


     Pursuant to a Facilities Agreement between UCI-SC and DC-SC (the "Facilities Agreement"), UCI-SC supplies to DC-SC the facilities, equipment and assets of the UCI Centers as well as such non-medical personnel as are reasonably required by DC-SC in the operation of the UCI Centers. In exchange, DC-SC provides the necessary staffing for the performance of medical services at the UCI Centers, including a physician to serve as Executive Medical Director having overall responsibility for the operations of the UCI Centers. From the fees paid each month to DC-SC for services rendered at the UCI Centers, DC-SC retains an amount equal to the payroll and related personnel costs of DC-SC for physicians and other medical providers at the UCI Centers, as well as an amount equal to the nominal expenses incurred by DC-SC to purchase certain narcotic drugs required by law to be owned by DC-SC or its employee-physicians. The balance of all fees and other revenues generated by DC-SC is paid to UCI-SC as its management fee. Consequently, the calculation of the management fee paid by DC-SC to UCI-SC does not differ if the DC-SC collections are generated by DC-SC's physical therapy group, surgical group, orthopedic group or family practice group. During the Company's fiscal years ended September 30, 1997, 1996, and 1995, DC-SC received an aggregate of approximately $27,925,000, $23,254,000, and $17,987,000, respectively, in fees prior to deduction by DC-SC of its payroll and other related deductible costs covered under the Facilities Agreement. For accounting purposes, the operations of DC-SC are combined with the operations of UCI and are reflected in the consolidated financial statements of UCI. Pursuant to the employment agreement between DC-SC and Dr. McFarland, Dr. McFarland serves as Executive Medical Director of the UCI Centers, and is paid an annual salary for his services in such position. Footnotes (3) and (4) of the Summary Compensation Table in this Proxy Statement describe compensation paid to Dr. McFarland by DC-SC during the fiscal years ended September 30, 1997, 1996 and 1995. Pursuant to the employment agreement between DC-SC and Dr. Stout, Dr. Stout provides medical services to DC-SC, and is paid an annual salary for such services. Footnotes (5) and (6) of the Summary Compensation Table in this Proxy Statement describe compensation paid to Dr. Stout by DC-SC during the fiscal years ended September 30, 1997, 1996 and 1995. In September 1996, the Facilities Agreement was renewed for an additional fifteen-year term. In January 1995, the Facilities Agreement was modified to provide UCI-SC with certain rights to terminate the Facilities Agreement (a) upon the death of Dr. McFarland, (b) upon Dr. McFarland ceasing to own, either directly or indirectly, a controlling interest in DC-SC, or (c) upon Dr. McFarland becoming a "disqualified person" as defined by the South Carolina Business Corporation Act of 1988, as amended. Dr. McFarland is the President, sole director and sole owner of DC-SC.

     To better comply with EITF 97-2, on August 11, 1998, UCI-SC and DC-SC entered into that certain Administrative Services Agreement which terminates and replaces in its entirety the Facilities Agreement. The calculation of the management fee paid by DC-SC to UCI-SC does not differ from the calculation set forth in the Facilities Agreement.

       REFUND AGREEMENT

     Pursuant to a Facilities Fee Refund Agreement (the "Refund Agreement") entered into among UCI, UCI-SC and DC-SC, DC-SC was entitled to receive a refund of a portion of the fees payable to UCI-SC under the Facilities Agreement with respect to fourteen of the UCI Centers. The Refund Agreement was terminated effective October 1, 1995. During UCI's fiscal years ended September 30, 1997 and 1996, UCI-SC made payments to DC-SC of $62,000 and $120,000, respectively, against accumulated refunds payable. At September 30, 1997 and 1996, UCI-SC had refunds payable to DC-SC of approximately $94,000 and $156,000, respectively.

MEDICAL CENTER LEASES

     UCI-SC leases six medical center facilities from CHC and one medical center facility from CP&C under operating leases with fifteen-year terms expiring in 2008, 2009 and 2010. The terms of these leases are believed to be no more or less favorable to UCI-SC than those that would have been obtainable through arm's-length negotiations with unrelated third parties for similar arrangements. Each of these leases has a five-year renewal option, and a rent guarantee by DC-SC. One of the leases has a purchase option allowing UCI-SC to purchase the center at fair market value after February 1, 1995. Total lease payments made by UCI-SC under these leases during the fiscal years ended September 30, 1997 and 1996 were $319,730 and $306,178, respectively.

     Several of the UCI Centers are leased or were leased from entities owned or controlled by certain principal stockholders and/or members of UCI's management. The terms of these leases are believed to be no more or less favorable to UCI-SC than those that would have been obtainable through arm's-length negotiations with unrelated third parties for similar arrangements.

        The Doctor's Care Northeast facility is leased from a partnership in which Dr. McFarland is a general partner. The lease was renewed in October 1994 for a five-year term. The lease has two five-year renewal options and provides UCI-SC with an option to purchase the facility at its fair market value after October 1995. Total lease payments made by UCI-SC under this lease during the fiscal years ended September 30, 1997 and 1996 were $45,600 and $45,600, respectively, plus utilities and real estate taxes.

        The Doctor's Care Lexington facility was leased from a general partnership in which Dr. McFarland and Dr. Stout were general partners. The Doctor's Care Lexington facility was sold in February 1996 to unrelated third parties who lease it to UCI-SC. Total lease payments made by UCI-SC to such general partnership under this lease during the fiscal year ended September 30, 1996 were $14,125, plus utilities and real estate taxes.

        The Doctor's Care West Columbia and the Doctor's Care Beltline facilities were leased from a general partnership in which Dr. McFarland and Dr. Stout were general partners. Both of these centers' facilities were sold in May 1996 to unrelated third parties who lease them to UCI-SC. Total lease payments made by UCI-SC to such general partnership under these two leases during the fiscal year ended September 30, 1996 were $46,516, plus utilities and real estate taxes. In connection with its agreement with such general partnership to lease these two facilities, UCI-SC guaranteed the lessor's mortgage debt relating to the two facilities. At September 30, 1996, the outstanding balance of such debt was zero.

        The Doctor's Care Lugoff facility was leased directly from Dr. McFarland. This facility was sold in May 1996 to an unrelated third party who leases it to UCI-SC. Total lease payments made by UCI-SC to Dr. McFarland under this lease during the fiscal year ended September 30, 1996 were $16,613, plus utilities and real estate taxes.

                     OTHER TRANSACTIONS WITH RELATED PARTIES

     At August 20, 1998, CHC owned 2,006,442 shares of Common Stock and CP&C owned 618,181 shares of Common Stock, which combine to approximately 35.96 percent of the outstanding Common Stock. Each of CHC and CP&C is a wholly-owned subsidiary of BCBS. The following is a historical summary of purchases of Common Stock by BCBS subsidiaries directly from UCI.

                                                PRICE        TOTAL
         DATE         BCBS         NUMBER        PER       PURCHASE
       PURCHASED   SUBSIDIARY    OF SHARES      SHARE        PRICE
      ------------ ------------  -----------  ----------  ------------

       12/10/93        CHC        333,333      $1.50      $  500,000
       06/08/94        CHC        333,333       3.00       1,000,000
       01/16/95        CHC        470,588       2.13       1,000,000

       05/24/95        CHC        117,647       2.13         250,000

       11/03/95        CHC        218,180       2.75         599,995

       12/15/95        CHC        218,180       2.75         599,995

       03/01/96        CHC        109,091       2.75         300,000

       06/04/96       CP&C        218,181       2.75         599,998

       06/23/97       CP&C        400,000       1.50         600,000

     The Common Stock acquired by CHC and CP&C directly from UCI was purchased pursuant to exemptions from the registration requirements of federal securities laws available under Section 4(2) of the 1933 Act. Consequently, the ability of the holders to resell such shares in the public market is subject to certain limitations and conditions. The shares acquired by CHC and CP&C were purchased at share prices below market value at the respective dates of purchase in part as a consequence of the lower issuance costs incurred by UCI in the sale of these unregistered securities and in part as consequence of the restricted nature of the shares. CHC and CP&C have the right to require registration of the stock under certain circumstances as described in the respective stock purchase agreements. BCBS and its subsidiaries have the option to purchase as many shares as may be necessary for BCBS and its subsidiaries to maintain ownership of 47 percent of the outstanding Common Stock in the event that UCI issues additional stock to other parties (excluding shares issued to employees or directors of UCI).

     During the fiscal year ended September 30, 1994, UCI-SC entered into a capital lease purchase agreement with BCBS for a new billing and accounts receivable system, which includes computer equipment, for an aggregate purchase price of $504,000. UCI-SC has the option to purchase the equipment at the end of the lease term for $1. The lease obligation recorded at September 30, 1997 is $340,916, which includes lease addenda. The terms of the lease purchase agreement are believed to be no more or less favorable to UCI-SC than the terms that would have been obtainable through arm's-length negotiations with unrelated third parties for a similar billing and accounts receivable system, which includes computer equipment.

     During the fiscal year ended September 30, 1994, UCI-SC entered into an agreement with CP&C pursuant to which UCI-SC, through DC-SC, acts as the primary care provider for injured workers of firms carrying worker's compensation insurance through CP&C. Additionally, during the fiscal year ended September 30, 1995, UCI-SC executed a $400,000 note payable to CP&C payable in monthly installments of $4,546 (including 11 percent interest) from April 1, 1995 to March 1, 2010, collateralized by certain accounts receivable. The terms of the agreement with CP&C are believed to be no more or less favorable to UCI-SC than those that would have been obtainable through arm's-length negotiations with unrelated third parties for similar arrangements.

     UCI-SC, through DC-SC, provides services to members of a health maintenance organization operated by CHC who have selected DC-SC as their primary care provider. The terms of the agreement with CHC are believed to be no more or less favorable to UCI-SC than those that would have been obtainable through arm's-length negotiations with unrelated third parties for similar arrangements.

     During the fiscal year ended September 30, 1996, BCBS provided a non-interest bearing advance to UCI in the amount of $600,000. This advance was paid in full in December 1996. The terms of this advance are believed to have been no more or less favorable to UCI than those that would have been obtainable through arm's-length negotiations with related third parties for similar arrangements.

     The employees of UCI and its subsidiaries are offered health, life, and dental insurance coverage at group rates from BCBS and its subsidiaries. The group rates offered to the employees of UCI and its subsidiaries are believed to be no more or less favorable to UCI and its subsidiaries than those that would have been obtainable through arm's-length negotiations with unrelated third parties for similar services.

     UCI and its subsidiaries contract with Adams and Associates for worker's compensation, and professional liability insurance coverage, which in turn contracts with CP&C to be the insurance carrier for the workers compensation insurance coverage of UCI and its subsidiaries. Aggregate premiums paid during the fiscal year ended September 30, 1997 in connection with such policies were approximately $155,000. During the fiscal year ended September 30, 1996, Adams and Associates provided short-term financing to UCI for approximately $17,000 in workers compensation audit premiums, which was paid in full during the fiscal year ended September 30, 1997. Harold H. Adams, Jr. is the President and owner of Adams and Associates and is also a director of UCI. Effective November 1, 1997, UCI and its subsidiaries no longer contract through Adams and Associates for any of their insurance coverage. Management of UCI believes that the terms of its contracts with Adams and Associates were no more or less favorable to UCI and its subsidiaries than those that would have been obtainable through arm's-length negotiations with unrelated third parties for similar services.

     UCI contracts with Global Consulting, Inc. for certain financial and marketing consulting services. Russell J. Froneberger is the President and owner of Global Consulting, Inc. and is also a director of UCI whose term expires at the forthcoming Annual Meeting. Mr. Froneberger is not standing for reelection as a director at the Annual Meeting. Fees paid during the fiscal year ended September 30, 1997 in connection with these services were approximately $96,000. The terms of the contracts with Global Consulting, Inc. are believed to be no more or less favorable to UCI than those that would have been obtainable through arm's-length negotiations with unrelated third parties for similar services.

                             ADDITIONAL INFORMATION

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

      We have made forward-looking statements in this document that are subject to known and unknown risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of the combined company set forth under "Risk Factors" and "The Acquisition - Description of the Acquisition - Reasons for the Acquisition" and "- Fairness Opinion" and those preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions. Such statements reflect the current views of UCI and/or MHC with respect to future events. For those statements as they relate to UCI only, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, to the extent provided by applicable law. This safe harbor does not apply to forward-looking statements of MHC because MHC has never registered its securities with the SEC. You should understand that the important factors set forth below, in addition to those discussed elsewhere in this document and in the documents which we incorporate by reference, could affect the future results of the Company and could cause those results to differ materially from those expressed or implied in our forward-looking statements. Although UCI's management believes that their expectations of future performance are based on reasonable assumptions within the bounds of their knowledge of their business and operations, there can be no assurance that actual results will not differ materially from their expectations. Factors which could cause actual results to differ from expectations include, among other things, the difficulty in controlling the Company's costs of providing healthcare and administering its network of medical centers; the possible negative effects from changes in reimbursement and capitation payment levels and payment practices by insurance companies, healthcare plans, government payors and other payment sources; the difficulty of attracting primary care physicians; the increasing competition for patients among healthcare providers; possible government regulations in multiple jurisdictions negatively impacting the existing organizational structure of the Company; the possible negative effects of prospective healthcare reform; the challenges and uncertainties in the implementation of the Company's expansion and development strategy; the dependence on key personnel; the ability to successfully integrate the management structures of MHC and consolidate the operations of MHC with those of the Company; and other factors described in this document and in other documents filed by UCI with the SEC.


STOCKHOLDER PROPOSALS


      Proposals of stockholders of UCI which are intended to be presented by such stockholders at the next Annual Meeting of UCI stockholders must be received by UCI a reasonable time before the distribution of the proxy statement and form of proxy relating to that meeting in order to be considered for inclusion in such proxy statement and form of proxy.



OTHER MATTERS

      The UCI Board knows of no other matters which are likely to be brought before the Annual Meeting. If any matters are brought before the Annual Meeting, the proxy agents named in the enclosed proxy will vote on such matters in accordance with their best judgment.

ANNUAL AND QUARTERLY REPORTS


      A copy of the Company's Annual Report on Form 10-KSB/A for the fiscal year ended September 30, 1997, and a copy of the Company's Quarterly Report on Form 10-QSB/A for the quarter and nine-month period ended June 30, 1998, each of which has been filed with the SEC, is included with the Company's 1997 Annual Report to Stockholders which accompanies this Proxy Statement.

WHERE YOU CAN FIND MORE INFORMATION

      UCI files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at "http://www.sec.gov." Reports, proxy statements and other information should also be available for inspection at the offices of the NASD.

      The SEC allows us to "incorporate by reference" information into this Proxy Statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement, except for any information superseded by information contained directly in this Proxy Statement. This Proxy Statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about UCI and its finances.


UCI SEC Filings (File No. 0-13265)                   Period
----------------------------------                  --------
Annual Report on Form 10-KSB/A..............Fiscal year ended September 30, 1997
Quarterly Reports on Form 10-QSB............Quarters ended December 31, 1997, and Form 10-QSB/A......................March 31, 1998 and June 30, 1998
Current Reports on Form 8-K and Form 8-K/A..Filed October 14, 1997, October
                                            15, 1997, November 5, 1997, November
                                            13, 1997, November 19, 1997,
                                            December 11, 1997, January 7, 1998,
                                            February 17, 1998, March 11, 1998,
                                            April 20, 1998, May 11, 1998, May
                                            28, 1998, July 24, 1998, August 13,
                                            1998, August 21, 1998, September 1,
                                            1998, September 2, 1998 and October
                                            13, 1998
A description of Common Stock
contained in UCI's Registration
Statement on Form 8-A.......................Dated March 6, 1985


      Any statement in this document or in a document incorporated or deemed to be incorporated by reference in this document shall be deemed to be modified or superseded for purposes of this document to the extent that a statement contained in this document or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this document, except as so modified or superseded.

      UCI has supplied all information contained or incorporated by reference in this Proxy Statement relating to UCI. MHC has supplied all such information relating to its operations.

      If you are a stockholder, we may have already sent you some of the documents incorporated by reference, but you can obtain any document incorporated by reference through us, the SEC, or the SEC's Internet web site as described above. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this Proxy Statement. Stockholders may obtain documents incorporated by reference in this Proxy Statement by requesting them in writing or by telephone to us at the following address:

                         UCI Medical Affiliates, Inc.
                        Investor Relations Department
                         1901 Main Street, Suite 1200
                        Columbia, South Carolina 29201
                                (803) 252-3661

      If you would like to request documents from us, please do so by November 13, 1998 to receive them before the Annual Meeting.

      YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE ON THE PROPOSALS RELATING TO THE ACQUISITION. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED OCTOBER 29, 1998. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THE PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS NOR THE ISSUANCE OF COMMON STOCK IN CONNECTION WITH THE ACQUISITION SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                                                                    APPENDIX A

                              February 9, 1998

The Board of Directors
UCI Medical Affiliates, Inc.
1901 Main Street, Suite 1200
Columbia, SC 29201

Members of the Board of Directors:

      You have requested my opinion, as of this date, as to the fairness, from a financial point of view, to UCI Medical Affiliates, Inc., a Delaware corporation ("UCI"), of the terms of the proposed transactions referred to below.

      Pursuant to the proposed Acquisition Agreement and Plan of Reorganization (the "Acquisition Agreement") dated as of the date hereof, to be entered among UCI, UCI Medical Affiliates of Georgia, Inc. ("UCI-GA"), MainStreet Healthcare Corporation ("MainStreet") and certain of its affiliated entities, the parties thereto are to effect a business combination transaction pursuant to which, on the terms and subject to the conditions set forth in the Acquisition Agreement (the "Proposed Transactions"): (i) UCI-GA and certain of its affiliates will acquire from MainStreet and its affiliates certain assets and liabilities for a purchase price of $8,870,000 consisting of a combination of cash, common stock of UCI and assumption of certain liabilities. I understand that all approvals required for the consummation of the Proposed Transactions have been or, prior to consummation of the Proposed Transactions will be, obtained.

      In arriving at my opinion, I have among other things:

          (i) reviewed the terms and conditions of the Proposed Transactions, including the draft Acquisition Agreement and the draft agreements ancillary thereto;

         (ii) analyzed certain financial aspects of the Proposed Transactions and consideration to be paid by UCI and UCI-GA in connection with the Proposed Transactions;

        (iii) reviewed and analyzed publicly available historical business and financial information relating to UCI and its affiliated entities, as presented in documents filed with the Securities and Exchange Commission and otherwise provided to me by UCI, as well as historical financial information relating to MainStreet and its affiliated entities as provided to me by UCI and MainStreet;

         (iv) analyzed selected summary non-public financial and operating results of operations of UCI (consolidated) and MainStreet;

          (v) analyzed the financial conditions and prospects of UCI and MainStreet;

         (vi) reviewed and analyzed public information, including certain stock market data and financial information relating to selected companies with operating statistics and dynamics similar to those of UCI and MainStreet;

        (vii) reviewed the trading history of UCI's common stock, including such stock's performance in comparison to market indices and to selected companies with operating statistics and dynamics similar to those of UCI;

       (viii) conferred with the management teams of each of UCI and MainStreet;

The Board of Directors
UCI Medical Affiliates, Inc.
February 9, 1998
Page 2

         (ix) reviewed public financial and transaction information relating to premiums and multiples paid in certain merger and acquisition transactions similar to the Proposed Transactions or relevant portions thereof; and

          (x) conducted such other financial analyses and investigations as I deemed necessary or appropriate for the purposes of the opinion expressed herein.

      In rendering my opinion, I have assumed and relied upon the accuracy and completeness of the financial and other information respecting UCI and MainStreet and any other information provided to me by the parties, and we have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of UCI and MainStreet. With respect to selected summary financial and operating results referred to above, I have assumed they were reasonably prepared on a basis reflecting the best currently available information and the good faith estimates and judgements of the management of UCI as to the future financial performance of UCI and the management of MainStreet as to the future financial performance of MainStreet.

      In addition to my review and analysis of the specific information set forth above, my opinion herein reflects and gives effect to my assessment of general economic, monetary and market conditions existing as of the date of this letter as they may affect the business and prospects of UCI and MainStreet.

      My engagement and the opinion expressed herein are for the benefit of the Board of Directors of UCI in its evaluation of the Proposed Transactions and may not be used for any other purpose without my prior written consent, except that this opinion may be included in its entirety and referred to in any filing made by UCI with the Securities and Exchange Commission with respect to the Proposed Transactions. Furthermore, the opinion rendered herein does not constitute a recommendation that UCI pursue the Proposed Transactions over any other alternative transactions which may be available to UCI or that any stockholder of UCI vote to approve the Proposed Transactions.

      Based on and subject to the foregoing, I am of the opinion that, as of the date of this letter, the terms of the Proposed Transactions are fair to UCI from a financial point of view.

                              Very truly yours,

                              /s/ Oliver G. Wood, Jr.

                              Oliver G. Wood, Jr.

                                                                    APPENDIX B

                  PROPOSED AMENDMENTS TO THE UCI CERTIFICATE

                      AUTHORIZED CAPITAL STOCK PROPOSAL

      The Authorized Stock Proposal provides that the UCI Certificate will be amended by restating the first paragraph of Article Fourth to read in its entirety as follows:

      "FOURTH: The total number of shares of stock which the corporation shall have authority to issue is as follows: Fifty Million (50,000,000) shares of

Common Stock, having a par value of five cents ($0.05) per share, amounting in the aggregate to Two Million Five Hundred Thousand Dollars ($2,500,000) and Ten Million (10,000,000) shares of Preferred Stock having a par value of one cent ($0.01) per share, amounting in the aggregate to One Hundred Thousand Dollars ($100,000)."

                         REVERSE STOCK SPLIT PROPOSAL


      The Reverse Stock Split Proposal provides that if the Authorized Capital Stock Proposal is approved by the UCI stockholders, the UCI Certificate will be amended by restating Article Seventh to read in its entirety as follows:


      "SEVENTH: Pursuant to a 1 for 5 reverse stock split, the amount of the total authorized Common Stock of this corporation is decreased and the number and par value are by these means changed so that the authorized Common Stock of this corporation, which, prior to the filing of this amendment, was Fifty Million (50,000,000) shares of Common Stock, having a par value of five cents ($0.05) per share, amounting in the aggregate to Two Million Five Hundred Thousand Dollars ($2,500,000), shall be Ten Million (10,000,000) shares of Common Stock, having a par value of twenty-five cents ($0.25) per share, amounting in the aggregate to Two Million Five Hundred Thousand Dollars ($2,500,000).


      At the time this amendment becomes effective, each five (5) prior issued and outstanding shares of the Common Stock of this corporation, par value five cents ($0.05) per share, shall thereby and thereupon be combined into one (1) share of validly issued, fully paid and nonassessable shares of Common Stock of this corporation, par value twenty-five cents ($0.25) per share. Each person at that time holding of record any issued and outstanding shares of Common Stock of this corporation shall receive upon surrender thereof to the corporation's authorized agency a stock certificate or certificates to evidence and represent the number of shares of post reverse stock split Common Stock of this corporation to which such person is entitled after this reverse split; provided, however, that this corporation shall not issue fractional shares of Common Stock in connection with this reverse stock split, but, in lieu thereof, this corporation shall make a cash payment at the rate equal to the fraction of the share of Common Stock that would otherwise be issuable, multiplied by the closing bid price for the Common Stock of this corporation as quoted by the Nasdaq Stock Market on the trading day immediately prior to the date this amendment is filed with the Delaware Secretary of State (or at the rate of One and No/100th Dollar ($1.00) per share in the event the Common Stock of this corporation is not listed for trading by the Nasdaq Stock Market on the trading day immediately proceeding the date of filing of this amendment) upon surrender to the corporation's authorized agent of certificates representing shares as to which a fractional share would otherwise be issuable. The ownership of such fractional interests shall not entitle the holder thereof to any voting, dividend or other right except the right to receive payment therefor as described above."


      The Reverse Stock Split Proposal also provides that if the Authorized Capital Stock Proposal is not approved by the UCI stockholders, the UCI Certificate will be amended as set forth in the preceding paragraphs, except that the first paragraph of Article Seventh shall be restated to read in its entirety as follows:



      "SEVENTH: Pursuant to a 1 for 5 reverse stock split, the amount of the total authorized Common Stock of this corporation is decreased and the number and par value are by these means changed so that the authorized Common Stock of this corporation, which, prior to the filing of this amendment, was Ten Million (10,000,000) shares of Common Stock, having a par value of five cents ($0.05) per share, amounting in the aggregate to Five Hundred Thousand Dollars ($500,000), shall be Two Million (2,000,000) shares of Common Stock, having a par value of twenty-five cents ($0.25) per share, amounting in the aggregate to Five Hundred Thousand Dollars ($500,000); provided however, immediately after the effectuation of such reverse stock split, the authorized Common Stock of this corporation shall be increased so that the authorized Common Stock of this corporation shall be Ten Million (10,000,000) shares of Common Stock, having a par value of twenty-five cents ($0.25) per share, amounting in the aggregate to Two Million Five Hundred Thousand Dollars ($2,500,000)."

                                                                    APPENDIX C

                       INDEX TO FINANCIAL STATEMENTS OF
                      MAINSTREET HEALTHCARE CORPORATION


                                                                          Page

Audited Consolidated Financial Statements as of March 31, 1998 and 1997 and for the fiscal years ended March 31, 1998 and 1997

       Independent Auditors' Report........................................  C-2
       Consolidated Balance Sheets.........................................  C-3
       Consolidated Statements of Operations...............................  C-5
       Consolidated Statements of Stockholders' Deficit....................  C-6
       Consolidated Statements of Cash Flows...............................  C-7
       Notes to Consolidated Financial Statements..........................  C-8

Management's Discussion and Analysis of Financial Condition and
   Results of Operations................................................... C-19

                         INDEPENDENT AUDITORS' REPORT


The Board of Directors
MainStreet Healthcare Corporation:


We have audited the accompanying consolidated balance sheets of MainStreet Healthcare Corporation as of March 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MainStreet Healthcare Corporation at March 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that MainStreet Healthcare Corporation will continue as a going concern. As discussed in note 1(b) to the consolidated financial statements, MainStreet Healthcare Corporation has suffered recurring losses and has a working capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 1(b) and note 13. The accompanying consolidated financial statements do not include any adjustment that might result from the outcome of this uncertainty.


/S/ KPMG Peat Marwick, LLP


June 2, 1998, except as to the third
  paragraph of note 7, which is
  as of July 6,1998

                      MAINSTREET HEALTHCARE CORPORATION
                         Consolidated Balance Sheets
                           March 31, 1998 and 1997


                       Assets                             1998        1997
                       ------                             ----        ----

Current assets:
   Cash                                               $    34,231       1,950
   Accounts receivable, less allowances for
    contractual adjustments and uncollectible
    accounts of $1,216,718 and $1,258,571 in
    1998 and 1997, respectively                         1,410,219   1,110,019
   Redeemable preferred stock subscriptions
    receivable (note 4)                                         -     750,000
   Other receivables                                       68,222     110,658
   Prepaid and other                                       83,367     109,380
                                                         --------    --------
        Total current assets                            1,596,039   2,082,007

Property and equipment, net (notes 3 and 5)             1,520,503   1,422,594
Intangible assets, net (notes 3 and 6)                  1,549,861   1,968,252
Other assets                                               39,859     323,023





                                                        ---------   ---------
        Total assets                                  $ 4,706,262   5,795,876
                                                        =========   =========


        Liabilities and Stockholders' Deficit                                       1998        1997
        -------------------------------------                                       ----        ----

Current liabilities:
   Accounts payable                                                             $ 1,136,606     695,411
   Line of credit (note 7)                                                          574,327           -
   Accrued expenses and liabilities                                               1,928,547     615,237
   Current portion of notes payable (notes 3 and 8)                                 477,095     357,053
   Current portion of capital lease obligation (note 8)                              48,693       3,401
   Stockholder loan (note 9)                                                         94,174      18,252
                                                                                   --------    --------
        Total current liabilities                                                 4,259,442   1,689,354
                                                                                  --------- -----------

Long-term liabilities:
   Notes payable, less current portion (notes 3 and 8)                              368,704     751,261
   Capital lease obligation, less current portion (note 8)
                                                                                     74,380      14,183
        Total long-term liabilities                                                --------    --------
                                                                                    443,084     765,444
                                                                                   --------    --------
        Total liabilities
                                                                                  4,702,526   2,454,798
Preferred stock, $.01 par value; 11,500 and 14,000 shares
   authorized, no shares issued and outstanding at March 31,
   1998 and 1997, respectively (note 4)                                                  -           -
5% cumulative redeemable preferred stock, $1,000 redemption
value; 6,000 shares authorized, 4,367 shares issued
and outstanding at March 31, 1998 and 3,367 shares issued
and outstanding, 750 shares subscribed at March 31, 1997
(notes 4, 9, and 12)                                                               4,367,000   4,117,000
10% cumulative redeemable preferred stock, $1,000 redemption value; 2,500 and -0- shares authorized, 412 and -0- shares issued and outstanding at March 31, 1998 and 1997, respectively
   (notes 4, 9, and 12)                                                              412,000         -
Class A nonvoting convertible common stock, $.01 par value; 5,000,000 shares authorized, 248,000 and 268,000 shares issued and outstanding at March 31,
   1998 and 1997,
   respectively (notes 3 and 4)                                                      816,007     738,979

Stockholders' deficit:
   Class B common stock, $.01 par value; 20,000,000 shares authorized, 6,460,452
    and 5,875,000 shares issued and outstanding at March 31, 1998 and 1997,           64,605      58,750
    respectively (notes 4, 9, and 12)                                                 42,516      38,586
   Additional paid-in capital                                                     (5,698,392) (1,612,237)
   Accumulated deficit                                                             ---------   ---------
                                                                                  (5,591,271) (1,514,901)
        Total stockholders' deficit                                                 ---------   ---------

                                                                                 $ 4,706,262   5,795,876
        Total liabilities and stockholders' deficit                                =========   =========


See accompanying notes to consolidated financial statements.

                      MAINSTREET HEALTHCARE CORPORATION
                    Consolidated Statements of Operations
                 For the Years ended March 31, 1998 and 1997

                                                         1998         1997

Net patient service revenue                          $6,436,950     3,665,982
                                                      ---------     ---------

Operating expenses:
   Cost of affiliated physician services              3,082,389     1,689,235
   Clinic salaries, wages, and benefits               2,404,156     1,188,415
   Clinic rent and lease expense (notes 8 and 9)        566,245       306,571
   Clinic supplies                                      784,825       317,417
   Other clinic costs                                   788,919       371,001
   General corporate expenses (note 9)                1,655,974       587,404
   Depreciation and amortization (notes 5 and 6)        466,121       217,029
   Clinic start-up expenses                                   -       307,419
                                                       --------      --------
        Total expenses                                9,748,629     4,984,491
                                                  ------------- -------------

        Operating loss                               (3,311,679)   (1,318,509)

Interest expense, net (note 8)                          364,292       161,774
Deferred financing costs (note 2(f))                    273,224             -
Loss on clinic disposals (note 3)                             -        88,990
                                                    ------------   ----------
        Loss before income taxes                     (3,949,195)   (1,569,273)

Income taxes (note 10)                                        -             -
                                                     -----------   ----------
        Net loss                                   $ (3,949,195)   (1,569,273)
                                                     ===========   ==========


See accompanying notes to consolidated financial statements.




                        MAINSTREET HEALTHCARE CORPORATION
                Consolidated Statements of Stockholders' Deficit
                   For the Years ended March 31, 1998 and 1997
                                         Class B                   Additional                                Total
                                      common stock                   paid-in          Accumulated         stockholders'
                              ------------------------------
                                 Shares          Amount              capital            deficit              deficit

Balance at April 1, 1996                ---          $  ---              ---                 ---                   ---
Issuance of common stock
(notes 4 and 9)                   5,875,000          58,750           38,586                 ---                97,336
Accretion of difference
between fair value and
repurchase value of stock
issued in connection with
acquisition (note 3)                    ---             ---              ---            (42,964)               (42,964)
Net loss                                ---             ---              ---         (1,569,273)            (1,569,273)
                              --------------  --------------  ---------------  ------------------  --------------------
Balance at March 31, 1997         5,875,000          58,750           38,586         (1,612,237)            (1,514,901)

Issuance of common stock
(notes 4 and 9)                     585,452           5,855            3,930                 ---                 9,785
Accretion of difference
between fair value
    and repurchase value of
stock issued
    in connection with
acquisition (note 3)                      0               0                0           (136,960)              (136,960)
Net loss                                  0               0                0         (3,949,195)            (3,949,195)
                              ==============  ==============  ===============  ==================  ====================
Balance at March 31, 1998         6,460,452        $ 64,605           42,516         (5,698,392)            (5,591,271)
                              ==============  ==============  ===============  ==================  ====================


          See accompanying notes to consolidated financial statements.

                        MAINSTREET HEALTHCARE CORPORATION
                      Consolidated Statements of Cash Flows
                   For the Years ended March 31, 1998 and 1997


                                                         1998         1997

Operating activities:
   Net loss                                         $(3,949,195)   (1,569,273)
   Adjustments to reconcile net loss to net cash
    provided (used) by operating activities:
      Depreciation and amortization                     466,121       217,029
      Changes in operating assets and liabilities,
       net of effects of acquisitions:
         Accounts receivable, net                      (320,013)     (517,720)
         Other receivables                               42,436      (110,658)
         Prepaid expenses and other assets              (75,061)      (64,010)
         Accounts payable                               441,195       580,688
         Other accrued expenses and liabilities       1,410,974       615,237
         Deferred financing costs                       273,224             -
                                                       --------      --------
           Net cash used by operating activities    ( 1,710,319)     (848,707)
                                                   ------------      --------

Investing activities:
   Acquisitions of businesses, net of cash acquired           -    (1,226,480)
   Purchases of property and equipment                 (236,730)     (631,279)
                                                       --------   -----------
           Net cash used by investment activities      (236,730)   (1,857,759)
                                                       --------   -----------

Financing activities:
   Net proceeds from issuance of preferred stock      1,298,000     2,071,607
   Proceeds from shareholder loans                      192,500     1,370,300
   Proceeds from issuance of common stock                 7,207        65,810
   Net borrowings under capital lease obligations       105,489        17,584
   Net borrowings from line of credit                   574,327             -
   Repayment of notes payable                          (198,193)     (423,363)
   Repayment of shareholder loans                             -      (393,522)
                                                       ---------    ----------
           Net cash provided by financing activities  1,979,330     2,708,416
                                                    --------------------------

           Net increase in cash                          32,281         1,950

Cash at beginning of period                               1,950             -
                                                      ---------      --------
Cash at end of period                                $   34,231         1,950
                                                       ========      ========

Supplemental disclosure of cash flow
 information cash paid during the period for:
    Interest                                        $   117,077        55,476
                                                      ==========      =======

    Income taxes                                     $        -             -
                                                       ========      ========

See accompanying notes to consolidated financial statements.

                        MAINSTREET HEALTHCARE CORPORATION
                   Notes to Consolidated Financial Statements
                             March 31, 1998 and 1997


(1)   Organization and Basis of Presentation

      (a)   Description of Business

            MainStreet Healthcare Corporation ("the Company") was incorporated on February 6, 1996 and commenced operations on April 1, 1996. The Company was organized to purchase general practitioner outpatient clinics in Georgia and Tennessee. After purchasing a clinic, the Company focuses on centralizing fixed costs and reducing the overall overhead of each outpatient clinic in order to maximize income and cash flow. From April 1, 1996 to March 31, 1998, the Company has acquired 14 primary care clinics.

      (b)   Basis of Presentation

            The consolidated financial statements have been prepared on the accrual basis of accounting and include the accounts of the Company and the affiliated professional corporations ("Professional Corporations"). Through the initial management services agreements between the Company and the Professional Corporations which contain fifty-year terms, the Company has assumed full responsibility for the operating expenses in return for the assignment of the revenue of the Professional Corporations.

            The Company has perpetual, unilateral control over the assets and operations of the Professional Corporations, and notwithstanding the lack of technical majority ownership of the stock of such entities, consolidation of the various Professional Corporations is necessary to present fairly the financial position and results of operations of the Company because control exists by means other than ownership of stock. Control by the Company is perpetual rather than temporary because (i) the length of the original terms of the agreements, (ii) the successive extension periods provided by the agreements, (iii) the continuing investment of capital by the Company, (iv) the employment of the nonphysician personnel, and (v) the nature of the services provided to the Professional Corporations by the Company. All intercompany accounts and transactions have been eliminated during consolidation.

            The Company has experienced recurring losses of approximately $5,700,000 since its inception and has a net working capital deficiency of approximately $2,700,000 at March 31, 1998. In addition, the liabilities of the Company, including preferred stock and Class A common stock, exceeded its assets by approximately $5,600,000. Effective May 1, 1998, the Company sold substantially all of its assets for which the ultimate proceeds will not be determined until the stock to be received is sold (note 13). The Company is currently negotiating with its creditors and preferred and Class A common shareholders to satisfy its debt obligations. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                        MAINSTREET HEALTHCARE CORPORATION
                   Notes to Consolidated Financial Statements

(2)   Summary of Significant Accounting Policies

      (a)   Property and Equipment

            Property and equipment are recorded at cost, less accumulated depreciation and amortization. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets.

            Equipment held under capital leases and leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the assets.

      (b)   Intangible Assets

            (1)   Noncompete Agreements

                  In connection with certain clinic acquisitions, the Company entered into noncompete agreements with physicians. Such agreements are being amortized using the straight-line method over the terms of the agreements, generally three to five years.

            (2)   Excess of Cost

                  Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on the straight-line method over the expected periods to be benefited, generally fifteen years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved. In management's estimation, the remaining amount of goodwill has continuing value.

      (c)   Net Revenue

            Patient revenue is recorded at established rates reduced by allowances for doubtful accounts and contractual adjustments. Contractual adjustments arise due to the terms of certain reimbursement and managed care contracts. Such adjustments represent the difference between charges at established rates and estimated recoverable amounts and are recognized in the period the services are rendered. Any differences between estimated contractual adjustments and actual final settlements under reimbursement contracts are reported as contractual adjustments in the year final settlements are made.

      (d)   Income Taxes

            The Company accounts for income taxes using the asset and liability method of Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES ("SFAS No. 109"). Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences

                        MAINSTREET HEALTHCARE CORPORATION
                   Notes to Consolidated Financial Statements

      attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

            Prior to the merger of MainStreet Georgia with and into MainStreet Delaware, as discussed in note 4, the Company was taxed as an S Corporation under the Internal Revenue Code. As a result, the Company was taxed in a manner similar to a partnership for the period prior to December 9, 1997, and has not provided any federal or state income taxes as the results of operations were passed through to, and the related income taxes became the individual responsibility of the Company's shareholders.

      (e)   Impairment of Long-Lived Assets

            Financial Accounting Standards No. 121 ("SFAS No. 121"), ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, requires the Company to review for the impairment of long-lived assets and certain identifiable intangibles to be held and used by the Company whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

            The statement also addresses the accounting for long-lived assets that are expected to be disposed. SFAS No. 121 is applicable for most long-lived assets, identifiable intangibles, and goodwill related to those assets. Management has determined that long-lived assets are fairly stated in the accompanying consolidated balance sheets.

      (f)   Redeemable Preferred Stock Offering Costs

            Costs associated with the issuance of redeemable preferred stock have been capitalized and are being amortized using a straight-line method over five years and are included in other assets in the accompanying 1997 consolidated balance sheet. During 1998, the unamortized portion of these costs was written off.

      (g)   Use of Estimates

            Management of the Company has made certain estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

      (h)   Reclassifications

            Certain reclassifications have been made in the 1997 consolidated financial statements to conform with the presentation in the 1998 consolidated financial statements.

                        MAINSTREET HEALTHCARE CORPORATION
                   Notes to Consolidated Financial Statements

(3)   Clinic Acquisitions and Closures

      Since its inception, the Company has acquired, through its wholly owned subsidiaries, certain operating assets of 14 primary care physician practices.

     A summary of the 14 primary care physician practice acquisitions is as follows:

         Acquired practices            Location             Date acquired

   Dr. Pamela Erdman, DO               Tucker, GA           April 1996
   Tucker Eye, Ear, Nose, Throat       Tucker, GA           April 1996
   Family Care Associates              Covington, GA        April 1996
   Mountain East Family Care           Stone Mtn, GA        May 1996
   Lawrenceville Family Care           Lawrenceville, GA    June 1996
   Dr. Frank Corker, MD                Valdosta, GA         August 1996
   Promptcare, Inc.                    Knoxville, TN        November 1996
   Dr. Dennis Thomas, MD               Adel, GA             December 1996
   Gwinnett Family Medicine            Snellville, GA       December 1996
   Salem Gate Family Medicine          Conyers, GA          December 1996
   Dr. I. Oliver, MD                   Austell, GA          December 1996
   Occupational Medicine               Macon, GA            January 1997
   Park Central Family Medicine        Decatur, GA          February 1997
   Dr. Lanier L. Allen, MD             Thomaston, GA        May 1997

      The acquisitions have been accounted for by the purchase method of accounting and, accordingly, the purchase price has been allocated to the net assets acquired and the liabilities assumed based upon their fair values at the dates of acquisition. In connection with these acquisitions, the Company issued 268,000 shares of Class A common stock in MainStreet Healthcare Corporation in 1997. The Company also entered into stock repurchase agreements with the selling physicians whereby in the event there has not been an initial public stock offering, or a sale of substantially all of the Company's assets, or a change in control of the Company's voting stock which would produce for the Class A shareholders a value of $5 per share, the shareholders could compel the Company to purchase the stock for $5 a share at a predetermined future date (the "repurchase date"). The Company recorded the stock by discounting the $5 per share price from the repurchase date using a risk-based interest rate of 15%. The difference between the recorded value and the maximum repurchase value of its stock issued in connection with these acquisitions was $643,395, which is being accreted over the period from the date of issuance to the repurchase dates through periodic charges to accumulated deficit. Effective May 1, 1998, the Company sold substantially all of the assets of the Company (see note 13). The Company is in the process of negotiating settlements with each Class A shareholder to satisfy these obligations. The ultimate settlement amount has not been determined. The Company also issued $71,876 and $1,531,677 in notes payable in 1998 and 1997, respectively. The excess of the purchase price over the fair values of the net assets acquired was $29,612 and $1,813,179 in 1998 and 1997, respectively, and has been recorded as goodwill and is being amortized using a straight-line method over 15 years. The composition of acquisition of businesses, net of cash acquired, is set forth below:

                        MAINSTREET HEALTHCARE CORPORATION
                   Notes to Consolidated Financial Statements


                                                            1998     1997
       Working capital, other than cash
       Property and equipment                         $ 12,264     477,577
       Noncompete agreements                            30,000     862,916
       Excess of costs over fair value                       -     300,500
       of assets acquired
       Less:                                            29,612   1,813,179
           Value of stock issued
           Value of notes payable issued                      -   (696,015)
                                                       (71,876) (1,531,677)
       Cash purchase price, net of cash acquired      $    -     1,226,480
                                                         ====     =========

      The operating results of the acquired clinics have been included in the consolidated statements of operations from the respective dates of acquisition.

      During 1998, the Company closed three physician clinics resulting in losses of $88,990 which were accrued for at March 31, 1997. In connection with the closure of the physician clinics, 28,000 shares of Class A common stock in the Company and $50,000 in notes payable were canceled.

During 1998, in consideration for a release of a covenant not to compete, a physician canceled $94,872 in notes payable which was used to reduce goodwill. The Company then wrote off the remaining unamortized noncompete agreement of $8,334.

(4)   Reorganization

      MainStreet Healthcare Corporation (MainStreet Georgia), an S Corporation, was organized on February 6, 1996 as a Georgia Corporation and was authorized 10,000,000 shares of no par common stock of which 5,375,000 shares were issued.

      On December 4, 1996, MainStreet Healthcare Corporation (MainStreet Delaware), a C Corporation, was incorporated and was authorized 10,000,000 shares of no par common stock. Effective December 9, 1996, the shareholders of MainStreet Georgia exchanged their shares for equal shares in MainStreet Delaware pursuant to a merger of MainStreet Georgia with and into MainStreet Delaware.

      On December 11, 1996, MainStreet Delaware amended and restated the Certificate of Incorporation in order to give MainStreet Delaware the authority to issue preferred stock and common stock as follows:

      (a) 20,000 shares of preferred stock, par value $.01 per share. MainStreet Delaware's Board of Directors has the authority to fix the terms of the preferred stock. These shares were subsequently used to issue five and ten percent cumulative redeemable preferred stock in MainStreet Delaware during 1998 and 1997.

       (b)5,000,000 shares of Class A non-voting convertible common stock, par value $.01 per share. One share of Class A non-voting is convertible upon: (i) a qualified public offering; (ii) a sale of substantially all of the assets; or (iii) a sale of a majority of the Class B common stock, into one fully paid and non-assessable share of Class B common stock. On May 1, 1998, substantially all the assets of the Company were sold. The Company is negotiating with all Class A shareholders to either effect the conversion or enter into a settlement agreement (note 13).

                        MAINSTREET HEALTHCARE CORPORATION
                   Notes to Consolidated Financial Statements

   (c)20,000,000 shares of Class B common stock, par value $.01 per share.

      The Class A and Class B common stocks are identical, except with respect to voting rights, where the Class A shares have no voting rights.

      Effective December 12, 1996, MainStreet Delaware entered into a recapitalization agreement with its shareholders. The shareholders exchanged all of the 5,375,000 outstanding shares of no par common stock and $964,336 of debt owed them by MainStreet Delaware for 2,350,000 shares of Class B common stock and 927 shares of five percent cumulative redeemable preferred stock.

      In addition, Penman Private Equity and Mezzanine Fund, L.P., (Penman) purchased 3,525,000 shares of Class B common stock for $60,000 and 2,440 shares of five percent cumulative redeemable preferred stock in MainStreet Delaware for $2,071,607, net of offering expenses of $368,393.

      On March 21, 1997, Penman subscribed to 750 shares of the five percent cumulative redeemable preferred stock for $750,000. On April 8, 1997, the Company received $750,000 for the subscribed preferred stock.

      In 1998, an additional 423,458 shares of Class B common stock, 250 shares of five percent cumulative redeemable preferred stock, and 298 shares of ten percent cumulative redeemable preferred stock in the Company were issued to Penman for $555,207. In addition, a shareholder of the Company exchanged $116,578 of debt owed by the Company to the shareholder for 161,994 shares of Class B common stock and 114 shares of ten percent cumulative redeemable preferred stock in the Company.

(5)   Property and Equipment

      Property and equipment consists of:
                                                       1998          1997
      Land                                         $  104,600        104,600
      Buildings and improvements                      426,494        406,635
      Furniture and fixtures                          181,946        181,621
      Clinic equipment                                774,166        559,451
      Office equipment                                218,048        193,843
      Leasehold improvements                           50,143         48,046
                                                     --------       --------
                                                    1,755,397      1,494,196
      Accumulated depreciation and amortization      (234,894)       (71,602)
                                                    ----------     ----------
                                                   $1,520,503      1,422,594
                                                   ===========      =========

                        MAINSTREET HEALTHCARE CORPORATION
                   Notes to Consolidated Financial Statements

(6)  Intangible Assets

  Intangible assets consists of:
                                                            1998      1997
       Excess of cost over fair value of
         assets acquired                            $   1,586,601   1,813,179
       Noncompete agreements                              275,500     300,500
       Less accumulated amortization
        and amounts written-off                          (312,240)   (145,427)

                                                    $   1,549,861   1,968,252
                                                        =========   =========

(7)   Line of Credit

      On October 14, 1997, the Company entered into a loan and subservicing agreement (the "Loan Agreement") with National Century Financial Enterprises
(NCFE) whereby the Company is allowed to borrow against its accounts receivable. At March 31, 1998, the Company had outstanding borrowings under this Loan Agreement aggregating $574,327, bearing interest at 13% and collateralized by gross accounts receivable aggregating $1,895,388.

      Pursuant to the Acquisition Agreement and Plan of Reorganization entered into between UCI Medical Affiliates Inc. (UCI) and the Company, UCI purchased the accounts receivable and assumed the liability for the outstanding borrowings (see note 13).

      The Loan Agreement contained certain terms and financial covenants for which the Company was not in compliance at March 31, 1998. In a letter dated May 1, 1998, NCFE acknowledged that the remedies available to NCFE should the Company be in default of the terms of the Loan Agreement, would not be pursued by NCFE so long as UCI satisfied the outstanding loan balance on or before May 31, 1998. UCI did not pay off the loan by May 31, 1998 which subsequently put the Company in default. On July 6, 1998, the loan was paid.

(8)   Long-Term Debt and Leases

      Long-term debt and capital leases consist of:

                                                            1998       1997
      Notes payable to physician groups with interest
      rates ranging from 7% to 10.5%, with payments
      due at varying intervals through March 1, 2006    $  845,799    1,108,314
      Capital leases                                       123,073       17,584
                                                           -------     ---------
                                                           968,872    1,125,898
      Less amounts due within one year                     525,788      360,454
                                                         ---------   -----------

                                                        $  443,084      765,444
                                                           =======    ==========

                        MAINSTREET HEALTHCARE CORPORATION
                   Notes to Consolidated Financial Statements

  The following is a schedule of principal maturities of long-term debt, including capital leases, as of March 31, 1998.

            1999                                        $   525,788
            2000                                            174,171
            2001                                             52,503
            2002                                             47,982
            2003                                             35,466
            Thereafter                                      132,962
                                                            -------

                Total                                   $   968,872
                                                            =======
                  CAPITAL LEASES: The Company is the lessee of equipment under a capital lease which expires during the next ten years. The related equipment is being amortized over ten years and the related amortization expense is included with depreciation and amortization expense in the consolidated statement of operations.

      The following is a schedule of future minimum lease payments under the capital leases together with the present value of the net minimum lease payments as of March 31, 1998.

            1999                                        $   60,055
            2000                                            47,055
            2001                                            22,648
            2002                                            13,908
            2003                                             1,159
                                                          --------
                      Total minimum lease payments         144,825

    Less amounts representing interest                      21,752
        Obligation under capital leases                    123,073

    Less current portion of capital lease obligations       48,693
                                                         ----------

           Long-term obligations under capital leases   $   74,380
                                                        ============

      Capitalized equipment leases included in equipment were 169,007 and $18,600 at March 31, 1998 and 1997, respectively. Imputed interest rates ranged from 6.20% to 16.45% at March 31, 1998 and 1997, respectively.

      OPERATING LEASES: Operating leases generally consist of short-term lease agreements for professional office space where the medical practices are located. These leases generally have five-year terms with renewal options. Lease expense of approximately $565,000 and $250,000 for 1998 and 1997, respectively, consists of corporate office space, corporate equipment and medical office space, and equipment for the operating practices.

      The following is a schedule of future minimum lease payments under noncancelable operating leases as of March 31, 1998.

                        MAINSTREET HEALTHCARE CORPORATION
                   Notes to Consolidated Financial Statements

            1999                                        $   515,583
            2000                                            458,279
            2001                                            423,524
            2002                                            266,906
            2003                                             82,732
                                                          ---------

                                                        $ 1,747,024
                                                          =========

(9)  Related Party Transactions

      During 1998, Penman and the Chief Executive Officer made loans to the Company of $42,500 and $12,500, respectively. The Chief Executive Officer also made an additional loan in lieu of $137,500 in salary, of which $114,000 was converted into ten percent cumulative redeemable preferred stock and $2,578 was converted to Class B common stock. There were no cash repayments made to the stockholders during 1998.

      In 1997, the officers of the Company made loans to finance the Company's operations in the amounts of $1,376,110, of which $927,000 was converted into five percent cumulative redeemable preferred stock; $37,336 was converted into Class B common stock; $393,522 was repaid during the year; and the remainder of $18,252 is outstanding at March 31, 1998 and 1997.

      During the year ended March 31, 1998 and the period ended March 31, 1997, the Company made payments of $21,624 and $14,270, respectively, to related parties for rent expense in connection with the clinic facilities. Also, the Company made principal and interest payments of $9,000 and $423,363, respectively, on behalf of the Chief Executive and Operations Officers of the Company for the corporate office location.

      In the process of acquiring the physician clinic groups during 1997, the Company paid $47,650 to a consultant who became an officer of the Company. The Company did not make any similar payments in 1998.

(10)  Income Taxes

      Because of operating losses, the Company has not provided any income tax expense for the year ended March 31, 1998 and the period ended March 31, 1997. The Company has operating loss carryforwards, which may be used to reduce future taxable income, of approximately $3,296,000 and $280,000 at March 31, 1998 and 1997, respectively, which expire beginning in 2013.

      The income tax recognition of temporary differences originating before the Company became a C Corporation will reverse. Accordingly, an income tax liability of $101,500 was recorded as of the date the Company became a C Corporation.

      Deferred income taxes determined in accordance with Statement 109 reflect the net tax effects of (a) temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and (b) operating loss and tax credit carryforwards. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred

                        MAINSTREET HEALTHCARE CORPORATION
                   Notes to Consolidated Financial Statements


tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Due to the uncertainty of future realization, the Company's deferred tax assets are subject to a valuation allowance that results in the recognition of no deferred tax asset at March 31, 1998 and 1997. The increase in the valuation allowance of approximately $1,413,000 during 1998 was equal to the increase in the deferred asset.

      The tax effects of significant items comprising the Company's deferred income taxes for March 31, 1998 and 1997 are as follows:

                                                   1998        1997
     Deferred tax assets:
      Accrual to cash                        $    31,300      62,600
      Net operating loss carryforwards         1,252,600     106,400
      Allowance for doubtful accounts            438,800     144,400
      Intangible assets                           35,800      15,500
      Accrued expenses                            64,500      33,800
                                                --------     -------
                                               1,823,000     362,700
      Less valuation allowance                (1,731,700)   (318,600)
                                               ---------     -------
         Net deferred tax assets                  91,300      44,100

     Deferred tax liabilities - depreciation     (91,300)    (44,100)
                                                --------     -------

         Net deferred taxes                  $         -           -
                                                ========     =======

      The significant components of the deferred income tax expense (benefit) for the year ended March 31, 1998 and the period ended March 31, 1997 are as follows:

                                                           1998          1997

       Deferred income tax benefit                     $ 1,413,100     420,100
       Change in tax status from S Corporation
          to C Corporation                                       -    (101,500)
       Increase in valuation allowance                  (1,413,100)   (318,600)
                                                        -----------   ---------
                   Deferred income tax expense      $           -           -
                                                          =======      =======

(11)  Contingencies

      In addition to the general liability and malpractice insurance carried by the individual physicians, the Company is insured with respect to general liability and medical malpractice risks on a claims-made basis. To the extent that any claims-made coverage is not renewed or replaced with equivalent insurance, claims based on occurrences during the term of the coverage, but reported subsequently, would be uninsured. In connection with the sale of substantially all the assets of the Company, the Company did not extend its medical malpractice beyond May 1, 1998. However, general liability will be extended through May 1, 1999.

(12)  Redeemable Preferred Stock

      The five and ten percent preferred stock is cumulative, mandatory redeemable nonvoting shares issued in connection with the reorganization described in note 4. The five percent preferred stock dividend is payable when declared by the Company. During 1998 and 1997, the Company declared a dividend on the five percent preferred stock of $215,674 and $47,046, respectively, based on the preferred stock issuance date of December 12, 1996. During 1998, the Company also declared a dividend on the ten percent preferred stock issued in 1998 of $29,793. Upon sale of the Company or a qualified public offering and providing that sufficient proceeds remain after satisfying secured and unsecured obligations (see note 1(b)), the Company will redeem the preferred stock at the redemption price which is $1,000 per share plus the amount of accrued and unpaid dividends at such date. The preferred shares are mandatory redeemable on December 12, 2001.

      During 1997, the Company granted options to acquire up to 146,875 shares of Class B common stock to officers of the Company, which are vested and are exercisable at $5.50 per share.

(13)  Sale of Company

      Pursuant to an Acquisition Agreement and Plan of Reorganization (the "Agreement") dated February 9, 1998 and as amended on April 15, 1998 and May 7, 1998, the Company sold effective May 1, 1998, substantially all of its assets to UCI Medical Affiliates, Inc. (UCI). The purchase price by UCI to the Company for the assets, as defined in the agreement consisted of: (i) cash of $450,000; (ii) a promissory note receivable of $800,000 due August 1, 1998; (iii) 2,901,396 shares of UCI common stock; (iv) the assumption of capital leases aggregating $123,073 at March 31, 1998; and (v) the assumption of the line of credit having a balance of $574,327 at March 31, 1998.

      The issuance of the shares of UCI common stock to the Company is contingent upon the approval of UCI shareholders. The market value of the shares to be received based on the closing price of UCI common stock at May 1, 1998 was approximately $4,442,000; however, the ultimate value will be determined when the Company sells the common stock which cannot take place prior to November 1, 1998. Based on the closing price of UCI common stock at July 30, 1998, the market value of the shares to be received was approximately $2,901,000 (unaudited). As of August 3, 1998, approval of UCI shareholders had not occurred (unaudited).

                        MAINSTREET HEALTHCARE CORPORATION

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      MainStreet Healthcare Corporation ("MHC") was organized and incorporated with the purpose of acquiring and subsequently managing, primary care, family health centers. Within a period of 24 months, MHC acquired fourteen practices and attained net revenues of $6.4 million. MHC, after acquisition of a practice, utilizes management expertise to encourage growth in services and revenues, and promote cost consolidation within each practice.

      To facilitate the organization of the business, MHC formed both MainStreet Healthcare Medical Group, PC, Georgia, and MainStreet Healthcare Medical Group PC, Tennessee, (collectively the "PC") to provide employment to physicians who provide patient care and other medical services at the practices. Management service agreement(s) were executed to provide an underlying basis of rights and obligations between both MHC and the PC. Also, such agreements provided proper delineation of duties and responsibilities for the management of, and administration within, each practice.

      The consolidated financial statements include the accounts of MHC and PC. The management service agreement between MHC and the PC conveys to MHC perpetual and unilateral control over the assets and operations of the PC. Control is perpetual rather than temporary because of (1) the length of term of the agreement (50 years), (2) the continuing investment of capital by MHC, (3) the employment of all of the non-physician personnel by MHC, and (4) the nature of the services provided to the PC by MHC.

      The financial terms of the management service agreement call for the PC to provide medical service to patients. MHC, charges a fee to the patient or to the patient's insurance carrier, or employer for such services (pursuant to the agreement PDC assigns to MHC the rights to receive all payments for all services performed by the PC). MHC collects all of the "Net Business Revenues" through the collection of open accounts receivable. MHC agrees to compensate the PC for payment of physician salaries and physician related expenses for continuing education and payroll taxes. MHC is financially responsible to provide all support personnel (nurses, technicians, clerical staff), all administrative functions (billing, collecting, vendor payment), all facilities, supplies (both medical, equipment and administrative), and equipment in substance all other business costs and expenses.

      MHC has the obligation to provide to the business the management services, personnel, equipment and supplies provided for and encapsulated as follows:

      1. the payment for all facility costs, including rent, repairs, maintenance, utilities, insurance, janitorial, refuse disposal, property taxes and improvements.
      2. the provision of supplies, items of furniture, fixtures and equipment, and repairs or improvements of same.
      3.     preparation of annual capital budgets.
      4. maintaining the role of exclusive manager and administrator of all business functions and services related to the business, including
            (but not limited to):

            (a) evaluating, negotiating, administering all managed care contracts on behalf of the PC.
            (b) provision of on-going assessment of business activity, such as product line activity and patient satisfaction.
            (c) ordering and purchasing all medical and office supplies reasonably required.
            (d) billing and collection from patients all professional fees for medical services and for ancillary services performed at the medical offices.
            (e) marketing services, physician recruitment, analysis and procurement for expansion of business.

      The PC has obligations to MHC including (but not limited to) payment of all costs and expenses for insurance premiums for malpractice insurance coverage, and physician employment expenses related to salaries, worker's compensation, retirement plan contributions, health, disability and life insurance premiums, payroll taxes and automobile expenses.

      The PC enters into employment agreements with physicians for terms ranging from one to ten years. All employment agreements have clauses which allow for early termination of the agreement if certain events occur such as the loss of a medical license. The physicians are paid on a salary basis. A few of the physicians have incentive compensation agreements which afford them incentive for additional earnings based upon an increase, as compared to previous financial quarters, in the collections of Net Business Revenues at the medical office the physician is employed Such agreements have no effect upon MHC's rights to collect the net profits of the business. Any amounts paid in fiscal years ending March 31, 1998 and 1997 were minimal.

      MHC and the PC jointly establish fees for all professional and other ancillary services and pharmaceutical items provided at the medical offices. To facilitate consolidated billing and collection functions, MHC established a centralized department during the second half of fiscal year 1998. This department developed the communication systems (using computer systems, telecommunications and administrative operations) to allow the billing and collecting functions at 70% of the medical centers to be centralized. The intent is to centralize the remaining 30% of the medical centers during the fiscal year 1999. This plan encouraged more moderate fee structures within the medical centers. MHC is better able to set pricing plans within the company and between he various medical offices using this centralized approach. Billing practices for using proper and correct coding methods required by the various insurance carriers and governmental programs are also more effectively monitored by using a centralized department.

      Subsequent to acquisition(s), MHC entered into several operational agreements to facilitate cost consolidation, as well as to promote improved services within the medical practices. Processes for ordering all medical supplies and office supplies were centralized. All computer processes and telecommunication processes were provided by single sources. Acquisitions of new and more modern equipment provided the medical practices with improved patient handling and treatment methods. Patient billing and collection processes were centralized, the intent being to reduce the administrative costs of processing such information.

      Three unprofitable practices were closed by MHC on August 31, 1997 and effectively transferred back to their original owners through specific agreement. As discussed in Note 3 of the MHC consolidated financial statements, accrued losses of $88,990 were recorded as of March 31, 1997. Goodwill recorded during the acquisition of these three practices amounted to a total of $4,500 and was considered immaterial in the presentation of the financial statements.

      RESULTS OF OPERATIONS FOR THE YEAR ENDED MARCH 31, 1998 AS COMPARED TO THE YEAR ENDED MARCH 31, 1997:

      Revenues of $6,436,950 for the year ended March 31, 1998 reflects an increase of 75.5% over those of the year ended March 31, 1997. The majority of this increase related to having all of the acquired practices reporting revenues for the full twelve months of the fiscal year ended March 31, 1998. MHC commenced operations with its first acquisition on April 1, 1996, and grew through a series of acquisitions through July, 1997 when a maximum of 14 clinics had been acquired.

      MHC revenues per practice per month decreased from $46,700 in fiscal 1997 to $44,701 in fiscal 1998. Revenues were short of goals for fiscal 1998 due in part to the increased competition from hospitals and other providers in the metropolitan Atlanta market. In this area, regional hospitals have acquired or opened new primary care physician practices that compete directly with the company for patients. In each case, the hospital owners (MHC's competition) are believed to have significantly greater resources than MHC.

      MHC contracted with a broad cross section of managed care markets in an attempt to increase its viability and marketability to the general patient public. The following table listing the percentage of revenue by revenue source provides an indication of the type of insurance markets which MHC entered.

                        MAINSTREET HEALTHCARE CORPORATION
                   Notes to Consolidated Financial Statements

            Private Pay                             6.5%
            Medicare                               16.8%
            Medicaid                                5.1%
            Commercial Insurance                   25.5%
            PPO Insurance                          41.7%
            Workers Compensation Insurance          2.8%
            All others                              1.6%
                                                  ------
                                                  100.0%

      The following table shows the percentage of net revenue by various expense categories reflected in the MHC Consolidated Statements of Operations:

                                                           1998            1997
                                                       -----------       -------
Net Patient service revenue                              100%              100%
Operating expenses
      Cost of affiliated physician services...........    48%               46%
      Clinic salaries/benefits........................    37%               32%
      Clinic rent and lease expense...................     9%                9%
      Clinic supplies.................................    12%                9%
      Other clinic costs..............................    12%               10%
      General corporate expenses......................    26%               16%
      Depreciation and amortization...................     7%                6%
      Clinic start-up expenses........................     0%                8%
                                                         ----                --
            Total expenses............................   151%              136%

Operating loss........................................   -51%              -36%
Interest expense......................................     6%                4%

      Most of the categories of expenses increased during fiscal 1998 as compared to fiscal 1997, primarily due to the fact that fiscal 1998 included a full year of operations for all acquired practices.

      Cost for clinic salary, wages and benefits increased from $1,188,415 in fiscal 1997, to $2,404,156 in fiscal 1998. This increase was mostly related to the process of moving billing and collection processes out from the medical centers staff and into the corporate staff. The reduction in personnel at the medical center level upon transferring duties to the corporate staff level did not transition in such a way as to allow for any significant costs savings. It was quickly determined after most acquisitions that many medical centers were over staffed, thus requiring many staffing changes. Most of the staffing changes would have benefited fiscal periods beyond March 31, 1998.

      General corporate expenses increased from $587,404 in fiscal 1997 to $1,655,974 in fiscal 1998. This was due in part to several issues, including operation of a departmental staff to locate, make recommendations on, hire, train and administer, all medical office personnel. Responsibilities included engaging and contracting with insurance carriers, as well as obtaining admission privileges at local hospital centers for employed physicians. Secondly, both hard and soft costs were incurred to establish a centralized collection department, designed to bill and collect net business revenues for all medical practices. Thirdly, greater than anticipated expenses were incurred to manage changes resulting from the growth oriented phase the company went through from November 1996 to May 1997. A total of nine medical centers were either acquired or started up during this time. The ability to bring all three of the above mentioned departmental staff and processes up to operational profitability took most of the end of fiscal year 1997 as well as the entire fiscal year 1998, a period of 12 to 15 months, when it was originally anticipated such processes would only take 3 to 6 months.

      Depreciation and amortization expense increased to $466,121 in fiscal 1998 from $217,029 in fiscal 1997. This increase is a direct reflection of the additional practice months in 1998 (144 in 1998, as compared to 75 in 1997).

                        MAINSTREET HEALTHCARE CORPORATION
                   Notes to Consolidated Financial Statements

      Interest expense of $364,292 in fiscal 1998 and $161,774 in fiscal 1997 is composed of those costs associated with amortization of interest on debt for long-term financing of the acquisition of physician practices, interest for the financing of accounts receivable, and interest associated with the indebtedness incurred with the issuance of 5% and 10% cumulative redeemable preferred shares.

      Operating losses (before corporate expenses and non cash items) decreased on a monthly basis during five of the final six months of fiscal 1998.

FINANCIAL CONDITION AT MARCH 31, 1998

      Working capital at March 31, 1997 was $392,653. At March 31, 1998, there was a deficit working capital of $2,663,403. Operating losses in fiscal 1998 were not offset by equity transactions as they had been in fiscal 1997.

      Management entered into a financing agreement on certain accounts receivable in October 1997. Approximately 70% of the outstanding accounts were placed into the agreement, as well as future billed revenues from those same medical centers. This financing provided MHC with some of the new capital needed to operate the practices during fiscal year 1998.

      Accounts receivable allowances for contractual adjustments and uncollectible accounts decreased from 53% of gross accounts receivable at March 31, 1997 to 46% of gross accounts receivable at March 31, 1998, due to the changes in make-up which occurred in gross receivables during the year. At March 31, 1997, outstanding accounts receivable from acquired practices represented 32% of the outstanding gross accounts receivable. Those acquired accounts had a 98% allowance. At March 31, 1998, acquired accounts receivable balances totaled only 4% of total gross accounts receivable, as the majority of those accounts were either collected or written off in fiscal 1998. The remaining 96% of gross accounts receivable was allowed for at a more defined basis for contractual adjustments and uncollectible accounts. See the table below:

                                                 1998              1997
                                            ----------         -----------
Gross accounts receivable (acquired)       $   112,617    4%   $  766,206    32%
Gross accounts receivable (generated)      $ 2,514,320   96%   $1,602,384    68%
                                             ---------          ---------
      Total gross accounts receivable      $ 2,626,937         $2,368,590
                                            ==========          =========
Allowance account (acquired)               $    61,809   55%   $  752,312    98%
Allowance account (generated)              $ 1,154,909   46%   $  506,259    32%
                                           -----------           ---------
      Total allowance account              $ 1,216,718   46%   $1,258,571    53%
                                           ===========          ==========

      Total liabilities increased from $2,454,798 at March 31, 1997 to $4,702,526 at March 31, 1998 primarily as a result of indebtedness incurred in the establishment of equipment capital leases and financing accounts receivable. Increases to accounts payable and accrued expenses resulted from losses incurred in operations.

      New equity in the form of working capital was derived during fiscal year 1998 through the sale of both 5% and 10% cumulative preferred stock, and Class B common stock. This infusion of capital (approximately $550,000) provided some of the working capital needed to operate the business during fiscal year 1998.

      LIQUIDITY AND CAPITAL RESOURCES

      MHC requires capital principally to fund growth (acquire new medical centers), for working capital needs and for the retirement of indebtedness. MHC's capital requirements and working capital needs have been funded through a combination of external financing (including receivable funding and proceeds from the sale of 5% and 10% cumulative redeemable preferred stock) and credit extended by suppliers.

      SUBSEQUENT EVENTS

      In May of 1998, MHC sold substantially all of the assets of MHC to UCI Medical Affiliates, Inc. And affiliated entities ("UCI") in exchange for the assumption of certail indebtedness and certain leases of MHC and the payment of approximately $8.14 million in value, comprised of a combination of cash, a note payable and a commitment to issue common stock of UCI.

                        MAINSTREET HEALTHCARE CORPORATION
                   Notes to Consolidated Financial Statements
                          UCI MEDICAL AFFILIATES, INC.


      PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE 1998 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON TUESDAY, DECEMBER 1, 1998 AT THE EMBASSY SUITES HOTEL, 200 STONERIDGE DRIVE, COLUMBIA, SOUTH CAROLINA AT 10:00 A.M. LOCAL TIME.

            The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated October 29, 1998 and appoints each of Jerry F. Wells, Jr. and Mary M. Gardner as proxy and attorney-in-fact of the undersigned, each with full power of substitution, to vote all of the shares of common stock of UCI Medical Affiliates, Inc., a Delaware corporation, held or owned by the undersigned or standing in the name of the undersigned at the 1998 Annual Meeting of Stockholders of the Company and at any adjournments thereof, and the undersigned hereby instructs said proxies and attorneys to vote as follows:


      1. To approve the issuance of shares of Common Stock of the Company in connection with the Acquisition.


             FOR [   ]               AGAINST [   ]              ABSTAIN [   ]


      2. To approve the issuance of Warrants and underlying Common Stock in connection with the Private Placement.

             FOR [   ]               AGAINST [   ]               ABSTAIN [   ]


      3. To approve the amendment to the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company's common stock.

             FOR [   ]               AGAINST [   ]               ABSTAIN [   ]

      4.     Election of Directors:  Terms Expiring in 2001


                FOR the nominee listed below              WITHHOLD AUTHORITY
                                                    to vote as to the nominee
                A. Wayne Johnson         [   ]                       [   ]
                Ashby M. Jordan, M.D.    [   ]                       [   ]
                John M. Little, Jr., M.D.[   ]                       [   ]

      5.     To approve the adoption of the Company's 1997 Stock Incentive Plan.

             FOR [   ]               AGAINST [   ]              ABSTAIN [   ]

      6. To approve the amendment and restatement of the Company's Amended and Restated Certificate of Incorporation to give effect to a one-for-five reverse stock split.

             FOR [   ]               AGAINST [   ]              ABSTAIN [   ]



      7. To ratify the appointment of Price Waterhouse LLP as the firm of independent auditors for the Company for the fiscal year ended September 30, 1998.

             FOR [   ]               AGAINST [   ]              ABSTAIN [   ]

      8. In the discretion of each proxy and attorney-in-fact, upon any other business which may properly come before the meeting or any adjournment thereof.

      DATE:                             , 1998
           -----------------------------      ----------------------------------
                                                  (Signature)*

               (Please sign exactly as shown on the envelope addressed to you.)



      NUMBER OF SHARES:
                       ----------- ---------------------------------------------
                                          (Signature, if held jointly)
     *Note: When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian or corporate officer or partner, please give full title as such. If a corporation, please sign in corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

      THIS PROXY WILL BE VOTED AS INSTRUCTED. IN THE ABSENCE OF SUCH INSTRUCTIONS, THIS PROXY WILL BE VOTED "FOR" EACH OF THE PROPOSALS LISTED, AND THE PROXIES HEREIN NAMED WILL VOTE ON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF IN ACCORDANCE WITH THEIR JUDGMENT.

                          UCI MEDICAL AFFILIATES, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE 1998 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON TUESDAY, DECEMBER 1, 1998 AT THE EMBASSY SUITES HOTEL, 200 STONERIDGE DRIVE, COLUMBIA, SOUTH CAROLINA AT 10:00 A.M. LOCAL TIME.

      The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated October 29, 1998 and appoints each of Jerry F. Wells, Jr. and Mary M. Gardner as proxy and attorney-in-fact of the undersigned, each with full power of substitution, to vote all of the shares of common stock of UCI Medical Affiliates, Inc., a Delaware corporation, held or owned by the undersigned or standing in the name of the undersigned at the 1998 Annual Meeting of Stockholders of the Company and at any adjournments thereof, and the undersigned hereby instructs said proxies and attorneys to vote as follows:

      1. To approve the issuance of shares of Common Stock of the Company in connection with the Acquisition.


             FOR [   ]               AGAINST [   ]              ABSTAIN [   ]


      2. To approve the issuance of Warrants and underlying Common Stock in connection with the Private Placement.

             FOR [   ]               AGAINST [   ]               ABSTAIN [   ]


      3. To approve the amendment to the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company's common stock.

             FOR [   ]               AGAINST [   ]               ABSTAIN [   ]

      4.     Election of Directors:  Terms Expiring in 2001


                FOR the nominee listed below              WITHHOLD AUTHORITY
                                                    to vote as to the nominee
                A. Wayne Johnson         [   ]                       [   ]
                Ashby M. Jordan, M.D.    [   ]                       [   ]
                John M. Little, Jr., M.D.[   ]                       [   ]

      5.     To approve the adoption of the Company's 1997 Stock Incentive Plan.

             FOR [   ]               AGAINST [   ]              ABSTAIN [   ]

      6. To approve the amendment and restatement of the Company's Amended and Restated Certificate of Incorporation to give effect to a one-for-five reverse stock split.

             FOR [   ]               AGAINST [   ]              ABSTAIN [   ]


      7. To ratify the appointment of Price Waterhouse LLP as the firm of independent auditors for the Company for the fiscal year ended September 30, 1998.

             FOR [   ]               AGAINST [   ]              ABSTAIN [   ]

      8. In the discretion of each proxy and attorney-in-fact, upon any other business which may properly come before the meeting or any adjournment thereof.

      DATE:                             , 1998
           -----------------------------      ----------------------------------
                                                  (Signature)*

               (Please sign exactly as shown on the envelope addressed to you.)


      NUMBER OF SHARES:
                       ----------- ---------------------------------------------
                                          (Signature, if held jointly)
     *Note: When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian or corporate officer or partner, please give full title as such. If a corporation, please sign in corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

      THIS PROXY WILL BE VOTED AS INSTRUCTED. IN THE ABSENCE OF SUCH INSTRUCTIONS, THIS PROXY WILL BE VOTED "FOR" EACH OF THE PROPOSALS LISTED, AND THE PROXIES HEREIN NAMED WILL VOTE ON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF IN ACCORDANCE WITH THEIR JUDGMENT.